UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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HELEN OF TROY LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of:

2025 Annual General Meeting of Shareholders & Proxy Statement

Helen of Troy Limited

Helen of Troy

WHY HELEN OF TROY

Strong free cash flow including low capex needs

Disciplined track record of capital allocation

Proven M&A track record – acquired strong growth brands at favorable valuations; have divested those that don’t fit

Pegasus enables a step change investment in our brands to drive growth in core

We are an even more fully integrated operating company, building the capabilities needed to grow in a competitive consumer products landscape – new capabilities in data & analytics to better inform our marketing and sales strategy and execution, and state of the art distribution and fulfillment capabilities

Outstanding people and winning culture

MESSAGE FROM OUR INTERIM CHIEF EXECUTIVE OFFICER

Dear Shareholders:
It is my pleasure to invite you to the 2025 Annual General Meeting of Shareholders (the “Annual Meeting”) of Helen of Troy Limited (the “Company”) and inform you that the Annual Meeting will be conducted online on Wednesday, August 20, 2025, starting at 11:00 a.m. Central Daylight Time. The Annual Meeting will be held in a virtual-only meeting format via live webcast at www.virtualshareholdermeeting.com/HELE2025. You will not be able to attend the Annual Meeting in person. Please review the instructions for virtual attendance included in the “Attending and Participating in the Virtual Annual Meeting” section of the accompanying Proxy Statement.
Shareholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. You will need to provide your 16-digit control number that is on your Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) or on your proxy card if you receive materials by mail. Details regarding how to attend the Annual Meeting online, how to vote and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual General Meeting of Shareholders and Proxy Statement.
We continue to encourage you to help us reduce printing and mailing costs and conserve natural resources by submitting your proxy with voting instructions via the Internet. It is convenient and saves us significant postage and processing costs. You may also submit your proxy via telephone or by mail if you received paper copies of the proxy materials. Instructions regarding all three methods of voting are included in the Notice of Internet Availability, the proxy card and the Proxy Statement.
At our Annual Meeting, we will vote on proposals (1) to elect the eight nominees to our Board of Directors (individually referred to as "Directors" and, collectively, the “Board”), (2) to provide advisory approval of the Company’s executive compensation, (3) to approve the Helen of Troy Limited 2025 Stock Incentive Plan and (4) to appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2026 fiscal year and to authorize the Audit Committee of the Board to set the auditor’s remuneration, and transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual General Meeting of Shareholders and Proxy Statement contains information that you should consider when you vote your shares. For your convenience, you can appoint your proxy via touch-tone telephone or the Internet at:
1-800-690-6903 or WWW.PROXYVOTE.COM
It is important that you vote your shares whether or not you plan to virtually attend the Annual Meeting. If you do not plan on attending the Annual Meeting, we urge each shareholder to promptly sign and return the enclosed proxy card or appoint your proxy by telephone or online, so that your shares will be represented and voted at the Annual Meeting. If you plan to attend the Annual Meeting virtually, you may also vote online at that time. On behalf of the management team and the Board of the Company, we would like to extend a thank you to our associates for their outstanding efforts to support the Company this year and to you, our shareholders, for your continued support and confidence.
Sincerely,
Brian L. Grass
Interim Chief Executive Officer

2025 Proxy Statement	3

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Helen of Troy Limited
Clarendon House
2 Church Street
Hamilton HM11, Bermuda

DATE AND TIME	LOCATION	WHO CAN VOTE

August 20, 2025 at 11:00 a.m., Central Daylight Time	Online only at www.virtualshareholdermeeting.com/HELE2025	The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting is June 18, 2025

Items of Business	Board Recommendation
Proposal 1: To elect the eight nominees to our Board of Directors	✓ FOR each Director nominee
Proposal 2: To provide advisory approval of the Company’s executive compensation	✓ FOR
Proposal 3: To approve the Helen of Troy Limited 2025 Stock Incentive Plan	FOR
Proposal 4: To appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2026 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration
✓ FOR
We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Advance Voting Methods
E-Proxy
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 20, 2025.
In accordance with Securities and Exchange Commission (“SEC”) rules, we are furnishing proxy materials to our shareholders on the Internet, rather than by mail. We believe this e-proxy process expedites our shareholders’ receipt of proxy materials, lowers our costs and reduces the environmental impact of our Annual Meeting. The Notice, Proxy Statement and the Company’s 2025 Annual Report to Shareholders and any other related proxy materials are available on our hosted website at www.proxyvote.com. For additional information, please refer to the section “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” in the Proxy Statement. The Notice of Internet Availability of Proxy Materials and, for shareholders who previously requested electronic or paper delivery, the proxy materials, are to be distributed to shareholders on or about July 9, 2025.
By Order of the Board of Directors,
Tessa N. Judge
Chief Legal Officer
July 9, 2025

TELEPHONE 1-800-690-6903

INTERNET www.proxyvote.com

WHETHER OR NOT YOU EXPECT TO VIRTUALLY ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE. IF YOU DO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. MOST SHAREHOLDERS HAVE THREE OPTIONS FOR SUBMITTING THEIR PROXIES PRIOR TO THE ANNUAL MEETING: (1) VIA THE INTERNET, (2) BY PHONE OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO APPOINT YOUR PROXY ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES THE COMPANY SIGNIFICANT POSTAGE AND PROCESSING COSTS.

4	Helen of Troy

TABLE OF CONTENTS

Page
3	MESSAGE FROM OUR INTERIM CHIEF EXECUTIVE OFFICER
4	NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
6	ABOUT HELEN OF TROY
6	Elevate for Growth Strategy
7	Leadership Transition and Succession Plan
7	Financial Highlights
8	PROXY VOTING ROADMAP
9	Our Director Nominees to the Board of Directors
10	Corporate Governance Highlights
11	Shareholder Outreach and Engagement
12	Executive Compensation Features
12	Executive Compensation Program Aligned With Shareholders
13	INFORMATION ABOUT SOLICITATION AND VOTING
13	Solicitation of Proxies
14	Voting Securities and Record Date
14	Quorum; Voting
15	Attending and Participating in the Virtual Annual Meeting
16	CORPORATE GOVERNANCE AND BOARD MATTERS
16	Proposal 1: Election of Directors
17	Nominees for the Election of Directors
22	Corporate Governance
31	Director Compensation
33	EXECUTIVE COMPENSATION
33	Proposal 2: Advisory Approval of the Company’s Executive Compensation
34	Compensation Discussion & Analysis
56	Compensation Committee Report
57	Executive Compensation Tables
57	Summary Compensation Table
58	Employment Agreement with our Former CEO
59	Grants of Plan-Based Awards in Fiscal Year 2025
60	Outstanding Equity Awards at Fiscal Year-End 2025
61	Option Exercises and Stock Vested During Fiscal Year 2025
61	Equity Compensation Plan Information
64	Potential Payments Upon Termination or Change of Control
71	CEO Pay Ratio for Fiscal Year 2025
72	Pay Versus Performance
75	Proposal 3: Approval of the Helen of Troy Limited 2025 Stock Incentive Plan

86	AUDIT COMMITTEE MATTERS
86
Proposal 4: Appointment of Auditor and Independent Registered Public Accounting Firm for the 2026 Fiscal Year and Authorization of the Audit Committee of the Board of Directors to Set the Auditor’s Remuneration

86	Composition
86	Responsibilities
87	Audit and Other Fees Paid to our Independent Registered Public Accounting Firm
88	Audit Committee Report
89	OWNERSHIP OF OUR STOCK
89	Security Ownership of Certain Beneficial Owners and Management
90	Delinquent Section 16(a) Reports
91	ADDITIONAL INFORMATION
91	Certain Relationships - Related Person Transactions
91	Shareholder Proposals
92	Other Matters
92	Householding Materials
92	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
93	How to Obtain our Annual Report, Proxy Statement and Other Information about the Company
94	ANNEX-A - NON-GAAP FINANCIAL MEASURES
94	Reconciliation of GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP)
95	Reconciliation of GAAP Operating Income and Margin to Adjusted Operating Income and Margin (Non-GAAP)
96	Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA (Non-GAAP)
97	ANNEX-B - HELEN OF TROY LIMITED 2025 STOCK INCENTIVE PLAN

INDEX OF KEY GOVERNANCE AND RELATED INFORMATION
26	Board Committees and Meetings
24	Board Independence
71	CEO Pay Ratio for Fiscal Year 2025
44	Competitive Pay Position for our NEOs
32	Director Stock Ownership and Compensation Guidelines
54	Prohibition on Pledging and Hedging and Restrictions on Other Transactions Involving Common Stock
30	Shareholder Communications to the Board of Directors
53	Stock Ownership Guidelines of our NEOs

2025 Proxy Statement	5

ABOUT HELEN OF TROY
We provide the below highlights of certain financial information. As this is only a summary, please refer to the complete Proxy Statement, 2025 Annual Report to Shareholders and related materials before you vote.

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for our customers through a diversified portfolio of well-recognized and widely-trusted brands. We go to market under a number of brands, some of which are licensed. Our portfolio of brands includes OXO®, Hydro Flask®, Osprey®, Vicks®, Braun®, Honeywell®, PUR®, Hot Tools®, Drybar®, Curlsmith®, Olive & June® and Revlon®, among others.
We have built leading market positions through new product innovation, product quality and competitive pricing. We operate in two business segments: Home & Outdoor and Beauty & Wellness.

Elevate for Growth Strategy

Fiscal year 2025 began our Elevate for Growth Strategy, which provides our strategic roadmap through fiscal year 2030. The long-term objectives of Elevate for Growth include continued organic sales growth, further margin expansion, and accretive capital deployment through strategic acquisitions, share repurchases and capital structure management. The Elevate for Growth Strategy includes an enhanced portfolio management strategy to invest in our brands and grow internationally based upon defined criteria with an emphasis on brand building, new product introductions and expanded distribution.

We are continuing to execute our initiatives under Project Pegasus, which we expect to generate incremental fuel to invest in our brand portfolio and new capabilities. We intend to further leverage our operational scale and assets, including our new state-of-the-art distribution center, improved go-to-market structure with our North America Regional Market Organization (“RMO”), and our expanded shared services capabilities. To support our Elevate for Growth Strategy, our sustainability work puts consumers at the center of our efforts, ensuring we listen and respond to their needs by continuously enhancing our brands and products. During fiscal 2025, we completed the geographic consolidation of our Beauty & Wellness businesses, created an integrated marketing center of excellence led by our Global Chief Marketing Officer that embraces next-level data analytics and consumer insight capabilities, and further integrated our supply chain and finance functions within our shared services.
During fiscal year 2025, we navigated through a challenging macroeconomic environment including continued inflationary pressures, increased competition, lower consumer demand and discretionary spending, and resulting reduced orders from retail customers. Additionally in fiscal year 2025, we deployed over $229 million in capital towards the acquisition of Olive & June LLC (“Olive & June”) on December 16, 2024 and over $100 million in capital towards share repurchases.

6	Helen of Troy

ABOUT HELEN OF TROY
Leadership Transition and Succession Plan
On May 2, 2025, the Board appointed Brian Grass, the then CFO of the Company, to serve as interim CEO. His appointment followed Noel Geoffroy’s departure as CEO and as a director of the Company. The Board has engaged an executive search firm to identify Ms. Geoffroy’s successor as CEO with the intention of appointing the selected individual to the Board of Directors as well. On May 2, 2025, Tracy Scheuerman was appointed as our interim CFO. Ms. Scheuerman will serve an initial term ending November 2, 2025, unless the Company and Ms. Scheuerman agree to extend her service. Mr. Grass is expected to remain as the interim CEO until a permanent CEO is appointed.
Financial Highlights
The following summarizes our key financial highlights for the fiscal year ended February 28, 2025 (“fiscal year 2025” or “FY25”):

Net sales of $1,907.7 million	Operating income of $142.7 million	Net income of $123.8 million Diluted EPS of $5.37

Adjusted EBITDA* of $289.3 million	Adjusted operating income* of $252.3 million	Adjusted diluted EPS* of $7.17

*    Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted operating income and adjusted diluted EPS may be considered non-GAAP financial measures as set forth in SEC rules. See “Annex A – Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures to our results as reported under GAAP and an explanation of the reasons why the Company believes the non-GAAP financial information is useful and the nature and limitations of the non-GAAP financial measures.

2025 Proxy Statement	7

PROXY VOTING ROADMAP
We provide the below highlights of certain information in this Proxy Statement. All references in this Proxy Statement to “fiscal year” or “FY” refer to our fiscal year ending on the last day in February of that year. As this is only a summary, please refer to the complete Proxy Statement and related materials before you vote.

VOTING MATTERS:	Voting Recommendation of the Board
Proposal

Elect the eight nominees to our Board of Directors	✓ FOR each nominee
Provide advisory approval of the Company’s executive compensation	✓ FOR
Approve the Helen of Troy Limited 2025 Stock Incentive Plan	FOR
Appoint Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2026 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration
✓ FOR

8	Helen of Troy

PROXY VOTING ROADMAP
Our Director Nominees to the Board of Directors

		Director Since	Independent Director	Board Committee Membership
Director Primary Occupation	Age			A	C	N	G

Timothy F. Meeker Chairman Retired, Senior Vice President, Sales & Customer Development Bristol-Myers Squibb	78	2004	✓			■

Krista L. Berry Retired, Chief Revenue Officer Everlane Inc.	60	2017	✓	■		■	■

Vincent D. Carson Retired, Chief Legal Officer and Secretary Helen of Troy Limited	65	2018	✓		■	■

Thurman K. Case Retired, Chief Financial Officer Cirrus Logic, Inc.	68	2017	✓	■, E			■

Tabata L. Gomez Chief Marketing Officer McCormick & Company, Inc.	44	2022	✓				■

Elena B. Otero Retired, Chief Marketing Officer - International The Clorox Company	60	2022	✓		■

Beryl B. Raff Retired, Chairman & CEO Helzberg Diamond Shops, Inc.	74	2014	✓	■

Darren G. Woody President & CEO Jordan Foster Construction, LLC	65	2004	✓		■	■	■

A Audit	C Compensation	N Nominating	G Corporate Governance
E Audit Committee Financial Expert			■	Chair	■	Member

2025 Proxy Statement	9

PROXY VOTING ROADMAP
Board Nominees Snapshot

BOARD INDEPENDENCE	BOARD GENDER DIVERSITY

Key Areas of Skills and Experience

7/8	Industry / Product Knowledge	5/8	Financial / Accounting	4/8	Mergers / Acquisitions

5/8	Multinational Operations	2/8	Information Technology / Digital / Cybersecurity	8/8	Corporate Strategy / Governance

5/8	Sales / Marketing
Corporate Governance Highlights
We are committed to a corporate governance approach that ensures mutually beneficial results for the Company and its shareholders. In pursuit of this approach, we have implemented the following policies:
▪We maintain separate roles for Chairman and CEO.
▪We require majority voting for all Directors.
▪We require annual election for all Directors.
▪Our Nominating Committee’s policy is to review Director qualifications and skill sets on an annual basis to maintain a balance between refreshed and seasoned Directors with knowledge of the Company’s business who reflect diverse backgrounds, qualifications and personal characteristics, including gender, race, ethnicity and age.
▪The Board receives regular reports and updates on key areas of strategy and risk for the Company, including cybersecurity, climate change and sustainability, and talent and human capital management.
▪We maintain stock ownership guidelines for both our Directors and executive officers, further aligning them with our shareholders.
▪We require independent Directors to meet in executive session without management present at every regular Board meeting and throughout the year as needed.
▪The Board of Directors periodically evaluates the rotation of committee membership and chairs.

10	Helen of Troy

PROXY VOTING ROADMAP
Shareholder Outreach and Engagement
We value our shareholders’ feedback and are committed to engaging in constructive and meaningful dialogue with our shareholders. Our shareholder outreach and engagement program is multifaceted and is designed to facilitate proactive engagement with shareholders throughout the year. The Company recognizes that dialogue and engagement with our shareholders help the Company’s management and the Board of Directors better understand shareholder priorities and perspectives on significant issues covering a range of topics, including company performance and strategy, executive compensation, corporate governance, sustainability and Board oversight of risk management. The Company and the Board of Directors consider feedback and insights from shareholders and other stakeholders as we review our programs, practices, and disclosures.

How We Interact with Shareholders	Year-Round Engagement	Annual General Meeting Engagement	Off-Season Outreach and Engagement
▪In-person or virtual meetings
▪Investor conferences
▪Annual general meeting of shareholders
▪Written correspondence with shareholders
▪Shareholders may direct communications to the Board through the Audit Committee who has undertaken on behalf of the Board to be the recipient of communications from shareholders. See “Board Committees and Meetings – Shareholder Communications to the Board of Directors.”

▪Our quarterly earnings calls and post-earnings communications provide shareholders an opportunity to hear about our financial results and strategy.
▪We participate in investor conferences and analyst meetings and meet one-on-one with shareholders in a variety of contexts and forums.

▪Leading up to the annual general meeting of shareholders, we engage with a proxy advisory firm to discuss our programs, agenda for the upcoming annual general meeting, key focus areas for their clients, new voting policies and corporate governance updates.
▪We conduct the annual general meeting virtually through a live webcast and online shareholder tools, which we believe enhances access and facilitates equal participation of shareholders. See “Information About Solicitation and Voting – Attending and Participating in the Virtual Annual Meeting.”

▪We engage in shareholder outreach and extend invitations to selected investors to discuss a variety of topics of interest and seek feedback from shareholders on such topics.
▪We engage with a proxy advisory firm to discuss the results of our most recently completed annual general meeting of shareholders and feedback relating to the meeting and to learn about key focus areas for their clients and new governance trends.

2025 Proxy Statement	11

PROXY VOTING ROADMAP
Executive Compensation Features
Overall, our executive compensation program emphasizes performance- and equity-based compensation to align it with shareholder interests and includes other practices that we believe serve shareholder interests, such as paying for performance, maintaining policies relating to clawbacks of incentive awards, and prohibitions on hedging or pledging Company stock.
Important features of our executive compensation program include the following:

Feature	Terms
Rigorous Performance Metrics	Established rigorous performance goals based on multiple metrics that are not duplicative between short-term and long-term incentive awards.
Long-Term Incentives	Established multi-year performance periods for long-term incentive awards, with minimum vesting periods for Company equity grants.
Pay for Performance
Our executive compensation programs are designed to demonstrate our execution on our pay for performance philosophy. Approximately 68% of target CEO pay (excluding a one-time promotion time-vested long-term incentive award) and an average of 48% of target pay for our other named executive officers in fiscal year 2025 was at risk based on performance of the Company.

Executive Compensation Program Aligned With Shareholders
Our executive compensation program is aligned with Company performance. During fiscal year 2025, we navigated through a challenging macroeconomic environment including continued inflationary pressures, increased competition, lower consumer demand and discretionary spending, and resulting reduced orders from retail customers. Our incentive plan results reflect Company performance. For fiscal year 2025, we made no payouts under our annual incentive plan or our long-term incentive plan. This aligns with our performance and financial results.

12	Helen of Troy

INFORMATION ABOUT SOLICITATION AND VOTING
Solicitation of Proxies
The accompanying proxy is solicited by the Board of Directors of the Company for use at its Annual Meeting, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Annual Meeting will be held in a virtual-only meeting format via live webcast at:
www.virtualshareholdermeeting.com/HELE2025
There will be no physical meeting location, as the Annual Meeting will be conducted via webcast. If you plan to attend the Annual Meeting virtually, please review the instructions for attendance included in the “Attending and Participating in the Virtual Annual Meeting” section of this Proxy Statement. A proxy may be revoked by filing a written notice of revocation or an executed proxy bearing a later date with the Secretary of the Company any time before exercise of the proxy or by attending the Annual Meeting and voting online. The Notice of Internet Availability of Proxy Materials and, for shareholders who previously requested electronic or paper delivery, the proxy materials are to be distributed to shareholders on or about July 9, 2025.
If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:
▪FOR electing the eight nominees to the Board of Directors, as set forth in Proposal 1.
▪FOR the advisory approval of the Company’s executive compensation, as set forth in Proposal 2.
▪FOR approving the Helen of Troy Limited 2025 Stock Incentive Plan, as set forth in Proposal 3.
▪FOR the appointment of Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for the 2026 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor’s remuneration, as set forth in Proposal 4.
In addition, if other matters are properly presented for voting at the Annual Meeting or any adjournment thereof, the persons named as proxies will vote on such matters in accordance with their judgment. We have not received notice of other matters that may properly be presented for voting at the Annual Meeting. Your vote is important. If you do not vote your shares, you will not have a say in the important issues to be voted upon at the Annual Meeting. For Proposal 1, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected. To pass, Proposals 2, 3 and 4 require an affirmative vote of a majority of the votes cast on each such proposal at the Annual Meeting. To ensure that your vote is recorded promptly, please submit your proxy as soon as possible, even if you plan to attend the Annual Meeting virtually.
The Annual Report to Shareholders for fiscal year 2025, including financial statements, is available on our hosted website at www.proxyvote.com. It does not form any part of the material provided for the solicitation of proxies. The financial statements for the 2025 fiscal year and the auditor’s report thereon will be laid before the shareholders at the Annual Meeting.
The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and associates of the Company may solicit the return of proxies by telephone, facsimile, electronic mail, personal interview, and other methods of communication.
We will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s common shares, par value $0.10 per share (the “Common Stock”), for which we will, upon request, reimburse the forwarding expense.

2025 Proxy Statement	13

INFORMATION ABOUT SOLICITATION AND VOTING
Voting Securities and Record Date
The close of business on June 18, 2025, is the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of June 18, 2025, there were 22,955,346 shares of Common Stock issued and outstanding, each entitled to one vote per share.
Quorum; Voting
Shareholders may hold their shares either as a “shareholder of record” or as a “street name” holder. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares, and this Proxy Statement is being provided directly to you by the Company. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, trustee or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, trustee or other nominee how to vote.
The presence of two or more persons and representing throughout the Annual Meeting, virtually or by proxy, at least a majority of the issued shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence for purposes of a quorum.
Abstentions and broker non-votes are also counted for purposes of determining whether a quorum is present. “Broker non-votes” occur when shares held in street name by a broker or nominee are represented at the Annual Meeting, but such broker or nominee is not empowered to vote those shares on a particular proposal because the broker has not received voting instructions from the beneficial owner.
Under the rules that govern brokers who are voting with respect to shares held by them in street name, if the broker has not been furnished with voting instructions by its client at least ten days before the Annual Meeting, those brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the appointment of the auditor and related matters, submitted to the shareholders in Proposal 4. Non-routine matters include the election of Directors submitted to shareholders in Proposal 1, the advisory approval of the Company’s executive compensation submitted to shareholders in Proposal 2 and the approval of the Helen of Troy Limited 2025 Stock Incentive Plan submitted to the shareholders in Proposal 3. As a result, with regard to Proposals 1, 2 and 3, brokers have no discretion to vote shares where no voting instructions are received, and no vote will be cast if you do not vote on those proposals. We therefore urge you to vote on ALL of the proposals.
If a quorum is present, for Proposal 1, each nominee for Director receiving a majority of the votes cast (the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee) at the Annual Meeting in person or by proxy shall be elected. For Proposals 3 and 4, those proposals will pass with the affirmative vote of the majority of the votes cast at the Annual Meeting in person or by proxy. For Proposal 2, the advisory votes on the executive compensation are non-binding. Although the vote of Proposal 2 is non-binding, the Compensation Committee and the Board of Directors will review and carefully consider the outcome of those advisory votes and those opinions when making future decisions regarding executive compensation programs. Notwithstanding the advisory nature of the vote, the resolution in Proposal 2 will be considered passed with the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are not counted in determining the total number of votes cast and will have no effect with respect to any of the proposals because abstentions and broker non-votes are not considered to be votes cast under the applicable laws of Bermuda. Furthermore, because brokers, banks and other nominees that do not receive voting instructions may generally vote on Proposal 4 in their discretion since it is considered a routine proposal, broker non-votes are not expected for this matter.
If within half an hour from the time appointed for the Annual Meeting to begin a quorum is not present in person or by proxy, the Annual Meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place the Board of Directors may determine, provided that at least two persons are present in person at such adjourned meeting and representing throughout such meeting, in person or by proxy, at least a majority of the issued shares of Common Stock entitled to vote. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally called.

14	Helen of Troy

INFORMATION ABOUT SOLICITATION AND VOTING
Attending and Participating in the Virtual Annual Meeting
The Annual Meeting will be accessible through the Internet so our shareholders can participate from any geographic location with Internet connectivity. There will be no physical meeting location for the Annual Meeting.
You are entitled to virtually attend and participate in the Annual Meeting only if you were a shareholder or joint shareholder as of the close of business on June 18, 2025, the record date. All shareholders who want to attend the virtual Annual Meeting must use their issued control number to access the site.
To virtually attend and participate in the Annual Meeting, including to vote, you must access the Annual Meeting website at www.virtualshareholdermeeting.com/HELE2025 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction card provided to you with this Proxy Statement, or that is set forth within the body of the email sent to you with the link to this Proxy Statement. We encourage you to access the Annual Meeting prior to the start time. Please allow ample time for online check-in, which will begin at 10:45 a.m. Central Daylight Time. If you have difficulty accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting login page. We will have technicians available to assist you.
Regardless of whether you plan to virtually attend and participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to log on to www.proxyvote.com and vote in advance of the Annual Meeting.
We welcome questions from shareholders. If you wish to submit a question, you may do so in two ways. You may ask questions before the Annual Meeting by logging into www.proxyvote.com and entering your 16-digit control number. Alternatively, if you want to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/HELE2025 following the instructions noted above.
Questions pertinent to Annual Meeting matters will be answered during the meeting, subject to time constraints. Questions not complying with our Annual Meeting rules of conduct will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.helenoftroy.com and will remain available for at least one year after the date of the Annual Meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our Annual Meeting rules of conduct, which shareholders can view during the meeting at the virtual meeting website or during the ten days prior to the Annual Meeting at www.proxyvote.com. Shareholders can also access copies of this Proxy Statement and our Annual Report to Shareholders for the 2025 fiscal year during the Annual Meeting at the virtual meeting website.

2025 Proxy Statement	15

CORPORATE GOVERNANCE AND BOARD MATTERS

Proposal 1: Election of Directors
The bye-laws of the Company state the number of our Directors shall be established by the Board of Directors from time to time but shall not be less than two. The Board of Directors has fixed the number of Directors at eight members.
Each nominee has consented to serve as a Director if elected. Based on the recommendation of the Nominating Committee, the Board of Directors has nominated the eight candidates set forth below for election to the Board of Directors. All of the nominees were elected as directors by shareholders at the 2024 annual general meeting of shareholders and are being presented for re-election at the Annual Meeting. The Board of Directors has determined that all eight candidates, Krista L. Berry, Vincent D. Carson, Thurman K. Case, Tabata L. Gomez, Timothy F. Meeker, Elena B. Otero, Beryl B. Raff, and Darren G. Woody, are considered independent Directors as defined in the applicable listing standards for companies traded on the NASDAQ Stock Market LLC (“NASDAQ”). Therefore, the majority of persons nominated to serve on our Board of Directors are independent as so defined. Each Director elected shall serve as a Director until the next annual general meeting of shareholders or until his or her successor is elected or appointed. When the Board of Directors selects a permanent CEO, it intends to appoint the selected individual to the Board of Directors.

✓	THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE EIGHT NOMINEES SET FORTH BELOW.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Nominees for the Election of Directors
Set forth below are descriptions of the business experience of the nominees for election to our Board of Directors, as well as their qualifications:

TIMOTHY F. MEEKER

Director Since: 2004 Chairman Since: 2014

Committees: Nominating (Chair) Age: 78

Biographical Information
Since 2002, Mr. Meeker has served as President & Principal at Meeker and Associates, a privately-held management consulting firm. Mr. Meeker served as Senior Vice President, Sales & Customer Development for Bristol-Myers Squibb, a consumer products and pharmaceutical company, from 1996 through 2002. From 1989 to 1996, Mr. Meeker served as Vice President of Sales for Bristol-Myers’ Clairol Division.
Key Qualifications
Mr. Meeker has over forty years of experience in the consumer products industry resulting in extensive general management experience with responsibilities for sales, distribution, finance, human resources, customer service and facilities. In addition, he has a valued perspective on operational matters that is an asset to the Board of Directors. Mr. Meeker has served as a chairman of the National Association of Chain Drug Stores advisory committee, which allows him to bring an extensive understanding of retail mass market sales and marketing to our Board of Directors.

KRISTA L. BERRY

Director Since: 2017

Committees: Audit, Nominating, and Corporate Governance (Chair) Age: 60

Biographical Information
Ms. Berry most recently served as the Chief Revenue Officer at Everlane Inc., a digitally based retail start up, from 2017 to 2018. Prior to that, Ms. Berry served as the Chief Digital Officer and Executive Vice President of Multi Channel of Kohl’s Corporation, a department store retail chain, from 2012 to 2016. Prior to her tenure at Kohl’s, Ms. Berry served as the General Manager of North America Direct to Consumer at Nike, Inc., a multinational footwear, apparel, equipment, accessories, and services company, from 2009 to 2011, and as General Manager of North America Digital Commerce from 2007 to 2009. Ms. Berry also held various management positions and leadership roles at Target Corporation, a retail company, from 1987 to 2007. Ms. Berry serves as an Advisory Board Member of Amer Sports. Previously, Ms. Berry served on the Board of Directors of BazaarVoice from 2017 to 2019.
Key Qualifications
Ms. Berry brings retail and direct to consumer leadership experience in global brands and startups to the Board of Directors, with over twenty years of digital experience, as well as critical knowledge surrounding consumer insights, digital data, social media and product merchandising.

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CORPORATE GOVERNANCE AND BOARD MATTERS

VINCENT D. CARSON

Director Since: 2018

Committees: Compensation and Nominating Age: 65

Biographical Information
In August 2018, Mr. Carson retired from his positions as the Company’s Chief Legal Officer and Secretary, which he had held since May 2014. Prior to his appointment as Chief Legal Officer and Secretary, he served in the capacity of Senior Vice President, General Counsel and Secretary from September 2010 to April 2014. From November 2001 to September 2010, he served as Vice President, General Counsel, and Secretary of the Company. Prior to joining the Company, Mr. Carson had a 16-year legal career in private practice in El Paso, Texas.
Key Qualifications
As a result of his prior service as the Company’s Chief Legal Officer and Secretary, Mr. Carson brings his unique knowledge of the Company and our industry to the Board of Directors. This experience and knowledge of the Company’s structure, the consumer products industry and Federal, state, local and foreign jurisdictions bring great value and benefit to our Board of Directors and the Company.

THURMAN K. CASE

Director Since: 2017

Committees: Audit (Chair) and Corporate Governance Age: 68

Biographical Information
Mr. Case was the Chief Financial Officer of Cirrus Logic, Inc., a leader in high performance, low-power integrated circuits for audio and voice signal processing applications, from February 2007 to May 2022. Prior to that, Mr. Case served in various positions at Cirrus Logic, including as Vice President, Treasurer, Financial Planning and Analysis from 2004 to 2007, Vice President, Finance from 2002 to 2004, and Director of Finance from 2000 to 2002. Before his tenure at Cirrus Logic, Mr. Case served in a variety of financial leadership positions, including at Case Associates, Inc. and Public Service Company of New Mexico, an electric utilities company. Mr. Case serves on the Board of Directors for Triad Semiconductor. Mr. Case received a Bachelor of Economics degree and a Master of Business Administration (“MBA”) from New Mexico State University.
Key Qualifications
Mr. Case brings broad experience in business strategy, operations, accounting, information technology, mergers and acquisitions, auditing and SEC reporting matters to the Board of Directors. In addition, his experience as a public company executive contributes to his knowledge of corporate governance and public company matters.

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CORPORATE GOVERNANCE AND BOARD MATTERS

TABATA L. GOMEZ

Director Since: 2022

Committees: Corporate Governance Age: 44

Biographical Information
Ms. Gomez has served as the Chief Marketing Officer of McCormick & Company Inc. (“McCormick”), a spice and extract manufacturing company, since November 2023. In her role, she leads the global marketing organization and is a member of the Global Operating Committee of McCormick. Prior to joining McCormick, Ms. Gomez served as Chief Marketing Officer for the Tools & Outdoor segment of Stanley Black & Decker Inc., a manufacturer of industrial tools and household hardware, since September 2022, where she oversaw a $14 billion portfolio of brands. She also served as President of the Global Hand Tools, Accessories & Storage Group, a business unit within Stanley Black & Decker, Inc. Prior to her time at Stanley Black & Decker Inc., Ms. Gomez worked at Coty, Inc., a manufacturer and marketer of fragrances, cosmetics, hair care and other beauty products, where she was Vice President of Rimmel. She also spent 13 years at The Procter & Gamble Company in the United States (“U.S.”), Europe, and Latin America where she served in roles of increasing responsibility in brand management, marketing and innovation. Ms. Gomez holds a Bachelor of Arts in International Relations from the Universidad Iberoamericana in Mexico City.
Key Qualifications
Ms. Gomez brings expertise in global marketing, brand leadership, profit & loss management and licensed product management to the Board of Directors. With broad international experience in Latin America, Europe and Asia, Ms. Gomez also provides the Board with critical international perspectives.

ELENA B. OTERO

Director Since: 2022

Committees: Compensation Age: 60

Biographical Information
Ms. Otero is a former executive in the international division of The Clorox Company, a manufacturer and marketer of consumer products, where she served as Chief Marketing Officer, eCommerce Officer and Strategy & Growth Officer from 2016 until her retirement in 2021. She previously served as Vice President of Marketing and General Manager of Clorox’s Home Care International business unit from 2010 to 2016 and as Vice President of Marketing and General Manager of Clorox’s Greenworks International business unit from 2008 to 2010. Prior to these roles, Ms. Otero held leadership positions in Latin America from 2002 to 2008, including responsibility for Clorox’s business operations in Puerto Rico, the Caribbean, Central America and South America. Prior to that, from 1990 to 2002, Ms. Otero held marketing leadership positions across multiple categories and brands at The Procter & Gamble Company.
Key Qualifications
Ms. Otero brings to the Board of Directors over thirty years of global consumer products experience, primarily in marketing, growth and strategy, ecommerce, and general management. Her experience in leading global marketing across forty countries also provides the Board with critical international perspectives.

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CORPORATE GOVERNANCE AND BOARD MATTERS

BERYL B. RAFF

Director Since: 2014

Committees: Audit Age: 74

Biographical Information
Since April 2009 until her retirement in July 2022, Ms. Raff served as Chairman and Chief Executive Officer at Helzberg Diamond Shops Inc. (“Helzberg Diamonds”), a jewelry retailer and a wholly-owned subsidiary of Berkshire Hathaway Inc. Through June 2023, Ms. Raff continued to advise and consult the Helzberg Diamonds’ executive team as non-executive Chairman of the Board. From 2005 through April 2009, she served as Executive Vice President-General Merchandise Manager for the fine jewelry division of J.C. Penney Company, Inc., a retailer of apparel and home furnishings. From 2001 through 2005, Ms. Raff served as Senior Vice President-General Merchandise Manager for the fine jewelry division of J.C. Penney. Prior to joining J.C. Penney, Ms. Raff served in various leadership roles at Zale Corporation, a national retail jewelry chain, last serving as its Chairman and Chief Executive Officer. In May 2021, Ms. Raff was appointed to the Board of Directors of Academy Sports and Outdoors, Inc., where she serves as the Chair of the Compensation Committee. Ms. Raff served on the Board of Directors of Group 1 Automotive, Inc., an automotive retail operator, from 2007 to 2015. At Group 1 she was a member of the Compensation Committee of its Board of Directors and Chair of the Governance/Nomination Committee. Ms. Raff served on the Board of Directors of The Michaels Companies, Inc. from September 2014 through April 2021, a national retail chain of arts and crafts specialty stores, and was a member of its Compensation Committee. Ms. Raff has previously served as a Director of the National Association of Corporate Directors Heartland Chapter, a non-profit organization dedicated to excellence in board leadership. From 2001 through February 2011, Ms. Raff served on the Board of Directors, the Corporate Governance Committee and the Compensation Committee (which she chaired from 2008 to 2011) of Jo-Ann Stores, Inc., a national specialty retailer of craft, sewing and decorating products. Ms. Raff graduated from Boston University with a Bachelor of Business Administration degree and from Drexel University with an MBA.
Key Qualifications
Ms. Raff is well known throughout the retail industry and brings to the Board of Directors her experience and perspective as an outstanding merchant and multi-store retail executive. The Board benefits from Ms. Raff’s extensive knowledge of the retail industry and her valuable insight on how the Company can best serve its retail partners. Ms. Raff’s current and previous service on other boards, including public companies, also provides important perspectives on key corporate governance matters.

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CORPORATE GOVERNANCE AND BOARD MATTERS

DARREN G. WOODY

Director Since: 2004

Committees: Compensation (Chair), Nominating, and Corporate Governance Age: 65

Biographical Information
Mr. Woody is President and Chief Executive Officer of Jordan Foster Construction, LLC, a construction firm with offices in Austin, Dallas, El Paso, Houston, and San Antonio, Texas and field operations throughout the Southwest. The firm specializes in highway, military, commercial, and multi-family construction. He has served in this capacity since August of 2000. Previously, Mr. Woody was a partner in the law firm of Krafsur, Gordon, Mott, Davis and Woody P.C., where he specialized in real estate, business acquisitions and complex financing arrangements.
Key Qualifications
Mr. Woody brings a multi-disciplined perspective to our Board of Directors given his executive leadership and legal experience. This background enables him to provide valuable input with regard to many of the Company’s legal matters, significant transactional negotiations and the management of challenging complex projects. His tenure with the Company provides an important historical perspective.

The following charts summarize the independence and gender diversity of the Director nominees:

BOARD INDEPENDENCE	BOARD GENDER DIVERSITY

2025 Proxy Statement	21

CORPORATE GOVERNANCE AND BOARD MATTERS
The table below summarizes the key areas of skills and experience that our Nominating Committee and Board of Directors considered in nominating these Directors:

	Meeker	Berry	Carson	Case	Gomez	Otero	Raff	Woody
Key Areas of Skills and Experience
Industry / Product Knowledge	■	■	■	■	■	■	■
Multinational Operations		■	■	■	■	■
Sales / Marketing	■	■			■	■	■
Financial / Accounting	■	■		■			■	■
Information Technology / Digital / Cybersecurity		■		■
Mergers / Acquisitions			■	■		■		■
Corporate Strategy / Governance	■	■	■	■	■	■	■	■
Board Diversity Matrix - Demographic Background (as of June 20, 2025)
Gender Expression	Male	Female	Male	Male	Female	Female	Female	Male
For additional information on each director’s qualifications, see our director biographies above.
Corporate Governance
Corporate governance is typically defined as the system that allocates duties and authority among a company’s shareholders, Board of Directors and management. The shareholders elect the Board and vote on extraordinary matters.
Our Corporate Governance Guidelines, as well as our Code of Ethics, and the charters of the Audit Committee, Compensation Committee, Nominating Committee, and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors are available under the “Governance” heading of the Investor Relations page of our website at the following address: www.helenoftroy.com.
The Company believes that it is in compliance with the corporate governance requirements of the NASDAQ listing standards. The principal elements of these governance requirements as implemented by the Company are:
▪affirmative determination by the Board of Directors that a majority of the Directors are independent;
▪regularly scheduled executive sessions of independent Directors; and
▪Audit Committee, Nominating Committee, Governance Committee and Compensation Committee comprised of independent Directors and having the purposes, responsibilities and authority as described below under the separate committee headings and set forth in their respective charters.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Board Composition and Structure
Identifying Nominees for Election to the Board
The Nominating Committee’s current process for identifying and evaluating nominees for Director positions consists of general periodic evaluations of the size and composition of the Board of Directors, applicable listing standards and laws, and other appropriate factors with a goal of maintaining continuity of appropriate industry expertise, business experience, leadership skills and knowledge of the Company. The Nominating Committee looks for a number of personal attributes in selecting candidates as specified in our Corporate Governance Guidelines including:
▪sound reputation and ethical conduct;
▪business and professional activities that are complementary to those of the Company;
▪the availability of time and a willingness to carry out their duties and responsibilities effectively;
▪an active awareness of changes in the social, political and economic landscape;
▪an absence of any conflicts of interest;
▪a level of health that allows for attendance and active contribution to most Board and committee meetings;
▪limited service on other boards; and
▪a commitment to contribute to our overall performance, placing it above personal interests.
As specified in our Corporate Governance Guidelines, the Nominating Committee makes efforts to maintain members on the Board who have substantial and direct experience in areas of importance to the Company. Our Nominating Committee charter provides that the Nominating Committee will seek to include candidates who reflect diverse backgrounds, qualifications and personal characteristics, including gender, race, ethnicity and age. The Nominating Committee considers all attributes, business diversity, professional qualifications, and experience of all candidates it believes will benefit the Company and increase shareholder value. The Nominating Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Company will continue to take the appropriate steps to ensure the Board has the mix of qualifications, skill sets and diversity necessary to promote the long-term interests of the Company’s shareholders.
Shareholder Recommendation of Board Candidates
The Nominating Committee will consider candidates recommended by shareholders. A shareholder desiring to nominate a candidate for election to the Board at the Annual Meeting must provide timely written notice in proper form to the Secretary of the Company, at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda in accordance with our bye-laws. To be in proper form, the notice of a Director nomination should be accompanied by supporting materials required by our bye-laws, including, among other things, written consent of the proposed candidate to serve as a Director if nominated and elected, information about the proposed nominee for Director, information about the shareholder submitting the nomination, and information about any other shareholders or beneficial owners known to support the nomination. The Nominating Committee may request that the shareholder submitting the proposed nominee furnish additional information to determine the eligibility and qualifications of such candidate. Additionally, any candidate recommended by shareholders must meet the general requirements outlined in the Company’s bye-laws and Corporate Governance Guidelines. Any shareholder recommendation will be considered for nomination as a Director at the sole discretion of the Nominating Committee. Neither the Board of Directors nor the Nominating Committee is required to nominate for election any shareholder nominee recommendation. We did not receive any such Director nominee recommendations for this year’s Annual Meeting. Under the Company’s bye-laws, if a shareholder intends to nominate a person for election to the Board of Directors directly (rather than by recommending such person as a candidate to our Nominating Committee), the shareholder must submit the nomination as described in the Proxy Statement under “Shareholder Proposals.”

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CORPORATE GOVERNANCE AND BOARD MATTERS
Board Independence
The Board has determined that the following Directors and nominees for election at the Annual Meeting are independent Directors as defined in the NASDAQ listing standards: Mr. Meeker, Ms. Berry, Mr. Carson, Mr. Case, Ms. Gomez, Ms. Otero, Ms. Raff and Mr. Woody. Each member of the Board, including each person nominated to serve on our Board of Directors, is independent, as so defined. Also, each person who served on the Board in fiscal year 2025, other than Ms. Geoffroy, was independent, as so defined. The foregoing independence determination of our Board of Directors included the determination that each of these eight nominated independent Directors, if elected and appointed to the Audit Committee, Compensation Committee, Governance Committee or Nominating Committee, respectively, is:
▪independent for purposes of membership on the Audit Committee under Rule 5605(c)(2) of the NASDAQ listing standards, that includes the independence requirements of Rule 5605(a)(2) and additional independence requirements under SEC Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
▪independent under the NASDAQ listing standards for purposes of membership on the Nominating Committee; and
▪independent under the NASDAQ listing standards and applicable SEC rules for purposes of membership on the Compensation Committee, and as a “non-employee Director” under SEC Rule 16b-3 of the Exchange Act.
Separation of Chairman and CEO Roles
The Board has separated the roles of the Chairman and the CEO in order to further diversify and strengthen its leadership structure. The Board separated these roles in recognition of the differences between the two roles and the value to the Company of having the distinct and different perspectives and experiences of a separate independent Chairman and CEO. Our CEO is responsible for the day-to-day management and supervision of the business and affairs of the Company (such as reviewing performance and allocating resources as the Company’s chief executive decision maker) and for ensuring that the directives of the Board are implemented. Our Chairman, on the other hand, is independent of management and is charged with presiding over all meetings of the Board and our shareholders and providing advice and counsel to the CEO and the Company’s other officers regarding our business and operations, as well as focusing on oversight and governance matters.
By separating the roles of CEO and Chairman, our CEO is able to focus her time and energy on managing the Company’s complex daily operations, while our Chairman can devote his time and attention to addressing matters relating to the responsibilities of our Board. Our CEO and Chairman have an excellent working relationship, and, with more than forty years of experience in the consumer products industry, our Chairman is well positioned to provide our CEO with guidance, advice, and counsel regarding the Company’s business, operations and strategy. Moreover, we believe that having a separate Chairman focused on oversight and governance matters allows the Board to more effectively perform its risk oversight role as described below. In connection with the Board’s self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that it is functioning effectively. For the foregoing reasons, we believe that our separate CEO/Chairman structure continues to be the most appropriate and effective leadership structure for the Company and our shareholders.

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CORPORATE GOVERNANCE AND BOARD MATTERS
The Board’s Oversight Responsibilities
Risk Oversight
Our management is responsible for the ongoing assessment and management of the risks we face, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, operations, acquisition and divestitures, technology and cybersecurity, governance, and legal and regulatory. The Board oversees management’s policies and procedures in addressing these and other risks and receives regular reports from senior management on areas of material risk to the Company. Additionally, each of the Board’s four committees (Audit Committee, Compensation Committee, Nominating Committee, and Governance Committee) monitor and report to the Board those risks that fall within the scope of such committee’s area of oversight responsibility. Accordingly, our Board committees have specific oversight responsibilities relating to certain aspects of risk management:

Our Audit Committee	Our Compensation Committee	Our Nominating Committee	Our Governance Committee
Directly oversees risk management relating to financial reporting, public disclosure, legal and regulatory compliance, data protection and cybersecurity. Additionally, periodically reviews with management the Company's disclosure controls and procedures, internal controls for financial reporting purposes and systems and procedures. Also responsible for assessing the steps management has taken to monitor and control these risks and exposures and evaluating guidelines and policies with respect to our risk assessment and risk management.

Directly oversees risk management relating to associate compensation, including any risks of compensation programs encouraging excessive risk-taking. For further information, see “Executive Compensation – Compensation Risks.”

Directly oversees risk management relating to Director nomination, including periodically assessing, developing and communicating with the Board concerning the appropriate criteria for nominating and appointing directors. Also considers matters associated with the independence of our Board. Additionally, oversees an annual review of the performance of the Board and its committees.
Directly oversees risk management regarding corporate governance, including periodically assessing the effectiveness of the Company's corporate governance policies in light of the applicable listing standards and laws. Also oversees programs relating to sustainability matters and periodically evaluates the effectiveness of the Company's sustainability programs and policies. Additionally, periodically evaluates the effectiveness of the Company's succession plans for the Company's senior management.
Management identifies risks, designates associated “risk owners” within the organization and receives appropriate reports from the various risk owners as conditions change. Management works with the respective Board committees as outlined above to communicate risk factors to the Board and to enable the Board to understand our risk identification, risk management and risk mitigation measures relating to strategic matters. Additional review or reporting of risks is conducted by management as needed or when requested by the Board or a committee. Additionally, the Chairman, working with the Audit Committee and the Governance Committee, assess corporate governance practices and risks.

2025 Proxy Statement	25

CORPORATE GOVERNANCE AND BOARD MATTERS
Sustainability Initiatives
We uphold rigorous corporate governance standards that support transparency, ethical business practices and long-term value creation for our stakeholders, including associates, consumers, customers, shareholders and communities. As we execute our Elevate for Growth Strategy, we seek to drive organic sales growth, expand margins and deploy capital strategically, with sustainability initiatives supporting these objectives critical to our operations and market success. This focus enhances our ability to adapt to evolving consumer expectations, mitigate risks and position us as a responsible global market participant. Our goal is that through this work we continually earn the engagement, loyalty and pride of our consumers, associates, customers, shareholders and the communities in which we live and operate. We also seek to maintain a best-in-class level of corporate governance on behalf of our stakeholders.
The Governance Committee has oversight of sustainability-related matters, including environmental, climate change and human rights. Our Vice President of Regulatory, Sustainability, and Governance, who reports to the Chief Legal Officer, leads the development and implementation of our strategic sustainability plan and reports regularly to the Board on these matters, with sustainability as a standing agenda item at scheduled quarterly Board meetings. Our goal is to align our sustainability performance with relevant standards and guidelines, such as those established by the Sustainability Accounting Standards Board (“SASB”), the Task Force on Climate-related Finance Disclosures (“TCFD”) and the Global Reporting Initiative (“GRI”). We are implementing a system intended to minimize negative impacts of our practices on the environment and continue to work on initiatives to reduce emissions in our supply chain and product use. In June 2025, we published our Sustainability Report, which aligns with relevant standards and guidelines such as those established by the SASB, the TCFD and the GRI. Our Sustainability Report summarizes our sustainability strategy and performance, including in the areas of climate change, inclusion and human capital, and environmental and natural capital management.
Information on our website, including in our Sustainability Report and our Sustainability Guiding Principles, is not part of this Proxy Statement or any other report we file with, or furnish to, the SEC, except as expressly set forth by specific reference in such filing.
Board Committees and Meetings
Our Board of Directors has four committees: the Audit Committee, the Nominating Committee, the Governance Committee, and the Compensation Committee. Our independent Directors also meet in executive sessions without management present. For further information and composition of these committees, see below and the section “Proxy Voting Roadmap – Our Director Nominees to the Board of Directors.”

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CORPORATE GOVERNANCE AND BOARD MATTERS
Audit Committee

Committee Chair Thurman K. Case Members Krista L. Berry Beryl B. Raff FY25 Meetings 4
The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the committee are to oversee, on behalf of the Company’s Board of Directors:
(1)the accounting and financial reporting processes and integrity of the Company’s financial statements,
(2)the audits of the Company’s financial statements and the appointment, compensation, qualifications, independence, and performance of our independent registered public accounting firm,
(3)our compliance with legal and regulatory requirements,
(4)the staffing and ongoing operation of our internal audit function, and
(5)working with the full Board, risks related to data protection and cybersecurity.
Other responsibilities:
▪Meets periodically with our CFO and other appropriate officers in the discharge of its duties
▪Reviews the content and enforcement of the Company’s Code of Ethics
▪Consults with legal counsel on various legal compliance matters and on other legal matters if those matters could materially affect our financial statements
The Board of Directors has determined that each of the members of the Audit Committee is independent as previously described. In addition, the Board of Directors determined that Mr. Case qualifies as the “audit committee financial expert” (as defined by in Item 407(d)(5) of Regulation S-K promulgated by the SEC). Additionally, the Board of Directors determined that all of the members of the Audit Committee meet the requirement of the NASDAQ listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Compensation Committee

Committee Chair Darren G. Woody Members Vincent D. Carson Elena B. Otero FY25 Meetings 4
The Compensation Committee operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the committee are to:
(1)evaluate and approve the corporate goals and objectives set by the CEO,
(2)evaluate the CEO’s performance in light of those goals and objectives,
(3)make recommendations to the Board of Directors with respect to CEO and other named executive officer compensation, incentive compensation plans and equity-based plans,
(4)oversee the administration of our incentive compensation plans and equity-based plans,
(5)make recommendations with respect to non-employee director compensation,
(6)review and discuss with management the Company’s Compensation Discussion & Analysis required by SEC rules and regulations to be included in the Company’s Proxy Statement and annual report on Form 10-K, and
(7)produce an annual report on executive compensation for inclusion in the Company’s proxy statement.
The Board of Directors has determined that the members of this committee are independent as previously described. In addition to formal meetings, the committee also conducted numerous informal telephonic discussions and consulted its legal advisors and independent compensation consultant throughout the year. The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors. The Compensation Committee engaged Frederic W. Cook & Company (“FW Cook”) as its independent compensation consultant to assist the Compensation Committee with its compensation decisions for our named executive officers and Directors for fiscal year 2025. The Compensation Committee has determined that FW Cook had no conflicts of interest relating to its engagement by the Compensation Committee.

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CORPORATE GOVERNANCE AND BOARD MATTERS
Nominating Committee

Committee Chair Timothy F. Meeker Members Krista L. Berry Vincent D. Carson Darren G. Woody FY25 Meetings 1
The Nominating Committee operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the Nominating Committee are to:
(1)recommend to our Board of Directors individuals qualified to serve on our Board of Directors for election by shareholders at each annual general meeting of shareholders and to fill vacancies on the Board of Directors, and
(2)develop and communicate with the Board criteria for selecting new Directors.
Other responsibilities:
▪Oversees the evaluation of the Directors and seeks to annually review Director qualifications and skill sets with the goal of maintaining fresh perspectives on the Board and complementing the skill sets of the other Directors
▪Receives recommendations from its members, other members of the Board of Directors, outside advisors, and consultants for candidates to be considered for the Board
▪Receives recommendations from its members or other members of the Board of Directors for candidates to be appointed to committee positions, reviews and evaluates such candidates and makes recommendations to the Board of Directors for nominations to fill or add committee positions

Governance Committee

Committee Chair Krista L. Berry Members Thurman K. Case Tabata L. Gomez Darren G. Woody FY25 Meetings 4
The Governance Committee operates under a written charter that has been adopted by the Board of Directors.
The primary purposes and responsibilities of the Governance Committee are to:
(1)develop, assess and recommend to the Board our corporate governance policies,
(2)evaluate, develop and recommend to the Board succession plans for all of our senior management, and
(3)assist the Board in overseeing programs relating to sustainability and governance matters.
Other responsibilities:
▪Works with the Compensation Committee to develop and recommend succession plans to the Board of Directors
▪Periodically evaluate the effectiveness of sustainability programs and policies in light of the Company’s corporate goals and objectives and, if appropriate, make recommendations to the Board

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CORPORATE GOVERNANCE AND BOARD MATTERS
Meetings of the Board of Directors and its Committees
The Board of Directors held four regularly scheduled meetings and one other meeting during fiscal year 2025. Each Director who was a member of the Board of Directors in fiscal year 2025 attended all of the Board of Director meetings and committee meetings for which they were members. Our policy regarding Director attendance at the annual general meetings of shareholders is that we encourage and expect, but do not require, the members of the Board of Directors to attend annual general meetings of shareholders. All of our Directors who were members of the Board at the time of the 2024 virtual annual general meeting of shareholders attended that meeting.
Committee Rotation
The Board will consider the rotation of committee assignments and of committee chairs at such intervals as the Board determines on the recommendation of the Nominating Committee. Consideration of rotation will seek to balance the benefits derived from continuity and experience, on the one hand, and the benefits derived from gaining fresh perspectives and enhancing a Director’s understanding of different aspects of our business and enabling functions. The Board did not rotate any committee chairs in fiscal year 2025.
Executive Sessions
Independent Directors regularly meet without management present. In regard to executive sessions, any independent Director has the authority to call meetings of independent Directors.
Shareholder Communications to the Board of Directors
Any record or beneficial owner of the Company’s Common Stock who has concerns about accounting, internal accounting controls or auditing matters relating to the Company may contact the Audit Committee directly. Any record or beneficial owner of our Common Stock who wishes to communicate with the Board of Directors on any other matter should also contact the Audit Committee. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from shareholders relating to the Company. If particular communications are directed to the full Board, independent Directors as a group or individual Directors, the Audit Committee will route these communications to the appropriate Directors or committees so long as the intended recipients are clearly stated.
Communications intended to be anonymous may be made by calling our hotline service at 844-317-9054 or online at www.helenoftroy.ethicspoint.com. If calling, please identify yourself as a shareholder of the Company intending to communicate with the Audit Committee. This third-party service undertakes to forward the communications to the Audit Committee if so requested and clearly stated. You may also send communications intended to be anonymous by mail, without indicating your name or address, to Helen of Troy, 201 E. Main Street, Suite 300, El Paso, Texas, 79901, USA, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.
Communications from associates or agents of the Company will not be treated as communications from our shareholders, unless the associate or agent clearly indicates that the communication is made solely in the person’s capacity as a shareholder.

30	Helen of Troy

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Compensation
Under the Company’s compensation guidelines, the non-employee Directors received annual compensation for their services in the form of a cash retainer equal to $100,000 and pre-tax Common Stock valued at $140,000. No changes were made to the non-employee Directors’ compensation in fiscal year 2025. The grants of Common Stock are made in quarterly equal-value installments on the first business day of each fiscal quarter based on fair market value of the Common Stock as of the close of business of the grant date. The grants of Common Stock fully vest on the grant date. The Chairman of the Board of Directors received additional annual cash compensation of $115,000. The chairperson of each committee of the Board of Directors is entitled to receive the following additional annual cash compensation fees:

Committee	Amount ($)
Audit Committee	20,000
Compensation Committee	20,000
Nominating Committee	15,000
Governance Committee	15,000
No other meeting attendance or committee fees are paid.
FW Cook assists the Board of Directors in the evaluation of the compensation of the Directors. FW Cook works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities. For further information regarding the compensation consultant, see “Board Committees and Meetings – Compensation Committee.”
Noel M. Geoffroy, our former CEO, was the only Director that was an associate of the Company during the fiscal year ended February 28, 2025. Ms. Geoffroy did not receive any remuneration for her service as a member of the Board. For further information on the compensation of Ms. Geoffroy, see “Executive Compensation Tables – Summary Compensation Table.” The following table summarizes the total compensation earned by all non-employee Directors during fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Krista L. Berry(3)	115,000	140,000	255,000
Thurman K. Case(4)	120,000	140,000	260,000
Vincent D. Carson	100,000	140,000	240,000
Tabata L. Gomez	100,000	140,000	240,000
Timothy F. Meeker(5)	230,000	140,000	370,000
Elena B. Otero	100,000	140,000	240,000
Beryl B. Raff	100,000	140,000	240,000
Darren G. Woody(6)	120,000	140,000	260,000
(1)All non-employee Directors received a quarterly cash retainer of $25,000.
(2)Non-employee Directors received pre-tax Common Stock for services during the fiscal year. The amounts in this column are based on the grant date fair values of $124.37, $106.31, $53.58 and $73.79 per share on March 1, June 3, September 3, and December 2, 2024, respectively, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Each of the restricted stock awards vested on the grant date. With respect to stock awards, approximately 30 percent of the value of the grant is settled with cash in order for the Directors to satisfy any tax liabilities associated with the grant.
(3)For her services as Chair of the Governance Committee, Ms. Berry received annual cash fees of $15,000, payable quarterly.
(4)For his services as Chair of the Audit Committee, Mr. Case received annual cash fees of $20,000, paid quarterly.
(5)For his services as Chairman of the Board and Chair of the Nominating Committee, Mr. Meeker received annual cash fees of $115,000 and $15,000, respectively, payable quarterly.
(6)For his services as Chair of the Compensation Committee, Mr. Woody received annual cash fees of $20,000, paid quarterly.

2025 Proxy Statement	31

CORPORATE GOVERNANCE AND BOARD MATTERS
Director Stock Ownership and Compensation Guidelines
The Compensation Committee and the Board of Directors believe that non-employee Directors should own and hold Common Stock to further align their interests and actions with the interests of our shareholders. Accordingly, our non-employee Directors are subject to stock ownership and holding guidelines, which are monitored by the Compensation Committee. The guidelines for our non-employee Directors require our non-employee Directors to hold shares of Common Stock equal in value to at least three times their annual cash retainer. The Compensation Committee will review stock ownership levels as of May 31 of each calendar year based on the average end-of-quarter fair market value of the Company’s common shares over the trailing four quarters. Directors are required to reach the applicable ownership level within five years after first becoming subject to the guidelines. Until a Director reaches the applicable milestone, he or she must hold and may not sell any shares (except to meet tax withholding obligations). Once the ownership level is met, he or she must hold and may not sell shares if doing so would cause his or her ownership to fall below that level. As of the date of this Proxy Statement, all Directors are in compliance with our stock ownership and holding guidelines. Equity awards granted to our non-employee Directors during fiscal year 2025 were granted under the Helen of Troy Limited 2018 Stock Incentive Plan (“2018 Stock Plan”). See “Equity Compensation Plan Information – 2018 Stock Incentive Plan” for additional information.
The Board of Directors also believes compensation arrangements should be flexible enough to allow the Directors to receive a balanced mix of equity and cash. In this respect, the Board of Directors seeks to target Director compensation at a mix that keeps in mind the Board’s guidelines for achieving and maintaining stock ownership. Each Director receives approximately 30 percent of the value of the stock grant award in cash, in order to pay any tax liabilities associated with the grant. Equity awards granted to our non-employee Directors vest when granted.

32	Helen of Troy

EXECUTIVE COMPENSATION

Proposal 2: Advisory Approval of the Company’s Executive Compensation
In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of Helen of Troy Limited approve, on an advisory basis, the compensation of the Company’s NEOs disclosed in the Compensation Discussion & Analysis, the Summary Compensation Table and the related compensation tables, notes and narratives in the Proxy Statement for the Company’s 2025 Annual General Meeting of Shareholders.
This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Board of Directors previously recommended, and the shareholders approved, holding an annual “say on pay” advisory resolution. Therefore, the Company’s next “say on pay” advisory resolution after the Annual Meeting will be presented at the 2026 annual general meeting of shareholders.
Our executive compensation program emphasizes performance- and equity-based compensation to align it with shareholder interests. In addition, our executive compensation program includes other practices that we believe serve shareholder interests such as paying for performance, establishing rigorous performance goals, maintaining clawback terms for incentive awards and prohibitions on hedging or pledging Company stock. The Compensation Committee believes that the Company’s executive compensation program uses appropriate structures and sound pay practices. Accordingly, the Compensation Committee recommends a vote “For” this Proposal 2.
When casting your vote, we urge shareholders to read the Compensation Discussion & Analysis, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

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EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This Compensation Discussion and Analysis describes our executive compensation program for fiscal year 2025, including how the Compensation Committee oversees our executive compensation programs and the compensation earned by our named executive officers below, as presented in the tables under “Executive Compensation Tables.”
Executive Officers
Our current executive officers and executive officers who served during fiscal year 2025 are set forth below. We sometimes refer to our executive officers as “named executive officers” or “NEOs,” and we sometimes refer to our executive officers excluding our CEO as “other named executive officers” or “other NEOs.” Compensation for our fiscal year 2025 NEOs is presented in the tables under “Executive Compensation Tables.”

BRIAN L. GRASS Interim Chief Executive Officer	Interim CEO Since: May 2025 Age: 55

Mr. Grass joined the Company in 2006 and previously served as its CFO from 2014 until his retirement in 2021. Mr. Grass rejoined the Company in March 2023 to serve as Senior Vice President, Assistant Chief Financial Officer and began to serve as interim CFO on April 28, 2023. He was appointed to serve as CFO effective September 23, 2023. Prior to his appointment as the CFO in 2014, he served as the Company’s Assistant CFO. Prior to joining the Company, Mr. Grass spent seven years in public accounting at KPMG LLP and six years in various financial leadership roles at Tenet Healthcare Corporation, a healthcare services company.

TRACY L. SCHEUERMAN Interim Chief Financial Officer	Interim CFO Since: May 2025 Age: 54

Ms. Scheuerman joined the Company in March 2004 through its acquisition of OXO International (“OXO”), where she served as Controller for three years prior to the acquisition. OXO comprised the former Housewares segment of the Company before it was renamed Home & Outdoor in 2023. Ms. Scheuerman continued to serve as Controller of OXO until her promotion in 2008 to Vice President, Finance & Supply Chain of the Housewares segment. In 2015, Ms. Scheuerman was appointed Senior Vice President, Finance & Operations of the Housewares segment and served until her retirement in 2024. In this role, she led the financial and operational management of the OXO, Hydro Flask, and Osprey brands. After her retirement, she worked as a consultant with the Company until her appointment as interim CFO. Prior to joining OXO, Ms. Scheuerman spent two years in public accounting with KPMG LLP and six years in internal audit and finance roles at Borden Inc., a global producer of foods, non-food consumer products, and packaging and industrial products.

TESSA N. JUDGE Chief Legal Officer	CLO Since: 2022 Age: 41

Ms. Judge joined the Company in 2015 and has served as its Chief Legal Officer (“CLO”) since March 2022. She joined the Company in March 2015 as Assistant General Counsel and was promoted to General Counsel in August 2018. Prior to joining the Company, Ms. Judge worked as an attorney at the international law firm of Akin Gump Strauss Hauer & Feld LLP for seven years.

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EXECUTIVE COMPENSATION

NOEL M. GEOFFROY Former Chief Executive Officer	Former CEO Age: 54

Ms. Geoffroy joined the Company in May 2022 to serve as its Chief Operating Officer and served as the Company’s CEO from March 1, 2024 until May 2, 2025. Prior to joining the Company, Ms. Geoffroy served as Head of North America Consumer Healthcare at Sanofi S.A., a global healthcare company, and held such position since January 2019. Prior to that time, she served in various leadership roles from December 2012 to December 2018 at Kellogg Company, an American multinational food manufacturing company, most recently as President, U.S. Frozen Foods.

Executive Summary
Overview
We continued to face a challenging macroeconomic and consumer environment during fiscal year 2025. As described below, we have and are taking actions that are designed to improve our performance. In fiscal year 2025, we began our Elevate for Growth Strategy, which provides our strategic roadmap through fiscal year 2030. Our executive compensation program reflects the impact of our results and Company performance with pay realized by our NEOs during fiscal year 2025 closely aligned with the experience of our shareholders. Both our annual and long-term programs continue to support our business strategy and our short- and long-term operating and financial objectives, with rigorous performance goals and payouts that reflect Company performance.
▪We experienced continued business challenges in fiscal year 2025. We navigated through a challenging macroeconomic environment including continued inflationary pressures, increased competition, lower consumer demand and discretionary spending, and resulting reduced orders from retail customers. In response, we continued to execute the broad set of initiatives that we began implementing in fiscal year 2023 to address our business challenges, including Project Pegasus, our global restructuring plan. While many of these initiatives have already resulted in benefits to the Company, these actions are part of a multi-year plan with a portion of the expected savings to occur in fiscal years 2026 and 2027 that we expect will generate investments for our brand portfolio.
▪Our results under our incentive plans reflect Company performance. For fiscal year 2025, our incentive compensation aligns with our performance and financial results for the applicable performance periods. Although we experienced a challenging macroeconomic and consumer environment during fiscal year 2025, the Compensation Committee did not make any in-flight changes to our fiscal year 2025 compensation program for our NEOs or apply its discretion to increase any incentive payouts.
•We made no payouts under our annual incentive plan for fiscal year 2025. This aligns with our financial results and is consistent with our results in fiscal year 2025 for our underlying financial metric of adjusted income, which was a threshold for an annual incentive award to be paid.
•Performance Restricted Stock Awards (“Performance RSAs”) from our long-term incentive plan vesting in fiscal year 2025 provided no payout. The performance-based award vesting for fiscal year 2025 was based on cumulative adjusted diluted EPS and relative total shareholder return during fiscal years 2023 through 2025. There was no payout under the Performance RSAs for fiscal year 2025, which aligns with our performance and financial results for the applicable performance period.
▪The Compensation Committee continues to evolve our program. While the Compensation Committee believes our compensation program continues to be aligned with our performance, it will continue to evaluate compensation plan changes based on the evolution of our competitive market, talent retention and long-term business plan.
Leadership Transition and Succession Plan
On May 2, 2025, the Board appointed Brian Grass, the then CFO of the Company, to serve as interim CEO. His appointment followed Noel Geoffroy’s departure as CEO and as a director of the Company. The Board has engaged an executive search firm to identify Ms. Geoffroy’s successor as CEO with the intention of appointing the selected individual to the Board of Directors as well. On May 2, 2025, Tracy Scheuerman was appointed as our interim CFO. Ms. Scheuerman will serve an initial term ending November 2, 2025, unless

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EXECUTIVE COMPENSATION
the Company and Ms. Scheuerman agree to extend her service. Mr. Grass is expected to remain as the Interim Chief Executive Officer until a permanent Chief Executive Officer is appointed.
Fiscal Year 2025 Financial Overview
The following summarizes our key financial highlights for fiscal year 2025*:

Net sales of $1,907.7 million	Operating income of $142.7 million	Net income of $123.8 million Diluted EPS of $5.37

Adjusted EBITDA* of $289.3 million	Adjusted operating income* of $252.3 million	Adjusted diluted EPS* of $7.17

*    Adjusted operating income, adjusted diluted EPS and adjusted EBITDA may be considered non-GAAP financial measures as set forth in SEC rules. See “Annex A – Non-GAAP Financial Measures” for a reconciliation of non-GAAP financial measures to our results as reported under GAAP and an explanation of the reasons why the Company believes the non-GAAP financial information is useful and the nature and limitations of the non-GAAP financial measures.
Shareholder Returns

THREE-YEAR CUMULATIVE RETURN BASE YEAR = 2022

*    $100 invested on February 28, 2022 in stock or index, including reinvestment of dividends. Fiscal years ending the last day of February.

FIVE-YEAR CUMULATIVE RETURN BASE YEAR = 2020

*    $100 invested on February 29, 2020 in stock or index, including reinvestment of dividends. Fiscal years ending the last day of February.

36	Helen of Troy

EXECUTIVE COMPENSATION
Recent Business Highlights and Key Strategic Accomplishments
Fiscal year 2025 began our Elevate for Growth Strategy, which provides our strategic roadmap through fiscal year 2030. The long-term objectives of Elevate for Growth include continued organic sales growth, further margin expansion, and accretive capital deployment through strategic acquisitions, share repurchases and capital structure management. The Elevate for Growth Strategy includes an enhanced portfolio management strategy to invest in our brands and grow internationally based upon defined criteria with an emphasis on brand building, new product introductions and expanded distribution.
In fiscal year 2025, the Company continued to face significant headwinds, including a challenging macroeconomic environment, continued inflationary pressures, increased competition, lower consumer demand and discretionary spending, and resulting reduced orders from retail customers. Nevertheless, we believe that with our Elevate for Growth Strategy and Project Pegasus initiatives, we have continued to build a platform for sustained growth and operational excellence. Our recent business highlights and key strategic accomplishments are as follows:
▪On December 16, 2024, completed the acquisition of Olive & June, an innovative, omni-channel nail care brand, which complements and broadens our existing Beauty portfolio beyond the hair care category and advances our Elevate for Growth Strategy to deploy accretive capital that leverages our capabilities and scale to accelerate growth, further expand margins, and drive greater earnings growth and free cash flow conversion.
▪Completed the acquisition of the Recipe Products Ltd. (“Curlsmith”) business in fiscal year 2023, which expanded our international footprint and has since been integrated into our operating structure.
▪As part of our Elevate for Growth Strategy, created an integrated marketing center of excellence led by our Global Chief Marketing Officer that embraces next-level data analytics and consumer insight capabilities and further integrated our supply chain and finance functions within our shared services.
▪Strategically repurchased shares of our Common Stock and repaid amounts outstanding under our long-term debt agreement.
▪Initiated and are continuing to execute Project Pegasus, a global restructuring plan designed to further optimize our brand portfolio, streamline and simplify the organization, accelerate and amplify cost of goods savings projects, enhance the efficiency of our supply chain network, optimize our indirect spending, and improve our cash flow and working capital, which have created operating efficiencies and provided a platform to fund growth investments. Charges resulting from Project Pegasus were completed in fiscal year 2025.
▪Gross margin and operating margins in fiscal years 2024 and 2025 were favorably impacted by our SKU rationalization efforts and lower commodity and product costs both driven by our Project Pegasus initiatives.
▪As part of Project Pegasus, created a North America RMO responsible for sales and go-to-market strategies for all categories and channels in the U.S. and Canada, further centralized certain functions under shared services, particularly in operations and finance to better support our business segments and RMOs and completed the geographic consolidation of our Beauty & Wellness businesses.

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EXECUTIVE COMPENSATION
Executive Compensation Program Aligned With Shareholders
Our executive compensation program is aligned with Company performance. The Compensation Committee believes that a substantial majority of each NEO’s compensation should be at risk and performance-based considering the scope and level of his or her business responsibilities, reflecting the financial performance of the Company and the individual performance of the executive. Overall, our executive compensation program emphasizes performance- and equity-based compensation to align it with shareholder interests. Further, our executive compensation program is designed to align our NEOs’ interests with our annual corporate goals and long-term shareholder value that promotes both a near- and long-term outlook. Our executive compensation program also includes other practices that we believe serve shareholder interests such as paying for performance and maintaining policies relating to clawbacks of incentive awards and prohibitions on hedging or pledging Company stock. Important features of our fiscal year 2025 executive compensation program include the following:

Feature	Terms
Rigorous Performance Metrics	Established rigorous performance goals based on multiple metrics that are not duplicative between short-term and long-term incentive awards.
Long-Term Incentives	Established multi-year performance periods for long-term incentive awards, with minimum vesting periods for Company equity grants.
Pay for Performance
Our executive compensation programs are designed to demonstrate our execution on our pay for performance philosophy. In fiscal year 2025, as described below, approximately 68% of target CEO pay (excluding a one-time promotion time-vested long-term incentive award) and 48%, on average, of target pay for our other NEOs was at risk based on the performance of the Company.

Accordingly, the Compensation Committee uses targeted, performance-based compensation goals for our NEOs. Multiple performance criteria have been established for both annual performance awards (based on adjusted income and net sales targets) and long-term performance awards (based on cumulative adjusted diluted EPS and relative total shareholder return targets, and for fiscal year 2025, adjusted cash flow productivity). These targets are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and discourage excessive risk-taking. Total compensation for our NEOs varies with both individual performance and the Company’s performance in achieving financial and non-financial objectives. Each NEO’s compensation is designed to reward his or her contribution to the Company’s results and objectives.
The following charts illustrate the total target compensation mix for our CEO and other NEOs, on average, but do not reflect actual compensation mix paid for fiscal year 2025. Approximately 68% of the CEO’s total target compensation mix (excluding a one-time promotion time-vested long-term incentive award) and approximately 48%, on average, of our other NEOs’ total target compensation mix represented performance-based compensation for fiscal year 2025.

CEO TARGET PAY MIX FISCAL YEAR 2025(1)	OTHER NEOs TARGET PAY MIX FISCAL YEAR 2025(2) (Average)

Time-Vested
Long-Term Incentive
15%
Base Salary
17%
68%
At risk based on
performance of the
Company
Performance-
Based Long-Term
Incentive
47%
Annual
Incentive
21%

Time-Vested
Long-Term Incentive
29%
Base Salary
23%
48%
At risk based on performance of the Company
Performance-
Based Long-Term
Incentive
29%
Annual
Incentive
19%

(1)The target long-term incentive compensation for Ms. Geoffroy, our CEO during fiscal year 2025, consisted of a mix of awards based on performance goals and three-year performance periods (75% of total award) and time-vested restricted stock awards (“RSA”) incentive awards (25% of total award), excluding Ms. Geoffroy’s one-time promotion time-vested long-term incentive award.

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EXECUTIVE COMPENSATION
(2)Other NEOs’ target pay mix represents an average of their respective compensation elements. Mr. Grass’s and Ms. Judge’s long-term incentive compensation structure for fiscal year 2025 consisted of a mix of awards based on performance goals and three-year performance periods (50% of total award) and time-vested RSA incentive awards (50% of total award).
Our incentive plan results and realized compensation for fiscal year 2025 reflect Company performance:
▪For fiscal year 2025, we made no payout under our annual incentive plan. As measured by our annual incentive plan, this reflects our results relating to the adjusted income financial metric for fiscal year 2025, which was a threshold for an annual incentive award to be paid.
▪Our long-term incentive program for the three-year performance period ended February 28, 2025 provides for Performance RSAs which contain cumulative adjusted diluted EPS and relative total shareholder return metrics that are weighted equally at 50% and measured over a three-year performance period. As measured by our long-term incentive program, the long-term incentive award for the three-year performance period ended February 28, 2025, did not achieve thresholds for both cumulative adjusted diluted EPS and relative total shareholder return. Consequently, we made no payouts to our NEOs under our long-term incentive plan for the three-year performance period ending February 28, 2025.
Although we experienced a challenging business environment during fiscal year 2025, the Compensation Committee did not make any in-flight changes to our fiscal year 2025 compensation program for our NEOs or apply its discretion to increase any incentive payouts.
Say-on-Pay Vote
At our 2024 annual general meeting of shareholders, over 91 percent of votes present (excluding abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to our compensation policies and program. Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company’s compensation program. In consideration of the results on the “Say-on-Pay” vote, the Compensation Committee acknowledged the general high-level of support received from shareholders and viewed the results as a confirmation of the Company’s executive compensation policies and decisions and that no significant changes to the Company’s compensation program in fiscal year 2025 were warranted.
The chart below illustrates the results of our shareholder votes for the advisory approval of the Company’s executive compensation for the last five annual general meetings of shareholders:
Fiscal Year 2025 Compensation Changes and Decisions
The Compensation Committee approved certain changes to the NEO’s compensation for fiscal year 2025. Each of these changes was approved after considering input from the Compensation Committee’s independent compensation consultant, FW Cook, a Compensation Peer Group (as defined below) analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data, compensation trends and, in the case of our other NEOs, the recommendations of the CEO.

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EXECUTIVE COMPENSATION
In connection with the appointment of Noel Geoffroy as CEO, we entered into an employment agreement with Ms. Geoffroy on April 25, 2023 (the “Employment Agreement”). The appointment and employment agreement were effective March 1, 2024, following our former CEO’s, Julien Mininberg, retirement and departure from the Company.
A summary of the decisions relating to our NEO’s compensation for fiscal year 2025 includes:

Executive Officer	Compensation Changes
Ms. Geoffroy
In connection with her assuming the position of CEO on March 1, 2024:
▪an annual base salary of $1,000,000;
▪eligibility to receive an annual performance bonus payable in cash at a target of 125% of her base salary under our annual incentive plan with a maximum payout of 200% of target;
▪eligibility to receive long-term incentive awards under the Company’s 2018 Stock Plan at a target of $3,800,000 (grant date fair value), consisting of a combination of: (1) Performance RSAs based on performance goals and a three-year performance period (75% of total award) with a maximum payout of 200% of target and (2) time-vested RSAs that will vest equally over a three-year period (25% of total award);
▪a one-time promotion long-term incentive award under the 2018 Stock Plan(1); and
▪certain severance benefits that are substantially the same as the benefits under her former severance agreement with the Company, other than changes resulting from her new compensation levels as CEO(2).

Mr. Grass
A $35,100 increase to Mr. Grass’s base salary, as CFO, effective March 1, 2024 to $635,100. In addition, our CFO’s target long-term incentive award was increased by $300,000, and his target annual cash performance bonus was increased from 85% to 90% of his base salary.

Ms. Judge	A $14,895 increase to our CLO’s base salary effective March 1, 2024 to $511,395. In addition, our CLO’s target annual cash performance bonus was increased from 60% to 75% of her base salary.

(1)The one-time promotion time-vested long-term incentive award to Ms. Geoffroy was granted in March 2024 with a $500,000 (grant date fair value), consisting of time-vested RSAs that would have vested equally over a three-year period. In connection with this grant, the Compensation Committee considered the input from FW Cook, the competitive marketplace, the goal of motivating talent, and her performance and overall compensation compared to the Compensation Peer Group. In connection with Ms. Geoffroy’s departure as CEO, a pro-rata portion of the grant through the date of her departure from the Company vested and the remainder of the grant was forfeited. For more information regarding the one-time promotion time-vested long-term incentive award to Ms. Geoffroy, see “Off-Cycle Awards.”
(2)In connection with Ms. Geoffroy’s departure from the Company, pursuant to the terms of the Employment Agreement, the Company provided Ms. Geoffroy with the payments required to be made to her under the Employment Agreement upon a termination without cause. For more information regarding the severance benefits, see “Potential Payments Upon Termination or Change of Control.”

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EXECUTIVE COMPENSATION
Fiscal Year 2026 Compensation Changes and Decisions
On May 2, 2025, Brian Grass began to serve as our interim CEO following Noel Geoffroy’s departure as CEO. Additionally, on May 2, 2025, Ms. Scheuerman began to serve as our interim CFO. Ms. Scheuerman will serve an initial term ending November 2, 2025, unless the Company and Ms. Scheuerman agree to extend her service. Because of the increased responsibilities of Mr. Grass during this transition period, the Compensation Committee approved certain changes to his fiscal year 2026 compensation, as described below. In connection with the appointment of Mr. Grass as interim CEO, we also entered into an amended and restated severance agreement with Mr. Grass on May 2, 2025. In connection with Ms. Geoffroy’s departure from the Company, pursuant to the terms of the Employment Agreement, the Company provided Ms. Geoffroy with the payments required to be made to her under the Employment Agreement upon a termination without cause, and Ms. Geoffroy executed and delivered a non-revocable release of claims against the Company. For additional information relating to payments and benefits upon Ms. Geoffroy’s termination of employment, see “Potential Payments Upon Termination or Change of Control.”
A summary of the changes to Mr. Grass’s compensation and Ms. Scheuerman’s compensation includes:

Executive Officer	Fiscal Year 2026 Compensation Changes and Decisions
Mr. Grass (Interim Chief Executive Officer)
Effective on his appointment as interim CEO on May 2, 2025:
▪an annual base salary of $1,000,000, which will remain in effect for the longer of (1) his tenure as interim CEO or (2) six months;
▪for fiscal year 2026, eligibility to receive an annual performance bonus payable in cash at a target equal to 125% of his base salary based on his actual base salary earned during the fiscal year, subject to the terms of the annual incentive plan;
▪eligibility to receive long-term incentive awards under the Company’s 2018 Stock Plan at a target of $3,800,000 (grant date fair value);
▪the long-term incentive awards described above will be a combination of (1) Performance RSAs based on performance goals and a three-year performance period (50% of total award) and (2) time-vested RSAs that will vest equally over a three-year period (50% of total award);
▪a one-time incentive award under the 2018 Stock Plan of $1,000,000 (grant date fair value), consisting of restricted stock awards that will vest at the end of the twelve month anniversary of the date of grant; and
▪Mr. Grass’s severance agreement was amended and restated to provide for continued and full vesting (instead of pro rata vesting) of his eligible time-vested and performance vested restricted stock awards if Mr. Grass’s employment terminates by him for good reason or retirement or by the Company other than for cause, death, disability or retirement and not in connection with a change of control.

Ms. Scheuerman (Interim Chief Financial Officer)
In connection with her appointment as interim CFO on May 2, 2025:
▪a base salary for her six month initial term of $287,500;
▪for fiscal year 2026, eligibility to receive an annual performance bonus payable in cash at a target equal to 90% of her base salary based on her actual base salary earned during the fiscal year, subject to the terms of the annual incentive plan; and
▪a one-time sign-on incentive award under the 2018 Stock Plan of $650,000 (grant date fair value), consisting of restricted stock units that will vest at the end of her initial term.
Considering that Ms. Scheuerman was appointed on an interim basis with an initial term ending November 2, 2025, she is not eligible to participate in the long-term incentive plan for fiscal year 2026.

Each of these changes was approved after considering the input from FW Cook and, in the case of Ms. Scheuerman, the recommendation of the interim CEO. The Compensation Committee approved the one-time incentive award grants considering the need to retain the services of these executives in roles involving increased responsibilities and with the goal of motivating talent. For more information regarding these incentive award grant practices, see “Off-Cycle Awards.”

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EXECUTIVE COMPENSATION
Elements of Executive Compensation
During fiscal year 2025, the Compensation Committee was responsible for approving executive compensation and overseeing the administration of our incentive and benefit plans. The Compensation Committee structured the fiscal year 2025 compensation of our NEOs as follows:

Element	Type	Terms
Base Salary	Cash	▪Fixed amount of compensation for performing day-to-day responsibilities. ▪NEOs are generally eligible for annual increases.
Annual Incentives and Bonuses	Cash	▪Competitively-based annual incentive awards for achieving short-term financial goals (such as annual adjusted income and net sales targets) and other strategic objectives.
Performance Long- Term Incentives	Performance Restricted Stock Awards (Performance RSAs)
▪Performance RSAs vest at the end of a three-year performance period.
▪Performance RSA goals are competitively designed to achieve long-term financial goals (such as cumulative adjusted diluted EPS, adjusted cash flow productivity and relative total shareholder return performance metrics) and other strategic objectives.

Time-Vested Long- Term Incentives	Time-Vested RSAs	▪Time-vested RSAs vest equally over a three-year period. ▪One-time promotion long-term incentive award to Ms. Geoffroy that vests equally on March 6, 2025, March 6, 2026 and March 6, 2027.
Other	Perquisites	▪No excessive perquisites.
Additionally, the Company’s policy is to provide severance arrangements for its executive officers, including our other NEOs. The Employment Agreement and the severance agreements with our other NEOs (“Severance Agreements”) provide certain severance and retirement benefits for our respective NEOs. Considering that Ms. Scheuerman was appointed as CFO on an interim basis with an initial term ending November 2, 2025, she has not been provided a severance agreement. For additional information regarding the Employment Agreement and the Severance Agreements and potential severance and retirement payments, see “Potential Post-Termination Benefits for our NEOs” and “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”
Overview of Compensation Practices
Oversight of our Executive Compensation Program
The Compensation Committee oversees the compensation of our NEOs and is composed entirely of independent Directors, as defined under the listing standards of NASDAQ. The Compensation Committee is responsible for evaluating the CEO’s performance in light of the goals and objectives of the Company. It also makes compensation recommendations with respect to our other NEOs, including approval of awards for incentive compensation and equity-based plans. The Compensation Committee and the Governance Committee also assist the Board of Directors in developing succession planning for our NEOs.
The Role of the CEO in Determining Other NEOs’ Compensation
The Compensation Committee, working with the CEO, evaluates and approves all compensation regarding our other NEOs. Our other NEOs report directly to our CEO who supervises the day-to-day performance of those officers. Accordingly, the CEO establishes the criteria and any targets used to determine bonuses, including the other NEOs’ individual performance and Company-based performance factors, and makes recommendations to the Compensation Committee regarding salaries, bonuses and equity awards for the other NEOs. For fiscal year 2025, management separately received advice relating to compensation programs and related matters in light of the Company’s strategy, pay philosophy, market practice and regulatory and corporate governance matters from its compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). Meridian assisted the former CEO in formulating her recommendations to the

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Compensation Committee. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations of the CEO in making its decisions and any recommendations to the Board of Directors with respect to the other NEOs’ compensation, incentive compensation plans and equity-based plans that are required to be submitted to the Board. In deliberations or approvals regarding the compensation of the other NEOs, the Compensation Committee may elect to invite the CEO to be present but not vote. In any deliberations or approvals of the Compensation Committee regarding the CEO’s compensation, the CEO is not invited to be present.
Objective of our Compensation Program
Our compensation program is designed to attract, motivate and retain key associates and to align the long-term interests of the NEOs with those of our shareholders. We believe that our compensation programs should be appropriately tailored to encourage our executive officers to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to the Company. The philosophy that the Compensation Committee uses to set executive compensation levels and structures is based on the following principles:
▪compensation for our NEOs should be linked to performance;
▪a higher percentage of compensation should be performance-based as an executive officer’s range of responsibility and ability to influence the Company’s results increase;
▪compensation should be competitive in relation to the marketplace and in consideration of sources of talent, experience and industry expertise; and
▪outstanding achievement should be recognized.
Compensation Consultant and Other Advisors
The Compensation Committee has the independent authority to hire compensation, accounting, legal, or other advisors. In connection with any such hiring, the Compensation Committee can determine the scope of the consultant’s assignments and their fees. The scope of a consultant’s services may include providing the Compensation Committee with data regarding compensation trends, assisting the Compensation Committee in the preparation of market surveys or otherwise helping it evaluate compensation decisions.
The Compensation Committee retained FW Cook as its independent compensation consultant to assist in the evaluation of the compensation packages of our CEO and other NEOs for fiscal year 2025. FW Cook works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in meeting its responsibilities. During fiscal year 2025, the services provided by FW Cook included:
▪attending Compensation Committee meetings, including executive sessions, to present and offer independent recommendations, insights and perspectives on compensation matters;
▪assessing the market competitiveness of our executive compensation program;
▪evaluating the performance targets for the NEOs annual and long-term incentive awards;
▪an analysis of the peer group used to inform our executive compensation program as described below;
▪evaluating level and competitive position of our NEOs’ compensation;
▪informing the Compensation Committee of regulatory and other developments relating to executive compensation practice; and
▪assessing the market competitiveness of our non-employee Directors’ compensation.
FW Cook has not performed any other services for the Company nor undertaken any projects on behalf of management. The Compensation Committee has determined that FW Cook had no conflicts of interest relating to its engagement by the Compensation Committee.
For fiscal year 2025, management separately received advice relating to compensation programs and related matters in light of the Company’s strategy, pay philosophy, market practice and regulatory and corporate governance matters with respect to the members of its executive committee from its compensation consultant, Meridian. Meridian has not performed any other services for the Company. As described above, the Compensation Committee has separately engaged FW Cook as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest.

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EXECUTIVE COMPENSATION
Competitive Pay Position for our NEOs
To assist in setting appropriate compensation for our NEOs, the Compensation Committee analyzed competitive market conditions drawing from publicly available executive compensation data and considering compensation trends and market practice. Furthermore, the Compensation Committee used compensation data for similar positions in a peer group analysis as a guide to setting fiscal year 2025 compensation for our NEOs. The Compensation Committee believes that a peer group analysis permits it to assess an appropriate total value and mix of pay for our NEOs and to set the compensation of our NEOs in a manner that is competitive in relation to the marketplace and in consideration of sources of talent, experience and industry expertise. Accordingly, the Compensation Committee, in consultation with FW Cook, annually reviews and approves a peer group list for consideration in determining the total compensation of our NEOs (the “Compensation Peer Group”). In compiling the Compensation Peer Group, the Compensation Committee considered any management input and the input of its independent compensation consultant. The Compensation Peer Group includes a mix of companies identified as being within our peer group by proxy advisors or recommended by our compensation consultant or management. The organizations ultimately included in the Compensation Peer Group were chosen because they are a source of talent, are within the general industry of the Company and have comparable revenues, are competitors of the Company or have similar distribution channels as the Company. The Compensation Committee screened companies included in the Compensation Peer Group with a focus on including those with revenues of one-third to three times the revenue of the Company. As necessary, the Compensation Committee supplements this analysis with additional market information with respect to our CEO’s role and external opportunities potentially available to our CEO. The changes to the Compensation Peer Group for fiscal year 2025 included the additions of Central Garden & Pet Company, The Hain Celestial Group, Inc., and Reynolds Consumer Products Inc. and the removal of Revlon, Inc. The additions to the Peer Group are direct industry competitors or have similar distribution channels to the Company and also compete with the Company for executive talent. Revlon, Inc. ceased to be a publicly traded company upon its emergence from bankruptcy in May 2023 and therefore was removed from the peer group. As a result, the Compensation Peer Group for fiscal year 2025 consisted of the following 16 companies:

Central Garden & Pet Company Church & Dwight Co., Inc. The Clorox Company Coty Inc. Edgewell Personal Care Company	Energizer Holdings, Inc. The Hain Celestial Group, Inc. La-Z-Boy Incorporated Newell Brands Inc. Nu Skin Enterprises, Inc. Prestige Consumer Healthcare Inc.	Reynolds Consumer Products Inc. Somnigroup International Inc.(1) Spectrum Brands Holdings, Inc. Tupperware Brands Corporation(2) Yeti Holdings, Inc.

(1)Tempur Sealy International, Inc. changed its name to Somnigroup International Inc. in February 2025.
(2)Tupperware Brands Corporation filed for bankruptcy protection in September 2024. Beginning in fiscal year 2026, it will cease to be included in the peer group.
While the Compensation Committee used the peer group analysis, publicly available executive compensation data and compensation trends as a guide to understand the range of compensation opportunities and competitive pay position in setting fiscal year 2025 compensation for our NEOs, it did not tie our NEOs’ compensation to specific market percentiles. In addition, the actual total compensation and/or amount of each compensation element may be more or less than peers because of factors like expertise, performance, and responsibilities. In this regard, in determining target compensation for our NEOs in fiscal year 2025, the Compensation Committee considered the input of FW Cook, the Compensation Peer Group analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data and compensation trends and, in the case of our other NEOs, the recommendations of the CEO.
The Compensation Committee considers fiscal year 2025 total compensation for our NEOs to be an appropriate total level and mix of pay, in light of the competitive market for executive level talent that can provide innovative leadership and perform demanding roles leading large global organizations. The Compensation Committee believes the compensation programs of the Company’s NEOs are closely aligned with the interests of the shareholders and reflective of the competitive marketplace for executive level talent with similar industry experience and expertise.

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Our Pay Practices and Corporate Governance
A summary of our current pay practices includes the following:

WHAT WE DO	WHAT WE DO NOT DO

  Pay for Performance – We heavily link our executive compensation program to the Company’s operating performance and the Compensation Committee’s evaluation of individual performance. We ensure that a significant portion of our NEOs’ compensation opportunities are performance-based. The amount of the payout to our NEOs is contingent on the degree to which the Company achieves pre-established performance goals that the Compensation Committee has determined are aligned with the Company’s short- and long-term operating and financial objectives.
  Focused Incentive Goals – Our annual and long-term incentive programs include multiple and rigorous performance goals that are not duplicative between short-term and long-term incentive awards. Long-term awards are measured over a three-year period. By using different performance measures in our annual cash incentive program and our long-term stock incentive program, we mitigate the risk that our NEOs would be motivated to pursue results with respect to one performance measure to the detriment of the Company as a whole.
  Compensation Recoupment Policies – In order to discourage excessive risk-taking and misconduct on the part of executive officers, our incentive plans and the employment and severance agreements with our current NEOs include a clawback provision. Under the recoupment policy adopted by the Board of Directors, the Company is required to seek recovery of erroneously awarded incentive-based compensation received by our executive officers, including NEOs, during any three-fiscal-year period prior to the date the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The recoupment policy complies with the SEC rules and the NASDAQ listing standards.

  No Incentive Compensation Performance Goals that Would Encourage Unnecessary or Excessive Risk Taking – Our annual and long-term incentive programs are designed to incorporate performance criteria that promote our short-term and long-term business strategies, build long-term shareholder value and discourage excessive risk-taking.
  No Guaranteed Bonuses – Cash bonuses are not guaranteed for our NEOs.
  No Single Trigger Payments upon a Change of Control – We do not provide “single trigger” cash payments that are prompted solely by a change of control, and unvested equity awards granted to NEOs do not provide for accelerated vesting or settlement solely upon a change of control when the surviving company assumes the equity awards.
  No Tax Gross-Ups on Change of Control Payments – We do not provide any tax gross-ups on change of control payments.
  No Pledging of Common Stock – Our Insider Trading Policy prohibits Directors and our NEOs from pledging Common Stock. None of our Directors or executive officers have any existing pledging arrangements.
  No Use of Common Stock as Collateral for Margin Loans – Directors and our NEOs are prohibited from using Common Stock as collateral for any margin loan.
  No Excessive Perquisites – Consistent with our culture, we do not provide excessive perquisites to our executives.

2025 Proxy Statement	45

EXECUTIVE COMPENSATION

WHAT WE DO	WHAT WE DO NOT DO

 Annual Shareholder “Say on Pay” – Because we value our shareholders’ input on our executive compensation programs, our Board has chosen to provide shareholders with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs in our Proxy Statement.
 Limitation on Employment Contracts – We employ all of our NEOs on an at-will basis. Each executive officer has post-termination and non-competition obligations with the Company pursuant to which the executive officer has agreed that he or she will not participate in a business that competes with us for a defined period of time.
 Stock Ownership Guidelines – Our executive officers are subject to certain stock ownership and holding requirements. The CEO is required to own Common Stock equal in value to at least four times annual salary, the CFO is required to own Common Stock equal in value to at least two times annual salary and the CLO is required to own Common Stock equal in value to at least one times annual salary.

No Hedging – Directors and our NEOs are prohibited from entering into transactions (such as trading in options) while serving as Directors or executive officers of the Company that are designed to hedge against the value of the Company’s Common Stock, which would eliminate or limit the risks and rewards of the Common Stock ownership.
  No Speculative Trading – Directors and our NEOs are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or entering into any other transaction while serving as Directors or executive officers of the Company that reflects speculation about the Common Stock price or that might place their financial interests against the financial interests of the Company.
  No Unapproved Trading Plans – Directors and our NEOs are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Director or any executive officer may trade in our Common Stock without pre-clearance.

During fiscal 2025, no NEO was party to an employment agreement other than our CEO. For further information regarding the Employment Agreement, including compensatory terms, see “Executive Summary” and “Executive Compensation Tables – Employment Agreement with our Former CEO.” The NEOs’ compensation is reviewed and determined by the Compensation Committee on an annual basis. The Compensation Committee may also review an executive officer’s compensation if that executive officer is promoted or experiences a change in responsibilities.

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Elements of the Compensation Program for our NEOs
Base Salary
We provide our NEOs with a base salary to provide a fixed amount of compensation for regular services rendered during the fiscal year. In addition, the Compensation Committee considers each executive’s job responsibilities, qualifications, experience, performance history and length of service with the Company and comparable salaries paid by our Compensation Peer Group.
The base salaries of our NEOs and applicable increases to base salaries during fiscal year 2025 were as follows:

	FY 2025 Base Salary ($)	FY 2024 Base Salary ($)	% increase
Noel M. Geoffroy(1)	1,000,000	800,000	25%
Brian L. Grass(2)	635,100	600,000	6%
Tessa N. Judge(2)	511,395	496,500	3%
(1)Ms. Geoffroy’s base salary was set in connection with her promotion to CEO effective March 1, 2024. The Employment Agreement set Ms. Geoffroy’s salary at no less than $1,000,000 per year. The Compensation Committee set her base salary based on input from FW Cook, the Compensation Peer Group analysis prepared by FW Cook, data prepared on relative pay for performance within our Compensation Peer Group, publicly available executive compensation data, and compensation trends. Ms. Geoffroy’s base salary during fiscal year 2024 related to her role as COO.
(2)The Compensation Committee, upon the recommendation of our CEO, approved the increases to Mr. Grass’s and Ms. Judge’s annual base salaries based on Mr. Grass’s and Ms. Judge’s performance and the analysis prepared by FW Cook of peer compensation for the CFO and CLO. The Compensation Committee also approved an increase of Mr. Grass’s base salary to take into account increased responsibilities that Mr. Grass assumed following his appointment as CFO, including assuming certain duties relating to investor relations, mergers and acquisitions and operational matters.
The base salaries paid to our NEOs are presented in “Executive Compensation Tables – Summary Compensation Table.” The Compensation Committee believes these annual base salaries reflect the marketplace for executive level talent with the industry experience and expertise of our NEOs.
Incentive Awards
The Compensation Committee designed our NEOs’ compensation structure to include a balance of short-term incentive compensation awarded on an annual basis and long-term incentive compensation measured and paid over a multi-year period. The Compensation Committee established what it believes are rigorous goals that are not duplicative between short-term and long-term incentive awards. Multiple performance criteria have been established for both annual performance awards (based on adjusted income and net sales targets) and long-term performance awards (based on cumulative adjusted diluted EPS and relative total shareholder return targets, and for fiscal year 2025, adjusted cash flow productivity). For performance goals and adjustments that were reported in the Company’s fiscal year 2025 Annual Report on Form 10-K, the Compensation Committee reviewed the adjustments disclosed in periodic reports, and upon certification of performance results, made no changes to those adjustments.
Although we experienced a challenging business environment during fiscal year 2025, the Compensation Committee did not make any in-flight changes to our fiscal year 2025 compensation program for our NEOs or apply its discretion to increase any incentive payouts. Additionally, the Compensation Committee had the ability to exercise negative discretion with respect to incentive awards as necessary to appropriately align compensation with performance. There was no negative discretion exercised with respect to the long-term incentive results for the three-year performance period ending on February 28, 2025.

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EXECUTIVE COMPENSATION
Annual Incentive Awards
The Compensation Committee believes that performance-based awards align our executives’ interests with our annual corporate goals and are important to the success of the Company. Accordingly, each NEO is entitled to receive an annual incentive bonus, subject to the achievement of specific performance conditions that are not duplicative of the performance conditions of the long-term incentive awards. The Compensation Committee also based the annual incentive award on two performance measures, which are intended to measure identified short-term goals of the Company. The Compensation Committee reevaluates and establishes the performance measures for all our NEOs on an annual basis to reflect shareholder input, an analysis of the Compensation Peer Group and changes in market trends. The Compensation Committee determines the performance goals and other terms for the annual performance incentive. Additionally, in connection with the making of any grant, the Compensation Committee may increase or decrease targets, thresholds or maximums for these awards.
The fiscal year 2025 annual incentive opportunity was based on the achievement of the following measures:

Performance Metric	Rationale
Adjusted Income(1)(2)	Provides focus on profitable growth and expense management
Net Sales(2)	Reinforces sustaining overall growth under our business strategy
(1)The Compensation Committee determined that adjusted income is as reported in the Company’s fiscal year 2025 Annual Report on Form 10-K. For fiscal year 2025, adjusted income was defined as GAAP net income, excluding the after-tax impacts of acquisition-related expenses, asset impairment charges, a discrete tax charge to revalue existing deferred tax liabilities due to Barbados enacting domestic corporate income tax legislation (“Barbados tax reform”), a transitional income tax benefit resulting from the recognition of a deferred tax asset in connection with the reorganization of our intangible assets (“intangible asset reorganization”), restructuring charges, amortization of intangible assets and non-cash share-based compensation.
(2)No annual incentive award to be paid if the threshold adjusted income target is not met.
The Compensation Committee sets targets after considering the Company’s fiscal year 2025 budgeted adjusted income and net sales amounts. Target adjusted income and target net sales were set consistent with the Company’s budget for fiscal year 2025. The Compensation Committee may adjust the adjusted income and net sales targets and actual results measured to determine the achievement of these targets in the event the Company or any of its subsidiaries divests any of its stock or completes an acquisition of any equity interests or assets. For fiscal year 2025, target and actual adjusted income and net sales excluded the results of operations attributed to the Olive & June acquisition from determining whether performance goals have been achieved. The Compensation Committee believes these adjustments properly modify performance results under the annual incentive plan to account for the impact of divestitures and acquisitions.
For fiscal year 2025, the Compensation Committee set the threshold, target and maximum adjusted income and net sales values at the following levels:

Performance Metric	Threshold	Target	Maximum	Weighting
Adjusted Income	$197.4 million	$232.2 million	$255.5 million	80%
Net Sales	$1.762 billion	$2.073 billion	$2.280 billion	20%
Eighty percent (80%) of the annual incentive award is based on the achievement of the adjusted income performance measure, and twenty percent (20%) is based on the achievement of the net sales performance measure. The Compensation Committee placed a higher weight on the adjusted income goal over the net sales goal because it believes that adjusted income is the most relevant and significant factor in measuring our performance. Additionally, the emphasis on the adjusted income metric reflects the importance the Board of Directors places on achieving profitability through disciplined business expansion and expense management. Since the adjusted income threshold was not achieved, no annual incentive was earned or payable with respect to fiscal year 2025. The adjusted income metric more closely aligns with the non-GAAP financial expectations we communicate to shareholders. Because we use adjusted income and adjusted EPS when we communicate our earnings expectations to our investors, we believe it is substantially correlated with our stock price performance. Additionally, the Compensation Committee believes adjusted income is more reflective of our underlying business performance compared to GAAP net income.

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The annual incentive threshold, target and maximum award for our NEOs, is based upon a percentage of such respective executive officer’s base salary for fiscal year 2025, as follows:

Name	Threshold	Target	Maximum
Ms. Geoffroy	37.5%	125%	250%
Mr. Grass(1)	27%	90%	180%
Ms. Judge	22.5%	75%	150%
(1)The Compensation Committee, upon the recommendation of our CEO, approved an increase of Mr. Grass’s target annual cash performance bonus from 85% to 90% of his base salary to take into account increased responsibilities that Mr. Grass assumed following his appointment as CFO, including assuming certain duties relating to investor relations, mergers and acquisitions and operational matters, analysis prepared by FW Cook of peer compensation for the CFO and the experience of Mr. Grass and his performance.
For adjusted income and net sales results that fall between either the threshold and the target or the target and maximum values, the payout percentage of the award of each NEO is calculated as a percent of the target amount using a non-linear curve. Additionally, none of our NEOs are entitled to that portion of the bonus attributed to any performance measure if the threshold amount associated with such performance measure is not achieved.
For fiscal year 2025, excluding the financial results from the Olive & June acquisition, the Company’s adjusted income was $162.4 million, representing 69.9% of the target measure, and the Company’s net sales were $1.88 billion, representing 90.9% of the target measure. Adjusted income and net sales are subject to adjustment in the event the Company completes an acquisition of any stock or assets. Accordingly, the financial results from the acquisition of Olive & June were excluded from adjusted income and net sales in fiscal year 2025.

Performance Metric	Weighting	Threshold	Target	Maximum	Performance as % of Target	Payout Percentage
Adjusted Income	80%	$197.4 million	$232.2 million	$255.5 million
					69.9%	0%

Net Sales	20%	$1.762 billion	$2.073 billion	$2.280 billion
					90.9%	0%
As a result, although the Company’s fiscal year 2025 net sales exceeded the applicable threshold, the Compensation Committee determined that no payouts to our NEOs were earned for fiscal year 2025 under our annual incentive plan because the adjusted income threshold was not achieved.
Long-Term Incentive Awards
The Compensation Committee believes that executive compensation should be linked, in part, to building long-term shareholder value. Additionally, equity-based compensation and ownership give our executives a continuing stake in the long-term success of the Company. These objectives are met by providing long-term incentives in the form of equity-based awards, such as Performance RSAs and time-vested RSAs. The target award values are based on the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For more information regarding the Company’s long-term equity compensation, see “Executive Compensation Tables – Equity Compensation Plan Information – 2018 Stock Incentive Plan.”

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EXECUTIVE COMPENSATION
FISCAL YEAR 2025 LONG-TERM INCENTIVE AWARD
In fiscal year 2025, pursuant to the Employment Agreement, Ms. Geoffroy’s long-term incentive compensation structure consisted of a mix of awards based on performance goals and a three-year performance period (75% of total award) and time-vested RSA incentive awards (25% of total award), excluding her one-time promotion long-term incentive award. The target long-term incentive for Ms. Geoffroy under the Employment Agreement was set at $3,800,000, 75% of which consisted of awards based on performance goals and multi-year performance periods and 25% of which consisted of time-vested RSAs that would have vested equally over a three-year period. Ms. Geoffroy was also granted a one-time promotion long-term incentive award with a grant date fair value of $500,000, consisting of time-vested RSAs that would have vested equally over a three-year period. In connection with Ms. Geoffroy’s departure from the Company, pursuant to the terms of the Employment Agreement, the Company provided Ms. Geoffroy with the payments required to be made to her under the Employment Agreement upon a termination without cause. For more information regarding the severance benefits, including the treatment of her outstanding long term incentive awards, see “Potential Payments Upon Termination or Change of Control.” For more information regarding the promotion grant to our CEO, see “Off-Cycle Awards.”
In fiscal year 2025, our other NEOs’ long-term incentive compensation structure consisted of a mix of awards based on performance goals and a multi-year performance period (50% of total award) and time-vested RSA incentive awards (50% of total award). The delayed vesting of the time-based equity awards for our NEOs requires continuous service over multiple years. For fiscal year 2025, the Compensation Committee set our CFO’s and CLO’s target long-term incentive at $1,900,000 and $950,000, respectively, 50% of which consisted of awards based on performance goals and multi-year performance periods and 50% of which consisted of time-vested RSAs that vest equally over a three-year period.
In furtherance of the above objectives, with respect to fiscal year 2025, our NEOs were eligible to receive a performance-based long-term incentive award for a three-year performance period ending February 28, 2027 (the “Fiscal Year 2025 Long-Term Incentive Grant”), pursuant to the 2018 Stock Plan. The Fiscal Year 2025 Long-Term Incentive Grant was based on the achievement of the following measures:

Performance Metric	Weighting	Rationale
Cumulative Adjusted Diluted EPS(1)	40%	Viewed by our shareholders as an important reflection of the Company’s financial health and it measures how the Company is performing with respect to profitability and value creation.
Adjusted Cash Flow Productivity(2)	20%	Measures how the Company’s operations are effectively using its investments to generate cash flow and reflects the importance of cash flow as a means of assessing the fiscal soundness of the Company.
Relative Total Shareholder Return(3)	40%	Provides a direct link between each NEO’s compensation and shareholder results, allowing their performance to be judged in comparison to peer group performance, while also allowing positive and negative adjustments for unexpected market conditions. The relative total shareholder return metric makes the performance of the Company’s Common Stock a targeted incentive.
(1)Calculated by dividing adjusted income by the number of weighted average diluted shares outstanding for each fiscal year. The cumulative adjusted diluted EPS metric is calculated as the sum of adjusted diluted EPS for each year in the performance period. The adjusted income metric is determined in the same manner as the adjusted income metric in each NEO’s annual incentive award, as described above, other than the results relating to acquisitions during the performance period, which are included in the results for purposes of achieving the long-term incentive targets.
(2)Calculated by dividing (1) net cash provided by operating activities of the Company, less capital and intangible asset expenditures, plus pre-tax cash adjustments included in adjusted income, by (2) adjusted income minus the sum of amortization of intangible assets and non-cash share based-compensation expense, net of tax, provided that for purposes of calculating the amount of the capital and intangible asset expenditures in (1) above, if the Company incurs capital expenditures for the purchase or construction of a new facility in any such fiscal year (excluding capital expenditures arising solely from the purchase of a facility in connection with an acquisition), then the total capital and intangible asset expenditures shall not exceed $35 million in such fiscal year of expenditure. The adjusted income metric is determined in the same manner as the adjusted income metric in each NEO’s annual incentive award, as described above, other than the results relating to acquisitions during the performance period, which are included in the results for purposes of achieving the long-term incentive targets.
(3)Our calculation of relative total shareholder return measures the change in our stock price during the performance period. The comparison group for purposes of the relative total shareholder return measure is the Compensation Peer Group for fiscal year 2025. The calculation assumes the reinvestment of any cash dividends paid.

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In fiscal year 2025, the Compensation Committee added the adjusted cash flow productivity performance metric to the Fiscal Year 2025 Long-Term Incentive Grant. The Compensation Committee chose this new metric for the reasons described above. Due to the importance of the cumulative adjusted EPS metric and relative total shareholder return metric to the Company’s shareholders over the long-term, the Compensation Committee elected to make these the two highest weighted metrics and weigh them in an equal manner in the determination of each NEO’s long-term incentive award. No NEO is entitled to that portion of the award attributed to any performance measure if the threshold amount associated with such performance measure is not achieved.
For the Fiscal Year 2025 Long-Term Incentive Grant, the number of shares of Common Stock that may vest with respect to relative total shareholder return measures are as follows:

Performance Level	Relative Total Shareholder Return Ranking	Percentage of Target Award
Maximum	75.0 percentile	200%
Target	50.0 percentile	100%
Threshold	25.0 percentile	50%
Below Threshold	Less than 25.0 percentile	0%
The specific cumulative adjusted diluted EPS and adjusted cash flow productivity target values for the Fiscal Year 2025 Long-Term Incentive Grant are not publicly disclosed at the time of grant due to the proprietary nature and competitive sensitivity of that information. However, the method used to calculate the awards will be based on actual performance compared to the Company’s fiscal years 2025 to 2027 targets.
The threshold, target and maximum awards of the Fiscal Year 2025 Long-Term Incentive Grant are as follows:

Name	Grant Type	Grant Date Fair Value at Target ($)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)
Ms. Geoffroy	Performance RSA	$2,850,000	11,458	22,915	45,830
Mr. Grass(1)	Performance RSA	$950,000	3,819	7,638	15,276
Ms. Judge	Performance RSA	$475,000	1,910	3,819	7,638
(1)The Compensation Committee, upon the recommendation of our CEO, approved an increase of $300,000 to Mr. Grass’s target long-term incentive award to take into account the increased responsibilities that Mr. Grass assumed following his appointment as CFO, including assuming certain duties relating to investor relations, mergers and acquisitions and operational matters, the analysis prepared by FW Cook of peer compensation for the CFO and the experience of Mr. Grass and his performance.
NO VESTING OF FISCAL YEAR 2023 LONG-TERM INCENTIVE AWARD
In fiscal year 2023, our then NEOs received a long-term incentive award consisting of Performance RSAs under the 2018 Stock Plan, with a three-year performance period that ended on February 28, 2025 (the “Fiscal Year 2023 Long-Term Incentive Grant”) with the following targets:

NEO	Grant Type	Grant Date Fair Value at Target ($)	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)
Ms. Geoffroy	Performance RSA	$762,000	1,846	3,691	7,382
Ms. Judge	Performance RSA	$600,000	1,470	2,940	5,880
Pursuant to the terms of the Fiscal Year 2023 Long-Term Incentive Grant, the amount of the long-term incentive award paid is determined based on the achievement of cumulative adjusted diluted EPS and relative total shareholder return targets. Adjusted diluted EPS is defined as adjusted income as reported in the Company’s annual report on Form 10-K, divided by weighted average diluted shares outstanding.

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EXECUTIVE COMPENSATION
Fifty percent (50%) of the Fiscal Year 2023 Long-Term Incentive Grant was based on the achievement of the cumulative adjusted diluted EPS performance measure and fifty percent (50%) of the Fiscal Year 2023 Long-Term Incentive Grant was based on the achievement of the relative total shareholder return performance measure. The comparison group for purposes of the relative total shareholder return measure was the compensation peer group approved for fiscal year 2023; however, Revlon, Inc. was not included since it was no longer a publicly traded company following its emergence from bankruptcy in May 2023. If the Company’s relative total shareholder return ranking is below the 35th percentile of the comparison group at the end of the performance period, which is the threshold, there would be no payout. If the Company’s relative total shareholder return ranking is the 50th percentile, there would be a payout at target. The maximum payout would be at a relative total shareholder return ranking of the 75th percentile. The maximum payout percentage was limited to 200% of the target.
In April 2025, the Compensation Committee certified the level of attainment of established performance goals for the Fiscal Year 2023 Long-Term Incentive Grant. For the three fiscal years ending February 28, 2025, our cumulative adjusted diluted EPS was $25.53, representing 60% of the target measure.

Performance Metric	Weighting	Threshold	Target	Maximum	Performance as % of Target	Payout Percentage
Cumulative Adjusted Diluted EPS	50%	$39.73	$42.52	$45.49	60%	0%

Additionally, for the three fiscal years ending February 28, 2025, our relative total shareholder return over the performance period was below the threshold measure. As a result, the Compensation Committee determined that no payouts to our NEOs were earned for the Fiscal Year 2023 Long-Term Incentive Grant.
Off-Cycle Awards
Off-cycle awards may generally be granted for one or more of the following reasons:
▪as an inducement to an incoming executive to join us (occasionally replacing compensation the executive will lose by leaving the prior employer) or to recognize a promotion or increased job responsibilities;
▪to provide a pro rata equity award to an incoming or promoted executive who joins us or is promoted during an ongoing performance period in which the executive is ineligible to participate under the standard 2018 Stock Plan provisions; and
▪to recognize outsized performance or contributions to special projects that drive the Company’s success, to acknowledge role expansion, to recognize service milestones or to address retention concerns or other extraordinary matters that may arise.
Any off-cycle awards to executives must be approved by the Compensation Committee or the Board. In connection with Ms. Geoffroy’s promotion to CEO, the Compensation Committee granted Ms. Geoffroy a one-time promotion long-term incentive award with a grant date value of $500,000, consisting of time-vested RSAs that would have vested equally over a three-year period. This award is reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in Fiscal Year 2025” table below. In connection with Ms. Geoffroy’s departure as CEO, a pro-rata portion of the grant through the date of her departure from the Company vested and the remainder of the grant was forfeited.
No Excessive Perquisites and Other Personal Benefits Provided to our NEOs
Historically, we have provided only a limited number of perquisites and supplemental benefits to attract talented executives to the Company and to retain our current executives. Our NEOs are entitled to participate in various benefit plans available to all full-time associates of the Company, such as a 401(k) plan (including matching contributions), group medical, group life and group dental insurance, as well as vacation and paid holidays. We believe these benefits are comparable to those provided at other companies. In addition, the Company pays or reimburses our NEOs for reasonable travel and other expenses incurred by them in performance of their obligations.

52	Helen of Troy

EXECUTIVE COMPENSATION
Potential Post-Termination Benefits for our NEOs
The Compensation Committee believes the severance and retirement provisions of the Employment Agreement and the Severance Agreements are a competitive compensation element in the executive labor market and are more beneficial to the Company and its shareholders than conducting an individual negotiation with the NEO in the event of a termination of his or her employment. The Compensation Committee believes the change of control severance benefits provide incentive for our NEOs to fully consider potential changes that are in the best interest of the Company and our shareholders, even if such changes would result in the executive’s termination. The Compensation Committee views these amounts as reasonable and appropriate for the NEOs, who may not be in a position to obtain comparable employment following a change of control. As noted above, the Employment Agreement limits the potential severance payable to our CEO over the term of the Employment Agreement for the termination events. For further information, see “Executive Compensation Tables – Potential Payments Upon Termination or Change of Control.”
Retirement benefit provisions are included in the Employment Agreement and the Severance Agreements. The Compensation Committee believes these retirement provisions further strengthen each NEO’s commitment to high performance standards by maintaining a focus on the long-term performance of the Company, covering periods even following their retirement. The Company competes for executives in a highly competitive market in which companies routinely offer similar benefits to senior executives. As a result, the Compensation Committee views these amounts as reasonable and appropriate for its NEOs and a competitive compensation element in the current executive labor market.
Stock Ownership Guidelines of our NEOs
Our NEOs are subject to stock ownership and holding requirements, which are monitored by the Compensation Committee. Under our stock ownership guidelines, (1) our CEO is required to own Common Stock equal in value to at least four times her annual salary; (2) our CFO is required to own Common Stock equal in value to at least two times his annual salary; and (3) our CLO is required to own Common Stock equal in value to at least one times her annual salary.
Under our guidelines, share ownership excludes:
▪restricted shares or restricted stock units that remain subject to achievement of performance goals or unearned performance awards; and
▪underlying stock options, whether or not in-the-money, or shares otherwise subject to a right to acquire except to the extent described below.
Our guidelines include the following as share ownership:
▪restricted shares and shares deliverable upon settlement of restricted or unrestricted stock units other than awards that remain subject to achievement of performance goals, as described above;
▪shares owned indirectly, if the individual has an economic interest in the shares; and
▪shares owned through savings plans, deferred compensation plans, or acquired through the employee stock purchase plan.
The Compensation Committee will review stock ownership levels as of May 31 of each calendar year based on the average end-of-quarter fair market value of the Company’s common shares over the trailing four quarters. Executives who are subject to our stock ownership guidelines are required to reach the applicable ownership level within five years after first becoming subject to the guidelines. If an NEO becomes subject to a greater required ownership level, due to promotion or an increase in base salary, the NEO is expected to meet the higher ownership threshold within three years.
Until an executive reaches the applicable milestone, he or she must hold and may not sell any shares (except to meet tax withholding obligations). Once the ownership level is met, he or she must hold and may not sell shares if doing so would cause his or her ownership to fall below that level. Although the Company does not require its executive officers to hold Common Stock for specified periods of time, we believe that the above holding requirements result in the ownership by our executives of significant amounts of Common Stock for substantial periods of time and align the interests of our executives with those of our shareholders. Our NEOs are in compliance with our stock ownership and holding requirements. For further information on our NEOs’ stock ownership, please see “Ownership of our Stock – Security Ownership of Certain Beneficial Owners and Management,” and for further information on our NEOs’ outstanding equity awards, please see “Executive Compensation Tables – Outstanding Equity Awards at Fiscal Year-End 2025.”

2025 Proxy Statement	53

EXECUTIVE COMPENSATION
Prohibition on Pledging and Hedging and Restrictions on Other Transactions Involving Common Stock
We have adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of Company securities by our directors, officers and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NASDAQ listing standards. Our Insider Trading Policy prohibits Directors and our NEOs from pledging Common Stock or using Common Stock as collateral for any margin loan. In addition, the Insider Trading Policy contains the following restrictions:
▪Directors and our NEOs are prohibited from engaging in transactions (such as trading in options), while serving as Directors or executive officers of the Company, designed to hedge against the value of the Company’s Common Stock, as the Board believes that these types of transactions would eliminate or limit the risks and rewards of Common Stock ownership;
▪Directors and our NEOs are prohibited from short-selling the Common Stock, buying or selling puts and calls of the Common Stock, or engaging in hedging or monetization transactions (such as zero-cost collars and forward sale contracts) that involve the establishment of a short position while serving as Directors or executive officers of the Company, as the Board believes these types of transactions reflect speculation about the Common Stock price or might place their financial interests against the financial interests of the Company;
▪Directors and our NEOs are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; and
▪Directors and our NEOs may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
Currently, none of our Directors or NEOs have any pledging or hedging arrangements in place involving Common Stock. In addition, with respect to the Company’s trading in its own securities, the Company has procedures designed to comply with applicable federal securities laws and applicable exchange listing requirements.
Equity Award Grant Practices
Equity awards are discretionary and are generally granted to our named executive officers on the first day of the applicable fiscal year. In certain circumstances, including the hiring or promotion of an officer, the Compensation Committee may approve grants to be effective at other times. The Company does not currently grant stock options or similar option-like instruments to its directors or associates, including our named executive officers. Eligible associates, including our named executive officers, may voluntarily enroll in the Helen of Troy Limited 2018 Employee Stock Purchase Plan (“ESPP”) and receive an option to purchase shares at a discount using payroll deductions accumulated during the prior six-month period. Purchase dates under the ESPP are generally the last trading day in August and February. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in fiscal year 2025, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that a publicly traded company may deduct for federal tax purposes in any one year with respect to certain of its executive officers. The Compensation Committee has considered and will continue to consider tax deductibility in structuring compensation arrangements. However, the Compensation Committee retains discretion to establish executive compensation arrangements that it believes are consistent with the principles described earlier and in the best interests of the Company and its shareholders, even if those arrangements may not be fully deductible under Section 162(m).

54	Helen of Troy

EXECUTIVE COMPENSATION
Compensation Risks
The Company has reviewed and assessed its compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage associates to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for associates and executive officers are appropriately tailored to encourage associates to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, the Company’s compensation programs are designed to provide the following: elements that reward short-term and long-term performance; incentive compensation that rewards individual and Company performance; incentive or equity compensation awards that vest based on performance and/or over time; and compensation with fixed and variable components, so that executive officers and key associates have both competitive remuneration to encourage retention and opportunities to earn more by successfully executing the Company’s business strategy.
Overall, the Compensation Committee does not believe that the compensation policies and practices give rise to risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee noted that:
▪Our compensation program is designed to provide a balanced mix of base salary, annual cash incentive compensation and long-term equity incentives, which provides the incentive to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics;
▪Our annual incentive plan provides for authority to adjust the operating results and performance targets for annual incentive bonuses to remove the impact of divestitures, in order to reduce the incentive to engage in activities that would have a short-term focus and would be inconsistent with the Company’s long-term business objectives;
▪Our employment and severance agreements with our NEOs, our stock incentive plans and our annual incentive plan include clawback provisions in the event of a financial restatement or misconduct;
▪The annual cash incentive opportunity for our CEO and other NEOs contains maximum payout levels, which helps avoid excessive total compensation and reduces the incentive to engage in unnecessarily risky behavior; and
▪Our insider trading policy prohibits executives from pledging Common Stock or using Common Stock as collateral for any margin loan and from engaging in transactions (such as trading in options) designed to hedge against the value of the Common Stock.

2025 Proxy Statement	55

EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement on Schedule 14A for the Company’s Annual Meeting and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025.
Members of the Compensation Committee:
Darren G. Woody (Chairman)
Vincent D. Carson
Elena B. Otero
This Compensation Committee Report is not “soliciting material,” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2025, no member of the Compensation Committee was an officer or associate of the Company, no member of the Compensation Committee was a former officer of the Company other than Mr. Carson and no executive officer of the Company served on the Compensation Committee (or equivalent), or the Board of Directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

56	Helen of Troy

EXECUTIVE COMPENSATION
Executive Compensation Tables
Summary Compensation Table
The following table sets forth the summary of compensation for our NEOs during the fiscal years indicated, whose total compensation exceeded $100,000 and who served as an NEO during fiscal year 2025:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Noel M. Geoffroy, Former CEO(4)	2025	1,000,000	4,300,000	(5)	—	11,324	5,311,324
	2024	800,000	1,600,000		782,442	17,925	3,200,367
	2023	442,308	1,816,000		—	3,501	2,261,809
Brian L. Grass, CFO (4)	2025	635,100	1,900,000	(6)	—	2,255	2,537,355
	2024	1,603,846	1,140,000		164,632	1,858	2,910,336
	2023	—	—		—	—	—
Tessa N. Judge, CLO	2025	511,395	950,000	(7)	—	9,708	1,471,103
	2024	496,500	950,000		235,586	9,621	1,691,707
	2023	475,000	800,000		—	8,475	1,283,475
(1)These amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Long-term incentive awards were granted in fiscal year 2025 under the 2018 Stock Plan in the form of Performance RSAs and time-vested RSAs to Ms. Geoffroy, Mr. Grass and Ms. Judge. The reported value of the Performance RSAs is computed based on the probable outcome of the performance conditions, which is “target.” For each of the NEOs, the ultimate payout for the Performance RSAs can range from zero shares to a maximum of 200% of target. Further information regarding the awards, including the assumptions and methodologies used in determining the grant date fair values, is included in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2025,” “Outstanding Equity Awards at Fiscal Year-End 2025,” “Equity Compensation Plan Information,” and in Notes 1 and 8 to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for fiscal year 2025.
(2)For further information regarding these awards, see “Grants of Plan-Based Awards in Fiscal Year 2025.”
(3)For fiscal year 2025, the following table presents the amounts included in “All Other Compensation”:

Name	401(k) Plan ($)	Group Life Insurance ($)	Other ($)		Total ($)
Ms. Geoffroy	7,569	2,255	1,500	(A)	11,324
Mr. Grass	—	2,255	—		2,255
Ms. Judge	7,268	840	1,600	(A)	9,708
(A)    Includes payments earned by Mses. Geoffroy and Judge as a health benefit incentive.
(4)Mr. Grass was appointed interim CEO on May 2, 2025. Mr. Grass previously served as the Company’s CFO from 2014 until his retirement November 1, 2021. Mr. Grass rejoined the Company in March 2023 to serve as interim CFO effective April 28, 2023 and was appointed to serve as CFO effective September 23, 2023. The information for Mr. Grass for fiscal year 2024 represents all reportable compensation from March 2023 through the end of fiscal year 2024, including while serving as interim CFO. Ms. Geoffroy served as CEO from March 1, 2024 until May 2, 2025. Ms. Geoffroy previously served as the Company’s COO from May 9, 2022 until March 1, 2024.
(5)Includes 7,638 shares subject to time-vested RSAs (or $950,000), which vest equally on March 1, 2025, March 1, 2026, and March 1, 2027, and 22,915 shares subject to Performance RSAs (or $2,850,000), which represents the target award, calculated using a price per share of $124.37, the closing market price of the Common Stock on March 1, 2024, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 45,830 shares subject to Performance RSAs (or $5,700,000). Also, includes 4,121 shares subject to time-vested RSAs (or $500,000) granted as a one-time promotion long-term incentive award in connection with her promotion to CEO effective March 1, 2024, which vest equally on March 6, 2025, March 6, 2026, and March 6, 2027, and was calculated using a price per share of $121.32, the closing market price of the Common Stock on March 6, 2024, the date of the grant. This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.
(6)Includes 7,638 shares subject to time-vested RSAs (or $950,000), which vest equally on March 1, 2025, March 1, 2026, and March 1, 2027, and 7,638 shares subject to Performance RSAs (or $950,000), which represents the target award, calculated using a price per share of $124.37, the closing market price of the Common Stock on March 1, 2024, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 15,276 shares subject to Performance RSAs (or $1,900,000). This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.
(7)Includes 3,819 shares subject to time-vested RSAs (or $475,000), which vest equally on March 1, 2025, March 1, 2026, and March 1, 2027, and 3,819 shares subject to Performance RSAs (or $475,000), which represents the target award, calculated using a price per share of $124.37, the closing market price of the Common Stock on March 1, 2024, the date of the grant. At the date of the grant, the maximum potential value of the Performance RSAs, assuming the achievement of the highest level of performance conditions, was 7,638 shares subject to Performance RSAs (or $950,000). This represents the aggregate grant date fair value of the awards, calculated in accordance with FASB ASC Topic 718.

2025 Proxy Statement	57

EXECUTIVE COMPENSATION
Employment Agreement with our Former CEO
The Company entered into the Employment Agreement with Ms. Geoffroy on April 25, 2023. The appointment to CEO and the Employment Agreement were effective March 1, 2024. The Employment Agreement replaced the severance agreement previously entered into by the Company and Ms. Geoffroy dated May 17, 2022. The Employment Agreement was terminated in connection with her departure as CEO on May 2, 2025. For additional information relating to payments and benefits upon Ms. Geoffroy’s termination of employment, see “Potential Payments Upon Termination or Change of Control.”
Annual Incentive Bonus. The Employment Agreement provided that with respect to fiscal year 2025, and for each annual performance period commencing thereafter, Ms. Geoffroy was eligible for an annual incentive bonus payable in cash under the annual incentive plan or any successor plan, targeted at 125% of her base salary at the commencement of the applicable annual performance period, subject to the adjustments and limitations set forth in the Employment Agreement and the annual incentive plan. The annual incentive bonus was based on the achievement of performance goals and other terms set forth under the annual incentive plan and at the sole discretion of the Compensation Committee. No annual incentive bonus would be earned or payable, and Ms. Geoffroy would not be entitled to a bonus with respect to any such performance measure, if the threshold amount associated with such performance measure was not achieved.
Long-Term Incentive Compensation. Ms. Geoffroy was eligible to receive long-term incentive grants (the “Fiscal LTPB”) in the form of RSAs under the 2018 Stock Plan or any successor plan consisting of both time-vesting RSAs and performance-based RSAs. The total equity award for each fiscal year was the lesser of $3,800,000 or the limits set forth in the 2018 Stock Plan (the “Targeted Equity Award Amount”), which in the case of performance awards shall be based at target. With respect to fiscal year 2025, the Targeted Equity Award Amount of the Fiscal LTPB received by Ms. Geoffroy was $3,800,000, of which (1) 25% of the Targeted Equity Award Amount was granted in the form of time-vested RSAs that would have vested in three equal installments on successive anniversary dates of the grant over the three-year period that commenced on the grant date, and (2) 75% of the Targeted Equity Award Amount was granted in the form of performance-based RSAs for the performance period that commenced March 1, 2024 and ends February 28, 2027. The Fiscal LTPB was based on the achievement of performance goals and other terms of the Fiscal LTPB determined at the sole discretion of the Compensation Committee. Ms. Geoffroy would not be entitled to a Fiscal LTPB with respect to any performance measure, if the threshold amount associated with such performance measure was not achieved.
Other Benefits. For information regarding other limited perquisites and other benefits provided to Ms. Geoffroy pursuant to the Employment Agreement, see “Compensation Discussion & Analysis – Elements of the Compensation Program for our NEOs – No Excessive Perquisites and Other Personal Benefits Provided to our NEOs.”

58	Helen of Troy

EXECUTIVE COMPENSATION
Grants of Plan-Based Awards in Fiscal Year 2025
For fiscal year 2025, the following plan-based compensation was awarded to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Noel M. Geoffroy, Former CEO(6)
Annual Incentive Award		375,000	1,250,000	2,500,000
Performance RSAs	3/1/2024				11,458	22,915	45,830			2,850,000
Time-Vested RSAs	3/1/2024							7,638	(4)	950,000
Time-Vested RSAs	3/6/2024							4,121	(5)	500,000
Brian L. Grass, CFO
Annual Incentive Award		171,477	571,590	1,143,180
Performance RSAs	3/1/2024				3,819	7,638	15,276			950,000
Time-Vested RSAs	3/1/2024							7,638	(4)	950,000
Tessa N. Judge, CLO
Annual Incentive Award		115,064	383,546	767,092
Performance RSAs	3/1/2024				1,910	3,819	7,638			475,000
Time-Vested RSAs	3/1/2024							3,819	(4)	475,000
(1)Under the annual incentive plan, the performance metrics are based on the achievement of adjusted income and net sales targets. For further information relating to these awards and performance goals, see “Compensation Discussion & Analysis – Elements of the Compensation Program for our NEOs – Incentive Awards – Annual Incentive Awards.” There were no payouts under the annual incentive plan for fiscal year 2025.
(2)The number of shares listed represents shares subject to long-term equity incentive awards in the form of Performance RSAs. The performance criteria for these awards is based on the achievement of cumulative adjusted diluted EPS, adjusted cash flow productivity and relative total shareholder return targets over a three-year performance period. For further information relating to these awards and performance goals, see “Compensation Discussion & Analysis – Elements of the Compensation Program for our NEOs – Incentive Awards – Long-Term Incentive Awards.”
(3)The amounts shown reflect the aggregate grant date fair value of the subject awards, based on the expected achievement of performance at target, where applicable. These were computed in accordance with FASB ASC Topic 718. The Performance RSAs and time-vested RSAs were granted under the 2018 Stock Plan.
(4)The amounts shown reflect the number of time-vested RSAs granted to Ms. Geoffroy, Mr. Grass and Ms. Judge, which vest equally on March 1, 2025, March 1, 2026 and March 1, 2027.
(5)The amount shown reflects the number of time-vested RSAs granted to Ms. Geoffroy as a one-time promotion long-term incentive award in connection with her promotion to CEO effective March 1, 2024, which vests equally on March 6, 2025, March 6, 2026 and March 6, 2027.
(6)In connection with Ms. Geoffroy’s departure as CEO, a pro-rata portion of the grant through the date of her departure from the Company vested and the remainder of the grant was forfeited.

2025 Proxy Statement	59

EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End 2025
The following table sets forth certain information with respect to outstanding equity awards for our NEOs as of February 28, 2025:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Noel M. Geoffroy, Former CEO(9)	615	(2)	33,843	10,825	(3)	595,700
	2,418	(4)	133,063	22,915	(5)	1,261,012
	7,638	(6)	420,319	—		—
	4,121	(7)	226,779	—		—
Brian L. Grass, CFO	2,159	(8)	118,810	3,222	(3)	177,307
	7,638	(6)	420,319	7,638	(5)	420,319
Tessa N. Judge, CLO	489	(2)	26,910	4,285	(3)	235,804
	2,871	(4)	157,991	3,819	(5)	210,160
	3,819	(6)	210,160	—		—
(1)Calculated using a price per share of $55.03, the closing market price of the Common Stock as reported by NASDAQ on February 28, 2025, the end of the Company’s last completed fiscal year.
(2)These shares represent remaining unvested time-vested RSAs granted to Ms. Geoffroy and Ms. Judge, which vest on March 1, 2025.
(3)These shares represent Performance RSAs granted under the 2018 Stock Plan, based on “target.” The Performance RSAs vest if the performance conditions under the awards are achieved based on a three-year performance period ending February 28, 2026. Payouts can range from zero shares to a maximum of 200% of target. The number of shares reflected assumes the target level of performance achievement, which would result in the Performance RSAs vesting at 100% of target.
(4)These shares represent remaining unvested time-vested RSAs granted to Ms. Geoffroy and Ms. Judge, which vest equally on March 1, 2025 and March 1, 2026.
(5)These shares represent Performance RSAs granted under the 2018 Stock Plan, based on “target.” The Performance RSAs vest if the performance conditions under the awards are achieved based on a three-year performance period ending February 28, 2027. Payouts can range from zero shares to a maximum of 200% of target. The number of shares reflected assumes the target level of performance achievement, which would result in the Performance RSAs vesting at 100% of target.
(6)These shares represent time-vested RSAs granted to Ms. Geoffroy, Mr. Grass and Ms. Judge, which vest equally on March 1, 2025, March 1, 2026, and March 1, 2027.
(7)These shares represent time-vested RSAs granted to Ms. Geoffroy as a one-time promotion long-term incentive award in connection with her promotion to CEO, which vest equally on March 6, 2025, March 6, 2026, and March 6, 2027.
(8)These shares represent remaining unvested time-vested RSAs granted to Mr. Grass, which vest equally on October 5, 2025 and October 5, 2026.
(9)In connection with Ms. Geoffroy’s departure as CEO, a pro-rata portion of the grant through the date of her departure from the Company vested and the remainder of the grant was forfeited.

60	Helen of Troy

EXECUTIVE COMPENSATION
Option Exercises and Stock Vested During Fiscal Year 2025
There were no stock options held by our NEOs during fiscal year 2025. The following table provides information on all vesting of stock awards for our NEOs during fiscal year 2025:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Noel M. Geoffroy, Former CEO	3,097	356,634
Brian L. Grass, CFO	1,259	91,173
Tessa N. Judge, CLO	2,151	267,365
Equity Compensation Plan Information
The following table summarizes certain equity compensation plan information as of February 28, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted-average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	26,399	$87.61	1,037,023
(1)Includes shares issuable under outstanding options, time-vested Restricted Stock Units (“RSUs”) and Performance Restricted Stock Units (“Performance RSUs”). Performance RSUs are at target achievement. Shares issuable upon vesting of time-vested RSAs and Performance RSAs are not included.
(2)Reflects the weighted-average exercise price of outstanding options.
(3)Includes 493,635 shares authorized and available for issuance in connection with the 2018 Stock Plan and 543,388 shares authorized and available for issuance under the ESPP.
As of May 15, 2025, there were no options to purchase shares of Common Stock outstanding under the equity compensation plans of the Company, and there were 1,289,277 time-vested RSAs and RSUs, Performance RSAs at maximum achievement and Performance RSUs at target achievement outstanding under the equity compensation plans of the Company.
2018 Stock Incentive Plan
The Company’s shareholders approved the 2018 Stock Plan at the 2018 annual general meeting of shareholders. The 2018 Stock Plan is administered by the Compensation Committee of the Board of Directors. The 2018 Stock Plan permits the granting of stock options, including incentive stock options and non-qualified stock options, unrestricted shares of Common Stock, stock appreciation rights (“SARs”), restricted stock, RSUs, and other stock-based awards. As of February 28, 2025, the maximum number of shares reserved for issuance under the 2018 Stock Plan is 493,635 shares and the maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 2,000,000 shares, subject to adjustment for certain events as described in the 2018 Stock Plan. The 2018 Stock Plan will expire by its terms on August 22, 2028. If the Helen of Troy 2025 Stock Incentive Plan is approved by the Company’s shareholders at the Annual Meeting, then the 2018 Stock Plan will cease to be used for new awards after the Annual Meeting, and the 2025 Stock Incentive Plan will replace the 2018 Stock Plan for the grant of new awards. For additional information, see “Proposal 3 – Approval of the Helen of Troy Limited 2025 Stock Incentive Plan.”
The 2018 Stock Plan provides that the Compensation Committee may authorize one or more officers to grant awards of up to an aggregate of 350,000 shares of Common Stock (subject to adjustment in certain circumstances) in each calendar year, provided that any such grants will be subject to the terms and conditions of the Compensation Committee authorization and that such officer must notify the Compensation Committee of any such grants. Currently, associates, Directors and consultants (including agents, independent contractors, leased associates, and advisors) of the Company, its subsidiaries and affiliates are eligible to participate in the 2018 Stock Plan.

2025 Proxy Statement	61

EXECUTIVE COMPENSATION
The 2018 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee but will not be less than the fair market value of the Common Stock on the date the option is granted. The Compensation Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. Payment of the purchase price may be (1) in cash, (2) in shares of Common Stock held for at least six months, (3) partly in cash and partly in such shares, (4) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, (5) through having shares withheld by the Company from any shares that would have otherwise been received by the participant, or (6) through such other means as will be prescribed in the award agreement. If a participant’s service terminates by reason of death or Disability (as defined in the 2018 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or Disability, the option may be exercised within one year after the date of death or Disability (or such other period specified in the applicable award agreement). If a participant’s service with the Company terminates for any reason (other than death or Disability), each option then held by the participant may be exercised within ninety days (or such other period specified in the applicable award agreement) after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated by the Company without “cause” (as determined by the Compensation Committee).
The 2018 Stock Plan also provides for certain terms and conditions pursuant to which restricted stock and RSUs may be granted under the 2018 Stock Plan. Each grant of restricted stock and RSUs must be evidenced by an award agreement in a form approved by the Compensation Committee. The vesting of a RSA or RSU granted under the 2018 Stock Plan may, but shall not be required to, be conditioned upon the completion of a specified period of service, upon attainment of specified performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant’s service is terminated for any reason, the participant will only be entitled to the restricted stock or RSUs vested at the time of such termination of service unless the participant is party to an employment or severance agreement that provides otherwise or the participant is eligible for benefits under the Company’s retirement plan. The participant’s unvested restricted stock and RSUs will be repurchased or forfeited at the time of the participant’s termination. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or RSUs held by a participant if the participant is terminated by the Company without “cause” (as determined by the Compensation Committee). Except as provided in the applicable award agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such award agreement. If and to the extent that the applicable award agreement so provides, a participant will have the right to vote and, to the extent vested, receive dividends on the shares of restricted stock granted to him or her under the 2018 Stock Plan. Unless otherwise provided in the applicable award agreement, any shares received as a dividend on such restricted stock or in connection with a stock split or subdivision of the shares of restricted stock will be subject to the same restrictions as the restricted stock.
The Compensation Committee has the authority under the 2018 Stock Plan to grant SARs independent of stock options. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to (1) the excess of (i) the fair market value on the exercise date of one share of Common Stock over (ii) the exercise price per share, times (2) the number of shares covered by the portion of the SAR so exercised.
The terms and conditions of other stock-based awards will be determined by the Compensation Committee. Other stock-based awards may be granted in a manner that will enable the Company to deduct any amount paid by the Company under Section 162(m) of the Code. Such performance-based awards are rights to receive amounts denominated in cash or shares of Common Stock, based on the Company’s or a participant’s performance during a designated period in which attainment of the performance goals is measured. Performance goals, the length of the performance period and time of payment of the performance-based award are established in writing by the Compensation Committee: (1) at a time when the outcome for that performance period is substantially uncertain and (2) not later than ninety days after the commencement of the performance period to which the performance goal relates, but in no event after 25 percent of the relevant performance period has elapsed.

62	Helen of Troy

EXECUTIVE COMPENSATION
Under the 2018 Stock Plan, the acceleration of equity awards due to a Change of Control (as defined in the 2018 Stock Plan) is based on a “double trigger,” which means that the acceleration of those awards would generally occur if, during the employment period, the participant’s employment is involuntarily terminated by the Company other than for cause or by the participant for good reason, in each case, within a specified period following a Change of Control or if the equity award is not assumed or substituted in connection with the Change of Control. Accordingly, in the event of a Change of Control, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within one year after the effective date of the Change of Control, a participant’s service is involuntarily terminated other than for cause or by the participant for good reason, then (1) the participant will have the right to exercise or settle from and after the date of termination any option or SAR held by such participant in whole or in part, notwithstanding that such option or SAR may not be fully exercisable or vested, (2) any and all time-based vesting restrictions on such participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested and (3) the payout level under such participant’s outstanding stock-based awards that vest in whole or in part based on performance conditions shall be deemed to have been earned as of the date of termination based upon achievement of relevant performance goals or based on performance at the “target” level, either in full or pro rata based upon the length of time within the performance period that has elapsed.
With respect to awards not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, upon the occurrence of the Change of Control, (1) the participant will have the right to exercise or settle from and after the date of the Change of Control any option or SAR held by such participant in whole or in part, notwithstanding that such option or SAR may not be fully exercisable or vested, (2) any and all time-based vesting restrictions on such participant’s other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested and (3) the payout level under such participant’s outstanding stock-based awards that vest in whole or in part based on performance conditions shall be deemed to have been earned as of the effective date of the Change of Control based upon achievement of relevant performance goals or based on performance at the “target” level, either in full or pro rata based upon the length of time within the performance period that has elapsed. Regardless of whether a Change of Control has occurred, the Compensation Committee may in its sole discretion at any time determine that, upon the termination of service of a participant for any reason or the occurrence of a Change of Control, all or a portion of such participant’s options or SARs shall become fully or partially exercisable, that such participant’s awards shall lapse, and/or that any performance-based criteria shall be deemed to be wholly or partially satisfied.
Employee Stock Purchase Plan
At the 2018 annual general meeting of shareholders, the shareholders approved the ESPP and reserved 750,000 shares of Common Stock for issuance under the ESPP. It is the intention of the Company that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
The purpose of the ESPP is to provide associates of the Company, or its subsidiaries or affiliates designated by the Compensation Committee as eligible to participate in the ESPP, an opportunity to purchase shares of Common Stock and thereby have an additional incentive to contribute to the prosperity of the Company. The aggregate number of shares of Common Stock that may be sold pursuant to all offerings of the Company’s Common Stock under the ESPP will not exceed 750,000 shares, as adjusted for any recapitalization or reorganization of the Company as set forth in the ESPP. The ESPP provides that eligible full-time associates of the Company or certain of its subsidiaries or affiliates may purchase shares of Common Stock with payroll deductions accumulated on behalf of such associates. Associates may authorize payroll deductions of up to 15 percent of their compensation, subject to certain limitations under Section 423(b) of the Code, which is accumulated over an option period and then used to purchase Common Stock. Option periods end in February and August of each fiscal year. Upon the expiration date of each offering, the funds accumulated in the stock purchase account of each participating associate will be applied to the purchase of shares of Common Stock at a price per share equal to the lesser of (a) a percentage (not less than 85%) established by the Compensation Committee (the “Designated Percentage”) of the fair market value per share of Common Stock on the date on which an option is granted, or (b) the Designated Percentage of the fair market value (as determined under the ESPP) per share of Common Stock on the date on which the option is exercised and the Common Stock is purchased.

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EXECUTIVE COMPENSATION
Potential Payments Upon Termination or Change of Control
The information below describes certain compensation that would be paid to our CEO under the terms of the Employment Agreement and to our other NEOs under the terms of their respective Severance Agreements, in the event of a termination of each of his or her employment with the Company and/or change of control of the Company. The amounts shown in the table below assume that such a termination of employment and/or change of control occurred on February 28, 2025. The amounts include estimates that would be paid out to each of our NEOs upon his or her termination and/or a change of control (based upon his or her compensation and service levels as of such date). The value of the outstanding Performance RSAs and all time-vested RSAs in the below table are calculated assuming that the market price per share of the Common Stock on the date of the event was equal to the closing price of the Common Stock on the last trading day of the fiscal year ended February 28, 2025 ($55.03).
Further, upon termination, the executive officer would be entitled to amounts (such as salary, bonus and expense reimbursement) that have been fully earned but not yet paid on the date of termination. The actual amounts to be paid out can only be determined at the time of a change of control and/or termination of employment with the Company. In addition to the amounts in the table below, our NEOs would have been entitled to receive any earned and unpaid annual incentive compensation as of February 28, 2025. Any outstanding equity awards issued pursuant to the 2018 Stock Plan that are not assumed in connection with a change of control will vest immediately in accordance with the terms of the 2018 Stock Plan, as applicable. Our NEOs’ equity awards are otherwise subject to a double trigger and would not vest unless within specified periods of the change of control, his or her employment was involuntarily terminated by the Company other than for cause or by the executive for good reason. For further information relating to these incentive awards, see “Compensation Discussion & Analysis – Elements of the Compensation Program for our NEOs – Incentive Awards.” Under the Employment Agreement and the Severance Agreements, our NEOs are also entitled to specified benefits if their employment is terminated by reason of retirement and certain conditions are met. As of February 28, 2025, our CFO was eligible to receive retirement benefits under the Severance Agreement. As of February 28, 2025, Mses. Geoffroy and Judge were not entitled to receive retirement benefits under the Employment Agreement and Severance Agreement, respectively.
Former CEO – Noel M. Geoffroy
If Ms. Geoffroy had been terminated as of February 28, 2025, in addition to any portion of unpaid base salary and annual incentive earned but not yet paid described above, she would have been entitled to receive the following:

Triggering Event	Compensation Component	How Paid	Payout
Death	▪Death benefits(1)	Third party payment	$750,000
Disability(2)	▪Disability benefits(1)	Third party payment	$3,067,900
Termination for Good Reason or without Cause (and Not in Connection with a Change of Control)(2)(3)	▪Cash payment of 1 times base salary and target annual incentive(4)(5)	Over 24 months	$2,250,000
	▪Pro rata portion of any outstanding Performance RSAs based on actual performance(6)	Scheduled vesting date	$815,253
	▪Pro rata portion of any time-vested RSAs(6)	Within 60 days	$536,450
	▪Health benefits(7)	Over time	$34,357
	Total		$3,636,060
Termination for Good Reason or without Cause (and in Connection with a Change of Control)(2)(3)(8)	▪Cash payment of 1.5 times base salary and 1.5 times target annual incentive(4)(5)	Within 75 days	$3,375,000
	▪Accelerated vesting at target of any outstanding Performance RSAs(9)	Within 60 days	$2,059,828
	▪Accelerated vesting of any time-vested RSAs(9)	Within 60 days	$814,004
	▪Health benefits(7)	Over time	$51,535
	Total		$6,300,367

64	Helen of Troy

EXECUTIVE COMPENSATION
As discussed above, in connection with Ms. Geoffroy’s departure from the Company in May 2025, pursuant to the terms of the Employment Agreement, the Company provided Ms. Geoffroy with the payments required to be made to her under the Employment Agreement upon a termination without cause, and Ms. Geoffroy executed and delivered a non-revocable release of claims against the Company. The cash severance payments actually paid or that are currently payable to Ms. Geoffroy under the Employment Agreement totaled $2,250,000, which consisted of (1) 12 months of base salary, plus (2) 100% of her target annual incentive for the fiscal year 2026 performance period. Ms. Geoffroy is also entitled to the vesting of a pro rata portion of her outstanding installment of time-vested RSAs calculated using the market price per share of the Common Stock on May 2, 2025, the date of her departure. Additionally, she is entitled to certain health benefits and she may be entitled to receive a pro rata portion of any outstanding Performance RSAs and the annual incentive payable for the fiscal year 2026 performance period, which will vest or be paid based on the actual performance of the Company for the applicable performance periods. Any shares subject to RSAs that did not vest were forfeited. For more information regarding the severance benefits, see below and “Employment Agreement with our Former CEO” relating to a “Termination by Ms. Geoffroy for Good Reason or by Company Other Than for Cause (and Not in Connection with a Change of Control).”
CFO – Brian L. Grass
In addition to any portion of unpaid base salary and annual incentive earned but not yet paid described above, Mr. Grass would have been entitled to receive the following if he had been terminated as of February 28, 2025:

Triggering Event	Compensation Component	How Paid	Payout
Death	▪Death benefits(1)	Third party payment	$750,000
Disability(2)	▪Disability benefits(1)	Third party payment	$2,908,600
Retirement	▪Continued vesting of any outstanding Performance RSAs based on actual performance(10)	Scheduled vesting date	$597,626
	▪Continued vesting of a pro rata portion of any time-vested RSAs(10)	Scheduled vesting date	$325,624
	▪Health benefits(7)	Over time	$51,738
	Total		$974,988
Termination for Good Reason or without Cause (and Not in Connection with a Change of Control)(2)(3)	▪Cash payment of 1 times base salary and target annual incentive(4)(5)	Over 24 months	$1,206,690
	▪Pro rata portion of any outstanding Performance RSAs based on actual performance(6)	Scheduled vesting date	$221,610
	▪Pro rata portion of any time-vested RSAs(6)	Within 60 days	$325,624
	▪Health benefits(7)	Over time	$34,492
	Total		$1,788,416
Termination for Good Reason or without Cause (and in Connection with a Change of Control)(2)(3)(8)	▪Cash payment of 1.5 times base salary and 1.5 times target annual incentive(4)(5)	Within 75 days	$1,810,035
	▪Accelerated vesting at target of any outstanding Performance RSAs(9)	Within 60 days	$597,626
	▪Accelerated vesting of any time-vested RSAs(9)	Within 60 days	$539,129
	▪Health benefits(7)	Over time	$51,738
	Total		$2,998,528

2025 Proxy Statement	65

EXECUTIVE COMPENSATION
CLO – Tessa N. Judge
In addition to any portion of unpaid base salary and annual incentive earned but not yet paid described above, Ms. Judge would have been entitled to receive the following if she had been terminated as of February 28, 2025:

Triggering Event	Compensation Component	How Paid	Payout
Death	▪Death benefits(1)	Third party payment	$750,000
Disability(2)	▪Disability benefits(1)	Third party payment	$6,924,200
Termination for Good Reason or without Cause (and Not in Connection with a Change of Control)(2)(3)	▪Cash payment of 1 times base salary and target annual incentive(4)(5)	Over 24 months	$894,941
	▪Pro rata portion of any outstanding Performance RSAs based on actual performance(6)	Scheduled vesting date	$227,341
	▪Pro rata portion of any time-vested RSAs(6)	Within 60 days	$286,372
	▪Health benefits(7)	Over time	$20,585
	Total		$1,429,239
Termination for Good Reason or without Cause (and in Connection with a Change of Control)(2)(3)(8)	▪Cash payment of 1.5 times base salary and 1.5 times target annual incentive(4)(5)	Within 75 days	$1,342,412
	▪Accelerated vesting at target of any outstanding Performance RSAs(9)	Within 60 days	$607,751
	▪Accelerated vesting of any time-vested RSAs(9)	Within 60 days	$395,060
	▪Health benefits(7)	Over time	$30,878
	Total		$2,376,101

(1)
Represents third party payments from insurers. In the event of death, this would include the payment under a life insurance policy in the amount of $750,000. In the event of disability, the amount of the payment(s) under a disability policy would depend upon the circumstances and nature of the disability, with a maximum payment of $25,000 per month until age 65.

(2)	The terms “disability,” “good reason,” “cause” and “change of control” each have the same meanings as defined in the Employment Agreement and Severance Agreements for our other NEOs.

(3)
In the event of each of our NEO’s termination without cause or for good reason, all payments and benefits due to him or her, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon that NEO’s execution of a general release of all claims against the Company, its affiliates and their respective and former Directors, associates and agents to the maximum extent permitted by law, pursuant to the Employment Agreement and the Severance Agreements for our other NEOs.

(4)
In accordance with the Employment Agreement and the Severance Agreements for our other NEOs, the amounts represent 12 months of the NEO’s respective base salary payable in the event of a termination of employment by our NEOs for good reason or by the Company without cause (not in connection with a change of control) and 18 months base salary payable in the event of a termination of employment by our NEOs for good reason or by the Company without cause in connection with a change of control.

(5)
Under the Employment Agreement and the Severance Agreements for our other NEOs, our NEOs would have been entitled to receive (a) 100% of his or her target annual incentive for the performance period in which our NEO is terminated in the event of a termination of employment by our NEO for good reason or by the Company without cause (not in connection with a change of control) and (b) 150% of his or her target annual incentive for the performance period in which our NEO is terminated in the event of a termination of employment by our NEO for good reason or by the Company without cause in connection with a change of control, which are reflected in the table above.

(6)
Under the Employment Agreement and the Severance Agreements for our other NEOs, in the event of a termination of employment by an NEO for good reason or by the Company without cause (not in connection with a change of control), a pro rata portion of any outstanding Performance RSAs will vest based on the actual performance of the Company for the applicable performance periods during which the NEO’s employment was terminated. The amount disclosed in the table for Performance RSAs is based on 0% actual performance achievement for the performance period ended February 28, 2025 and assumes target performance for RSAs with performance periods ending February 28, 2026 and February 28, 2027. Additionally, a pro rata portion of any outstanding installment of time-vested RSAs will vest under the terms of the Employment Agreement and the Severance Agreements for our other NEOs.

66	Helen of Troy

EXECUTIVE COMPENSATION

(7)
Reflects the estimated value of 12 monthly COBRA payments for a termination not in connection with a change of control and 18 monthly COBRA payments for a termination in connection with a change of control. To the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, under the Employment Agreement and the Severance Agreements for our other NEOs, our NEOs are entitled to the continuation of health insurance benefits under COBRA. In the event of a termination of employment by our NEOs for good reason or by the Company without cause not in connection with a change of control, our NEOs and his or her families are entitled to the continuation of health insurance benefits for a maximum of 12 months after the date of termination or until our NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 12 months. In the event of an NEO’s retirement or termination of employment by the NEO for good reason or by the Company without cause in connection with a change of control, those benefits extend to 18 months.

(8)
Under the Employment Agreement and the Severance Agreements for our other NEOs, in the event of a termination of employment by the NEO for good reason or by the Company without cause in connection with a change of control, the NEO is paid up to the target amount of his or her annual incentive for the fiscal year in which he or she is terminated to the extent not paid or earned for that fiscal year. The amount is determined on a pro rata basis if the NEO has been employed by the Company less than the full fiscal year. For fiscal year 2025, the target amount of the NEO’s annual incentive that would have been paid under this termination and change of control event, was $1,250,000 for Ms. Geoffroy, $571,590 for Mr. Grass and $383,546 for Ms. Judge.

(9)
Under the Employment Agreement and the Severance Agreements for our other NEOs, in the event of a termination of employment by our NEOs for good reason or by the Company without cause in connection with a change of control, all Performance RSAs vest at target and all unvested, time-vested RSAs will fully vest, which is reflected in the table above. The amount disclosed in the table assumes target performance for RSAs with performance periods ending February 28, 2025, February 28, 2026, and February 28, 2027. Any outstanding equity awards issued to our NEOs that are not assumed in connection with a change of control will vest immediately in accordance with the terms of the 2018 Stock Plan.

(10)
Under the Severance Agreement, in the event of a retirement termination of employment, our CFO is eligible for the continued vesting of all Performance RSAs granted at least six months prior to his date of retirement based on actual performance of the Company for the applicable performance periods and continued vesting of a pro rata portion of any unvested tranche of time-vested RSAs granted at least six months prior to his date of retirement. The amount disclosed in the table for Performance RSAs assumes target performance for RSAs with performance periods ending February 28, 2026 and February 28, 2027.

Employment Agreement with our Former CEO
The Employment Agreement provided for certain payments and benefits upon our CEO’s termination of employment. In connection with Ms. Geoffroy’s departure from the Company, pursuant to the terms of the Employment Agreement, the Company provided Ms. Geoffroy with the payments required to be made to her under the Employment Agreement upon a termination without cause, and Ms. Geoffroy executed and delivered a non-revocable release of claims against the Company. See “Termination by Ms. Geoffroy for Good Reason or by Company for Good Reason or by Company Other Than for Cause (and Not in Connection with a Change of Control)” below. A description of the severance payments and benefits associated with her departure with the Company as well as other severance payments and benefits that would have been provided under other termination scenarios are described below:
Termination by Ms. Geoffroy for Good Reason or by Company Other Than for Cause (and Not in Connection with a Change of Control). If Ms. Geoffroy’s employment had been terminated by Ms. Geoffroy for good reason (other than due to Retirement Termination of Employment (as defined below)) or by the Company other than for cause, death, disability, or Retirement Termination of Employment, then she would have been entitled to receive (1) any portion of unpaid base salary or other benefit earned but not yet paid to her as of the date of termination, and to the extent not duplicative, any unpaid cash or equity incentive payment earned under the annual incentive plan or the 2018 Stock Plan and vested prior to the effective date of such termination, (2) a cash payment equal to Ms. Geoffroy’s then-applicable annual base salary, (3) a bonus of 100% of the target annual incentive under the annual incentive plan for the period in which her employment terminated, (4) a pro rata bonus under the annual incentive plan for the period in which the termination occurred, based on actual performance of the Company at the end of such performance period, (5) a pro rata portion of any performance-based compensation that would be vested or otherwise payable under the 2018 Stock Plan, based upon the actual performance of the Company at the end of the performance periods for the periods during which the termination occurred, (6) immediate vesting of a pro rata portion of any installment of time-vested RSUs, time-vested RSAs and time-vested options issued under the 2018 Stock Plan that would have vested following the date of termination and (7) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Ms. Geoffroy and her family for a maximum of 12 months after the date of termination or until Ms. Geoffroy is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 12 months. All payments and benefits due to Ms. Geoffroy, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, was contingent upon Ms. Geoffroy’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former directors, employees and agents pursuant to the Employment Agreement.

2025 Proxy Statement	67

EXECUTIVE COMPENSATION
Termination by Ms. Geoffroy for Good Reason or by Company Other Than for Cause (and in Connection with a Change of Control). Under the Employment Agreement, if Ms. Geoffroy’s employment is terminated by Ms. Geoffroy for good reason or by the Company other than for cause within six months prior to, on, or within 18 months following a change of control, then she will be entitled to receive: (1) any portion of unpaid base salary or other benefit earned but not yet paid to her as of the date of termination (including any unpaid cash or equity incentive payment earned under the annual incentive plan or the 2018 Stock Plan and vested prior to the effective date of such termination), (2) a cash payment equal to (A) 18 months of Ms. Geoffroy’s then-applicable base salary at the date of termination of employment, plus (B) an amount equal to 150% of the target annual incentive under the annual incentive plan for the performance period in which her employment terminated, payable in a lump sum, (3) a pro rata portion of the target amount of any annual incentive compensation under the annual incentive plan for the period in which the termination occurred, (4) immediate vesting of all unvested, time-vested RSUs and unvested, time-vested RSAs issued under the 2018 Stock Plan that are outstanding immediately prior to the date of termination, (5) immediate vesting of all unvested, time-vested options granted pursuant to the 2018 Stock Plan that are outstanding as of immediately prior to the date of termination and an extended exercisability period for such options, and (6) immediate vesting based on assumed performance attainment at target levels of all unvested performance-based RSUs and unvested performance-based RSAs issued under the 2018 Stock Plan that are outstanding as of immediately prior to the date of termination and (7) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Ms. Geoffroy and her family for a maximum of 18 months after the date of termination or until Ms. Geoffroy is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months. In the event any outstanding equity awards issued pursuant to the 2018 Stock Plan are not assumed in connection with a change of control, such awards will immediately vest in accordance with the terms of the 2018 Stock Plan. All payments and benefits due to Ms. Geoffroy, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon Ms. Geoffroy’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former Directors, associates and agents pursuant to the Employment Agreement.
Death or Disability. If Ms. Geoffroy’s employment had been terminated by reason of death or disability, then she (or her estate) would have been entitled to receive (1) any portion of unpaid base salary or other benefit earned but not yet paid to her up to and including the date of termination and (2) any unpaid cash or equity incentive payment earned by Ms. Geoffroy with respect to any award under the annual incentive plan or the 2018 Stock Plan and vested prior to the effective date of termination.
Termination by Company for Cause or by Ms. Geoffroy Other Than for Retirement or Good Reason. If Ms. Geoffroy’s employment had been terminated for cause by the Company or by Ms. Geoffroy other than for retirement or good reason (as defined in the Employment Agreement), then she would have been entitled to receive (1) any portion of unpaid base salary or other benefit earned but not yet paid to her up to and including the date of termination and (2) any unpaid cash or equity incentive payment earned by Ms. Geoffroy with respect to any award under the annual incentive plan or the 2018 Stock Plan and vested prior to the effective date of termination.
Retirement. If Ms. Geoffroy, by written notice to the Company, had voluntarily terminated her employment with the Company for any reason other than for cause, death or Good Reason any time after the date (a) the sum of Ms. Geoffroy’s age and number of years of service of employment with the Company or any of its affiliates or subsidiaries is 65 and (b) Ms. Geoffroy attains 10 consecutive years of employment with the Company or any of its affiliates or subsidiaries (“Retirement Termination of Employment”), Ms. Geoffroy was entitled to: (1) any portion of unpaid base salary or other benefit earned but not yet paid to her as of the effective date of termination, and to the extent not duplicative, any unpaid cash or equity incentive payment earned and vested prior to the effective date of such termination under the annual incentive plan or the 2018 Stock Plan, (2) the continued vesting of any performance-based Eligible RSAs (as defined below) at the same time that such Eligible RSAs would otherwise become eligible to vest if the Compensation Committee, in its reasonable discretion, determines the Eligible RSAs would be vested under the 2018 Stock Plan for the performance period during which Ms. Geoffroy’s employment with the Company was terminated had Ms. Geoffroy’s employment not been terminated, based upon the Company’s actual performance at the end of such performance period (where “Eligible RSAs” means, with respect to each award of RSAs granted under the 2018 Stock Plan that is not fully vested, each unvested RSA that has a grant date that is at least six months before the date of termination; provided that Eligible RSAs do not include RSAs for which acceleration would not be permitted under these circumstances pursuant to the terms of the applicable award agreement), (3) the continued vesting of the pro rata portion of any unvested

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tranche of time-vested Eligible RSAs and (4) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for Ms. Geoffroy and her family for a maximum of 18 months after the date of termination or until Ms. Geoffroy is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months. All payments and benefits due to Ms. Geoffroy, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, was contingent upon Ms. Geoffroy’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former directors, employees and agents pursuant to the Employment Agreement.
If any payments, awards or benefits were owed to Ms. Geoffroy in connection with a change of control as described above, then Ms. Geoffroy would not have been entitled to any payment or benefit as a result of termination by Ms. Geoffroy for good reason or by the Company other than for cause (not in connection with a change of control) described above. If Ms. Geoffroy was eligible for payments, awards or benefits in connection with a change of control and for the retirement benefits described above, then she would have been awarded the payments, awards or benefits associated with a change of control and would not have been entitled to any retirement benefits. In addition, if, following the end of the relevant performance period for the performance-based RSAs that Ms. Geoffroy received, the number of Eligible RSAs that would have vested in the case of Ms. Geoffroy’s retirement is greater than the number of performance-based RSAs that actually vested, then Ms. Geoffroy would also have been entitled to the positive difference thereof.
Severance Agreements with our Other NEOs
The Company has entered into Severance Agreements with our other NEOs which provide certain benefits to our other NEOs if his or her employment is terminated under certain qualifying events as described in their respective agreement. The Severance Agreements provide for certain payments and benefits upon an other NEO’s termination of employment, including (1) any termination by an other NEO for good reason or by the Company without cause and not in connection with a change of control of the Company (each as defined in the Severance Agreements), (2) any termination by an other NEO for good reason or by the Company without cause and in connection with a change of control, and (3) upon the retirement of an other NEO from the Company. In consideration for the payment and benefits provided under the Severance Agreements, the other NEO will be subject to reasonable and necessary restrictive covenants to protect the Company, including restrictions on disparagement of the Company or its officers, Directors, associates or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. The material terms of the Severance Agreements as of February 28, 2025 are as follows:
▪For a termination by the Company without cause or an other NEO for good reason (not in connection with a change in control), the other NEO will receive (1) any portion of unpaid base salary or other benefit earned by him or her up to and including the date of termination (including any unpaid cash or equity incentive payment earned under the annual incentive plan or the 2018 Stock Plan and vested prior to the effective date of such retirement), (2) cash severance equal to 100 percent of his or her base salary and 100 percent of his or her target annual incentive award for the year in which the termination occurred, (3) the pro rata portion of his or her annual incentive award for the year in which the termination occurred based upon the actual performance of the Company during the performance period, (4) the pro rata portion of his or her outstanding performance-based long-term incentive awards based upon the actual performance of the Company during the applicable performance periods, (5) pro rata acceleration of all time-vested equity awards held by the other NEO that are not vested at the time of termination, and (6) to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for the other NEO and his or her family for a maximum of 12 months after the date of termination or until the other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 12 months.
▪For a termination in connection with a change in control (by the Company without cause or by an other NEO for good reason within 6 months prior to or 18 months after the change in control), the other NEO will receive (1) any portion of unpaid base salary or other benefit earned by him or her up to and including the date of termination (including any unpaid cash or equity incentive payment earned under the annual incentive plan or the 2018 Stock Plan and vested prior to the effective date of such retirement), (2) cash severance equal to 150 percent of his or her base salary and 150 percent of his or her target annual incentive award for the year in which the termination occurred, (3) up to the pro rata portion of his or her target annual incentive award for the fiscal year in which the termination occurred to the extent not paid or earned for that fiscal year, (4) acceleration of all time-vested equity awards held by the other NEO that are not vested at the time of termination, (5) acceleration of all unvested performance-based equity awards at target held by the other NEO at the time of termination, and (6) to the extent permitted by

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benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for the other NEO and his or her family for a maximum of 18 months after the date of termination or until the other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months.
Additionally, if an other NEO voluntarily terminates his or her employment with the Company for any reason other than for cause, death or good reason any time after the date (1) the sum of the other NEO’s age and number of years of service of employment with the Company or any of its affiliates or subsidiaries is 65 and (2) the other NEO attains ten consecutive years of employment with the Company or any of its affiliates or subsidiaries, in addition to any unpaid base salary or other earned and vested incentive compensation, the other NEO will be entitled to the following termination benefits:
▪continued eligibility to vest all outstanding, unearned Performance RSAs granted at least six months prior to his or her date of retirement (other than any Performance RSAs that may not be vested pursuant to the terms of the applicable award agreement);
▪continued vesting of the pro rata portion of any unvested tranche of time-vested eligible RSAs; and
▪to the extent permitted by benefit plans of the Company and its subsidiaries, and applicable law, the continuation of health insurance benefits under COBRA for the other NEO and his or her family for a maximum of 18 months after the date of termination or until the other NEO is covered by or eligible for coverage under another health insurance policy, if that occurs earlier than 18 months.
All payments and benefits due to the other NEO, other than any portion of unpaid base salary and any payment or benefit otherwise required by any rule or regulation issued by any state or federal governmental agency, will be contingent upon the other NEO’s execution of a general release of all claims to the maximum extent permitted by law against the Company, its affiliates and their respective and former Directors, associates and agents pursuant to their respective Severance Agreement.
In connection with Mr. Grass’s appointment as interim CEO, his severance agreement was amended and restated on May 2, 2025 to provide for continued and full vesting (instead of pro rata vesting) of his eligible time-vested and performance vested restricted stock awards if Mr. Grass's employment terminates by him for good reason or retirement or by the Company other than for cause, death, disability or retirement and not in connection with a change of control.

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CEO Pay Ratio for Fiscal Year 2025
Pay Ratio
Our CEO to median employee pay ratio has been calculated in accordance with the adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and is calculated in a manner consistent with Item 402(u) of Regulation S-K. Our CEO’s annual total compensation for fiscal year 2025, as shown in the Summary Compensation Table above, was $5,311,324. The median employee’s annual total compensation in fiscal year 2025 (other than our CEO) was $79,802, calculated using the same methodology as used in the calculation of the Summary Compensation Table, consisting of base salary, bonus, stock awards, non-equity incentive plan compensation, and all other compensation. As a result, the ratio of our CEO’s annual total compensation in fiscal year 2025 to the median annual total compensation of all of our employees (other than our CEO) in fiscal year 2025 was 66.6, when calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies (including companies in our Compensation Peer Group) may not be comparable to the pay ratio reported above.
Identification of Median Employee
The employee representing the median-paid employee was newly identified for this Proxy Statement. The date chosen for selection of the median-paid employee for this Proxy Statement was February 28, 2025. For purposes of determining the median employee, we evaluated all employees, other than our CEO, employed by the Company as of February 28, 2025 and calculated each such employee’s annual total compensation received from March 1, 2024 through February 28, 2025. Annual total compensation consists of total cash compensation, including actual wages earned (including overtime), annual performance-based incentive cash actually received, holiday cash bonuses and one-time bonuses. We did not make any material assumptions, adjustments, or estimates with respect to annual total compensation, and we annualized the compensation for any full-time employees that were not employed by us for all of fiscal year 2025. The annual total compensation of each employee other than our CEO was then ranked lowest to highest to determine the median employee.
Annual Total Compensation
After identifying the median employee, as described above, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the “Executive Compensation Tables – Summary Compensation Table.”

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Pay Versus Performance
The following section has been prepared as required by the SEC’s pay versus performance (“PvP”) disclosure rules adopted pursuant to the Dodd-Frank Act and set forth in Item 402(v) of Regulation S-K (the “PvP Rules”). Under the PvP Rules, the Company must calculate compensation using the methodology required by the SEC referred to as “compensation actually paid” (“CAP”), which is then compared to certain Company and peer group performance measures prescribed by the SEC.

Fiscal Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Other NEOs ($)(3)	Average Compensation Actually Paid to Other NEOs ($)(4)	Value of Fixed $100 Investment Based On:		Net Income ($)	Adjusted Income ($)(7)
					Total Shareholder Return ($)(5)	Dow Jones U.S. Personal Products Index ($)(6)
2025	5,311,324	1,192,030	2,004,229	478,893	33	82	123,751,000	162,428,000
2024	10,006,422	11,524,531	2,255,143	2,119,573	76	103	168,594,000	213,470,000
2023	7,965,812	(5,703,304)	1,703,795	663,458	68	118	143,273,000	227,663,000
2022	9,746,177	12,841,678	1,725,119	1,637,221	125	128	223,764,000	295,984,000
2021	9,420,012	21,821,918	3,043,699	5,814,933	132	123	253,946,000	293,650,000
(1)The Company’s principal executive officer for fiscal year 2025 was its former CEO, Noel M. Geoffroy, and for fiscal year 2021 through fiscal year 2024 was its former CEO, Julien R. Mininberg. The amounts represent the total compensation paid to our CEO for each reported fiscal year as reflected in the “Total” column of the Summary Compensation Table (“SCT”).
(2)The amounts reported represent the CAP to Ms. Geoffroy, our former CEO, computed in accordance with the PvP Rules. These amounts do not reflect the actual amount of compensation earned or received by or paid to Ms. Geoffroy in the applicable fiscal year (“FY”). In accordance with the PvP Rules, below are the adjustments made to the amount reported for Ms. Geoffroy in the “Total” column of the SCT for fiscal year 2025 to arrive at CAP:

Compensation Element	FY 2025
SCT Reported Total Compensation(A)	$5,311,324
Minus Aggregate SCT Reported Equity Compensation(B)	(4,300,000)
Plus Year-End Fair Value of Awards Granted During Fiscal Year 2025 & Outstanding(C)	1,747,797
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior Fiscal Year(s) & Outstanding(C)	(1,536,600)
Plus Vesting Date Fair Value of Awards Granted & Vested During Fiscal Year 2025(C)	—
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior Fiscal Year(s) & Vesting During Fiscal Year 2025(C)	(30,491)
Minus Prior Fiscal Year End Value of Awards Determined to Fail to Meet Vesting Conditions During Fiscal Year 2025(C)	—
Plus Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included(C)	—
Compensation Actually Paid	$1,192,030
(A)    We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Consequently, we have no adjustments with respect to such items prescribed by the PvP Rules.
(B)    This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards granted during fiscal year 2025 as reported in the “Stock Awards” column of the SCT.
(C)    In accordance with the PvP Rules, the fair values of Ms. Geoffroy’s unvested and outstanding equity awards were remeasured as of February 28, 2025, and as of each vesting date during fiscal year 2025 and reflect performance achievement projections (as applicable). The fair value of these stock awards included in CAP to Ms. Geoffroy is calculated consistent with the approach used to value the awards at the grant date as described in the Company’s Annual Report on Form 10-K for fiscal year 2025. For further information regarding the assumptions and methodologies used in determining the grant date fair values, see Notes 1 and 8 to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for fiscal year 2025.
(3)The Company's other NEOs (1) for fiscal year 2025, were Brian Grass and Tessa Judge; (2) for fiscal year 2024, were Noel Geoffroy, Brian Grass, Tessa Judge and Matthew Osberg; (3) for fiscal year 2023, were Noel Geoffroy, Tessa Judge and Matthew Osberg; (4) for fiscal year 2022, were Matthew Osberg and Brian Grass and (5) for fiscal year 2021, was Brian Grass. The amounts represent the average of the total compensation paid to our other NEOs for each reported fiscal year as reflected in the “Total” column of the SCT.
(4)The amounts reported represent the average CAP to our other NEOs, computed in accordance with the PvP Rules. These amounts do not reflect the actual amount of compensation earned or received by or paid to our other NEOs as a group in the applicable fiscal year. In accordance with the PvP Rules, below are the adjustments made to the average of the amounts reported for our other NEOs as a group in the “Total” column of the SCT for fiscal year 2025 to arrive at CAP:

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Compensation Element	FY 2025
SCT Reported Total Compensation(A)	$2,004,229
Minus Aggregate SCT Reported Equity Compensation(B)	(1,425,000)
Plus Year-End Fair Value of Awards Granted During Fiscal Year 2025 & Outstanding(C)	590,392
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior Fiscal Year(s) & Outstanding(C)	(656,872)
Plus Vesting Date Fair Value of Awards Granted & Vested During Fiscal Year 2025(C)	—
Plus or Minus (as applicable) Year-Over-Year Change in Fair Value of Awards Granted During Prior Fiscal Year(s) & Vesting During Fiscal Year 2025(C)	(33,856)
Minus Prior Fiscal Year End Value of Awards Determined to Fail to Meet Vesting Conditions During Fiscal Year 2025(C)	—
Plus Value of Dividends or Other Earnings Paid on Stock Awards Not Otherwise Included(C)	—
Compensation Actually Paid	$478,893
(A)    We have not reported any amounts in our SCT with respect to “Change in Pension and Nonqualified Deferred Compensation.” Consequently, we have no adjustments with respect to such items prescribed by the PvP Rules.
(B)    This amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards granted during fiscal year 2025 as reported in the “Stock Awards” column of the SCT.
(C)    In accordance with the PvP Rules, the fair values of our other NEOs unvested and outstanding equity awards were remeasured as of February 28, 2025 and as of each vesting date during fiscal year 2025 and reflect performance achievement projections (as applicable). The fair value of these stock awards included in CAP to our other NEOs is calculated consistent with the approach used to value the awards at the grant date as described in the Company’s Annual Report on Form 10-K for fiscal year 2025. For further information regarding the assumptions and methodologies used in determining the grant date fair values, see Notes 1 and 8 to the consolidated financial statements accompanying the Company’s Annual Report on Form 10-K for fiscal year 2025.
(5)Reflects the Company’s total shareholder return calculated based on an assumed $100 investment as of February 29, 2020.
(6)Reflects the cumulative total shareholder return of the Dow Jones U.S. Personal Products Index. Total shareholder return is calculated based on an assumed $100 investment as of February 29, 2020 and the reinvestment of any issued dividends. This peer group is used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for fiscal year 2025.
(7)For the PvP analysis, adjusted income aligns with the adjusted income values for our incentive awards. Adjusted income is calculated as net income excluding the after-tax impact of acquisition-related expenses, asset impairment charges, Barbados tax reform, a charge for uncollectible receivables due to the bankruptcy of Bed, Bath & Beyond, Environmental Protection Agency compliance costs, gain on insurance recoveries, gain on sale of distribution and office facilities, intangible asset reorganization, restructuring charges, tax reform, amortization of intangible assets, and non-cash share-based compensation, as applicable. Adjusted income is subject to adjustment in the event the Company completes an acquisition of any stock or assets. Accordingly, the financial results from the acquisition of Osprey Pack, Inc. (“Osprey”) and Olive & June were excluded from adjusted income in fiscal year 2022 and fiscal year 2025, respectively, which is consistent with the determination of adjusted income for purposes of our annual incentive award for those fiscal years.
Financial Performance Measures and Pay-for-Performance Alignment
In accordance with the PvP rules, we have listed below the most important metrics we used to link pay to performance for fiscal year 2025. These measures are further described in the Compensation Discussion and Analysis sections entitled “Annual Incentive Awards” and “Long-Term Incentive Awards.”

Incentive Award	Financial Metric
Annual Incentive Awards	▪Adjusted Income
▪Net Sales
Long-Term Incentive Awards	▪Cumulative Adjusted Diluted EPS
▪Adjusted Cash Flow Productivity
▪Relative TSR
The discussion and charts below describe the relationship between the CEO CAP and Average NEO CAP (per the SEC’s definition) and (1) the Company’s TSR and the SEC-mandated TSR Peer Group (the Dow Jones U.S. Personal Products Index), (2) the Company’s GAAP net income and (3) the Company’s selected measure (adjusted income). Adjusted income performance determines eighty percent (80%) of the total annual incentive award achievement and cumulative adjusted diluted EPS performance determines forty percent (40%) of the performance-based long-term incentive award vesting.

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As previously noted, CAP amounts do not reflect the actual amount of compensation earned or received by or paid to our CEO and other NEOs in the applicable fiscal year. CAP, as required under the PvP Rules, is influenced by many factors. CAP reflects adjusted values for unvested and vested equity awards during the fiscal years based on fiscal year-end and vest date stock prices, performance achievement projections (as applicable) and accounting valuations and assumptions (as applicable). CAP generally fluctuates due to changes in our stock price, timing of new grant issuances and outstanding award vesting, our mix of short-term and long-term metrics and varying levels of actual or projected achievement of performance goals.
For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, see Compensation Discussion & Analysis.
(1)For the PvP analysis, adjusted income aligns with the adjusted income values for our incentive awards.

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Proposal 3: Approval of the Helen of Troy Limited 2025 Stock Incentive Plan
On May 6, 2025, the Company's Board of Directors adopted, subject to approval by the Company's shareholders, the Helen of Troy Limited 2025 Stock Incentive Plan (the “2025 Stock Plan”) to be effective as of August 20, 2025 (the “Effective Date”). The 2025 Stock Plan is intended to replace the 2018 Stock Plan. If the 2025 Stock Plan is approved by our shareholders, the 2018 Stock Plan will terminate on August 20, 2025, but will continue to apply to awards granted under the 2018 Stock Plan before such date. If the 2025 Stock Plan is approved by shareholders, no further awards will be made under the 2018 Stock Plan after the Effective Date, provided that the terms of the 2018 Stock Plan will continue to apply to awards previously granted under the 2018 Stock Plan. It is the judgment of the Board that the 2025 Stock Plan is in the best interest of the Company and its shareholders. In the event that the 2025 Stock Plan is not approved by our shareholders at the Annual Meeting, the 2018 Stock Plan will remain in full force and effect until its expiration on August 22, 2028.
The text of the 2025 Stock Plan is attached hereto as Annex B. The material features of the 2025 Stock Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the 2025 Stock Plan.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Introduction
Reasons for the Proposal
The Board of Directors, the Compensation Committee and management believe that the effective use of performance-based long-term incentive compensation and other equity awards has been and will continue to be integral to the Company's success. We believe that performance-based awards and other equity awards incentivize directors, officers and other employees and consultants to maximize our growth, profitability and overall success, as well as align their interests with the interests of our shareholders to create long-term, sustainable shareholder value.
We currently maintain the 2018 Stock Plan that provides for the issuance of equity awards to directors, officers, other employees and consultants. The Board of Directors adopted the 2025 Stock Plan to ensure that there will be a sufficient reserve of shares to permit further award grants at levels to be determined by the Board of Directors to existing and future directors, employees and consultants. If the 2025 Stock Plan is approved by our shareholders, after the Effective Date, the 2025 Stock Plan will become the Company's sole equity compensation plan (other than the ESPP) for future awards, and no new awards will be granted under the 2018 Stock Plan after the Effective Date. For additional information concerning the outstanding awards and number of shares available under the 2018 Stock Plan, see “Executive Compensation – Equity Compensation Plan Information.”
Overview of Sound Compensation and Governance Features of the 2025 Stock Plan
The Board of Directors believes that the 2025 Stock Plan contains a broad range of features that are consistent with protecting the interests of our shareholders and reflect sound corporate governance compensation practices, including the following:

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OVERVIEW

  Will Not Be Excessively Dilutive to Shareholders
  No Tax Gross-ups
  Compensation Recoupment (Clawback) Provision
  No Liberal Share Recycling
  No Automatic Single-Trigger Accelerated Vesting
  No Liberal Change of Control Definition

  No Dividend Payments on Unvested Awards
  No “Evergreen” Provision
  Minimum Vesting Requirements
  Limits on Director Compensation
  No “Reload” Stock Options
  No Repricing or Replacement of “Underwater” Options or Stock Appreciation Rights (“SARs”)
  No Discounted Options or SARs

A description of some of the key features is as follows:

Feature	Description
No Liberal Share Recycling
▪The 2025 Stock Plan does not provide for liberal share “recycling” with respect to appreciation awards.
▪This means (among other things) that shares used to pay the exercise price of stock options and shares tendered or withheld to satisfy tax withholding obligations with respect to an option (or a SAR), do not again become available for grant.

No Automatic Single-Trigger Accelerated Vesting
▪Under the 2025 Stock Plan, there is no automatic single-trigger accelerated vesting in connection with a change in control where the awards are continued or the acquirer assumes the awards or grants substitute awards.

No Liberal Change of Control Definition	▪The definition of change in control in the 2025 Stock Plan would require consummation, not only shareholder approval, of a merger or similar corporate transaction.
No Dividend Payments on Unvested Awards	▪No dividends or dividend equivalents are payable with respect to unvested stock grants.
No “Evergreen” Provision
▪The total number of shares that may be issued under the 2025 Stock Plan is limited to the share reserve that is subject to shareholder approval.
▪The 2025 Stock Plan does not include an automatic share replenishment provision (also known as an “evergreen” provision).

Minimum Vesting Requirements	▪At least 95% of the awards granted under the 2025 Stock Plan would be subject to a minimum vesting period of one year.
Director Grant Limit	▪No director in any fiscal year may be granted awards which have an aggregate fair value, together with cash compensation earned by a director, in excess of $750,000.
No “Reload” Stock Options
▪The 2025 Stock Plan does not permit grants of stock options with a “reload” feature that would provide for additional stock options to be granted automatically to a participant upon the participant's exercise of previously-granted stock options.

No Repricing or Replacement of “Underwater” Options or SARs
▪Options and SARs granted under the 2025 Stock Plan may not be repriced, replaced or re-granted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award.
▪Cash buyouts of underwater awards are not permitted without shareholder approval.

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Historical Burn Rate; Potential Economic Dilution Analysis
We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs against the dilution it causes our shareholders. As part of our analysis when considering the number of shares to be reserved under the 2025 Stock Plan, we considered the 2018 Stock Plan’s average annual equity grant rate, or “burn rate,” calculated as the number of shares subject to equity awards granted under the 2018 Stock Plan, divided by the weighted average number of shares outstanding for that period. Our average burn rate for the three fiscal years ending February 28, 2025 was 0.9%. If the 2025 Stock Plan is approved by shareholders, the total potential dilution resulting from issuing all shares authorized under our equity incentive plans (excluding the ESPP) as of May 31, 2025 would be approximately 10.5%. Total potential dilution is the number of shares subject to equity awards outstanding but not exercised (options), settled (RSUs/PSUs) or vested (RSAs/PSAs) plus the number of shares available to be granted. We believe that our burn rate and potential dilution amounts are reasonable for our industry and market conditions. Although the use of equity awards is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

Fiscal Year	Performance Shares Earned(1)	Time-Vested Shares Granted	Total Performance Shares Earned and Time-Vested Shares Granted	Weighted Average Common Shares Outstanding	Burn Rate
2023(2)	184,462	51,993	236,455	23,955,000	1.0%
2024(2)	77,454	146,853	224,307	23,865,000	0.9%
2025(2)	—	191,361	191,361	23,012,000	0.8%
3-Year Average					0.9%
(1)No performance shares were earned in fiscal year 2025.
(2)Performance shares include both awards subject to performance conditions (Performance Condition Awards) and subject to the attainment of market conditions (Market Condition Awards). The total number of shares covered by these outstanding awards as of the last day of fiscal years 2023, 2024 and 2025 were 435,329, 518,750 and 662,308, respectively. Time-vested shares include RSAs and restricted stock units granted to associates, which primarily vest ratably over three or four years or have specified graded vesting terms over three years (Service Condition Awards) and RSAs granted to non-employee members of the Board of Directors that vest immediately.
Outstanding Shares as of May 31, 2025

	Outstanding Full Value Awards	Shares Remaining for Future Grant
Shares Available under 2018 Stock Plan as of May 31, 2025	1,290,890	51,870
Shares Remaining for Future Grant Upon Approval of 2025 Stock Plan(1)	—	1,055,000
(1)After giving effect to this proposal, as of May 31, 2025, approximately 1,290,890 shares of our Common Stock would have been subject to outstanding equity awards and 1,106,870 shares would have been available for future awards under our equity compensation plans (other than the ESPP). There have been no new grants of options since fiscal year 2017 and there are no options and SARs outstanding at May 31, 2025.
Expected Duration
We expect that the shares available under the 2025 Stock Plan for future awards, if the 2025 Stock Plan is approved by our shareholders, will be sufficient for currently-anticipated awards for approximately one year. Expectations regarding future share usage could be impacted by a number of factors such as hiring and promotion activity; the rate at which shares are returned to the 2025 Stock Plan reserve upon awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; factors involved in acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

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EXECUTIVE COMPENSATION
General Plan Information
Purpose of 2025 Stock Plan
The purpose of the 2025 Stock Plan is to (1) aid the Company in attracting, securing and retaining directors of outstanding ability, (2) aid the Company and its subsidiaries and affiliates in attracting, securing and retaining employees of outstanding ability, (3) attract consultants to provide services to the Company and its subsidiaries and affiliates, as needed, and (4) motivate such persons to exert their best efforts on behalf of the Company, its subsidiaries and its affiliates by providing incentives through the granting of awards under the plan. The 2025 Stock Plan permits the granting of any or all of the following types of awards:
▪stock options, including incentive stock options (“ISOs”) qualifying under Section 422 of the Code and non-qualified stock options (“NSOs”);
▪SARs;
▪restricted stock;
▪restricted stock units; and
▪other stock-based awards.
Share Authorization
The 2025 Stock Plan provides that the maximum number of shares of Common Stock with respect to which awards may be granted is the sum of (1) 1,055,000 shares, plus (2) any shares which, as of the Effective Date, are available for grant under the 2018 Stock Plan, plus (3) any shares which, as of the Effective Date, are subject to outstanding awards under the 2018 Stock Plan that are forfeited, expire or are otherwise canceled or settled in cash after the Effective Date plus (4) any shares withheld from awards granted under the 2018 Stock Plan to satisfy tax withholding items, to the extent permitted under the 2018 Stock Plan. The maximum aggregate number of shares that may be issued pursuant to the exercise of ISOs will not exceed 1,055,000 shares. The number of shares of Common Stock authorized under the 2025 Stock Plan are subject to adjustment in accordance with the provisions under the caption “Adjustments Upon Certain Events” below, whether pursuant to ISOs or otherwise. To the extent permitted by applicable law or rules, shares of Common Stock issued pursuant to a pre-existing plan of a company acquired by (or combined with) the Company or an affiliate or issued in assumption of, or in substitution for, any outstanding awards of any entity acquired by (or combined with) the Company or an affiliate will not be counted against shares of Common Stock available for grant pursuant to the 2025 Stock Plan. The Board of Directors has reserved the maximum number of shares of Common Stock with respect to which awards may be granted under the 2025 Stock Plan.
Shares which are subject to awards that expire, are cancelled, exchanged, forfeited, settled by delivery of fewer shares than the number underlying the award, or are settled for cash, including shares subject to a full-value award that are withheld or surrendered in satisfaction of the tax obligations, may be utilized again with respect to awards granted under the 2025 Stock Plan. The following shares will not be available for future awards and will continue to be counted as outstanding shares for purposes of the share limits: (1) shares withheld from an option or SAR for payment of the exercise price or tax payments, (2) shares not delivered due to a net settlement of outstanding options or SARs, and (3) shares repurchased on the open market using proceeds from the exercise of an option.
The term of the 2025 Stock Plan is for ten years from the Effective Date, unless the 2025 Stock Plan is terminated earlier by the Compensation Committee or the Board of Directors.
As of June 18, 2025, the closing price of Common Stock was $25.98 per share.
Director Award Limits
An annual limit has been imposed on the fair value of awards that may be granted to any non-employee director during a fiscal year. The fair value of awards, when aggregated with cash compensation, granted to a non-employee director in any fiscal year may not exceed $750,000.

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Grants and Future Benefits
Under our current compensation guidelines, Board members who are non-employee directors receive annual compensation for their services in the form of a cash retainer equal to $100,000 and pre-tax Common Stock valued at $140,000. The grants of Common Stock are made in quarterly equal-value installments on the first business day of each fiscal quarter based on fair market value of the Common Stock as of the close of business on the grant date. The grants of Common Stock fully vest on each respective grant date. Any additional grants of awards or future benefits that will be received by participants under the 2025 Stock Plan are not yet determinable, as awards are at the discretion of the Compensation Committee.
Eligibility
Currently, employees, directors and consultants (including agents, independent contractors, leased employees and advisors) of the Company, its subsidiaries and affiliates are eligible to participate in the 2025 Stock Plan. As of June 18, 2025, the Company, its subsidiaries and affiliates, had approximately 1,591 employees and directors who would be eligible to receive awards under the 2025 Stock Plan. The number of consultants, if any, that are eligible to receive awards under the 2025 Stock Plan as of June 18, 2025 is not determinable.
Administration
The 2025 Stock Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to, among other things, select employees, directors or consultants to whom awards are to be granted, to determine the number of options or other types of awards to be granted to such employees, directors or consultants and to establish the terms and conditions of such awards. The Compensation Committee has the authority to interpret the 2025 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2025 Stock Plan, and to otherwise make any determination that it deems necessary or desirable for the administration of the 2025 Stock Plan. In order to satisfy the requirements of Rule 16b-3 of the Exchange Act, members of the Compensation Committee are required to be “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act. The 2025 Stock Plan provides that the Compensation Committee may authorize one or more officers to grant awards to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act, provided that any such grants will be subject to the terms and conditions of the Compensation Committee authorization.
Notwithstanding the foregoing, a Repricing (as defined below) is prohibited without prior shareholder approval provided, however, that the Compensation Committee may: (1) authorize the Company, with the consent of the respective participant, to issue new awards in exchange for the surrender and cancellation of any or all outstanding awards or (2) buy from a participant an award previously granted with payment in cash, shares of Common Stock (including restricted stock) or other consideration, based on such terms and conditions as the Compensation Committee and the participant may agree. For purposes of the 2025 Stock Plan, “Repricing” means any of the following or any other action that has the same purpose and effect:
1.lowering the exercise price of an outstanding option or SAR granted under the 2025 Stock Plan after it is granted; or
2.canceling an outstanding award granted under the 2025 Stock Plan at a time when its exercise or purchase price exceeds the then fair market value (as defined in the 2025 Stock Plan) of the shares underlying such outstanding award, in exchange for another award or a cash payment, unless the cancellation and exchange occurs in connection with a merger, amalgamation, consolidation, sale of substantially all the Company's assets, acquisition, spin-off or other similar corporate transaction.

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Adjustments Upon Certain Events
Subject to any required action by the shareholders of the Company, the number and type of shares covered by each outstanding award and the number and type of shares which have been authorized for issuance under the 2025 Stock Plan but as to which no awards have yet been granted or which have been returned to the 2025 Stock Plan upon cancellation, expiration or forfeiture of an award, the exercise or purchase price, and the number of shares that may be issued pursuant to the exercise of ISOs, will be proportionately adjusted for any:
▪increase or decrease in the number of issued shares;
▪any change to the price of the shares or any other change affecting the shares resulting from, among other events, a stock split, subdivision, consolidation, reverse stock split or combination or the payment of a bonus issue or stock dividend (but only on the Common Stock) or reclassification of the Common Stock;
▪any other similar corporate event; or
▪any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (other than increases pursuant to the issuance of certain other stock-based awards under this plan).
Except as expressly provided in the 2025 Stock Plan, no issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares subject to the 2025 Stock Plan or an award.
In the event of a Reorganization (as defined in the 2025 Stock Plan), the Compensation Committee may, in its sole discretion, provide for adjustments to the settlement and vesting of existing awards, including termination of such awards or modification of performance targets or performance periods for performance-based awards. The Compensation Committee's determination need not be uniform and may be different for different participants whether or not such participants are similarly situated.
The Compensation Committee may grant awards under the 2025 Stock Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an affiliate as a result of a merger or consolidation of the former employing entity with the Company or an affiliate or the acquisition by the Company or an affiliate of property or stock of the former employing corporation. To the extent permitted by applicable law or rules, shares of Common Stock issued pursuant to a pre-existing plan of a company acquired by (or combined with) the Company or an affiliate or in assumption or substitution for any outstanding awards of any entity acquired by (or combined with) the Company or an affiliate shall not reduce the shares of Common Stock authorized for grant under the 2025 Stock Plan.
Change of Control
The acceleration of equity awards due to a Change of Control is based on a “double trigger,” which means that the acceleration of those awards would generally occur if, during the employment period, the participant's employment is involuntarily terminated by the Company other than for cause or by the participant for good reason, in each case, within a specified period following a Change of Control or if the equity award is not assumed or substituted in connection with the Change of Control. Accordingly, in the event of a Change of Control, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within one year after the effective date of the Change of Control, a participant's service is involuntarily terminated other than for cause or by the participant for good reason, then (1) the participant will have the right to exercise or settle from and after the date of termination any option or SAR held by such participant in whole or in part, notwithstanding that such option or SAR may not be fully exercisable or vested, (2) any and all time-based vesting restrictions on such participant's other stock-based awards will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested and (3) the payout level under such participant's outstanding stock-based awards that vest in whole or in part based on performance conditions (including performance goals) will be deemed to have been earned as of the date of termination based upon achievement of relevant performance goals or based on performance at the “target” level, either in full or pro rata based upon the length of time within the performance period that has elapsed.
With respect to awards not assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, upon the occurrence of the Change of Control, (1) the participant will have the right to exercise or settle from and after the date of the Change of Control any option or SAR

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held by such participant in whole or in part, notwithstanding that such option or SAR may not be fully exercisable or vested, (2) any and all time-based vesting restrictions on such participant's other stock-based award will lapse and such stock will immediately vest in the participant, notwithstanding that the other stock-based award was unvested and (3) the payout level under such participant's outstanding stock-based awards that vest in whole or in part based on performance conditions shall be deemed to have been earned as of the effective date of the Change of Control based upon achievement of relevant performance goals or based on performance at the “target” level, either in full or pro rata based upon the length of time within the performance period that has elapsed. Regardless of whether a Change of Control has occurred, the Compensation Committee may in its sole discretion at any time determine that, upon the termination of service of a participant for any reason or the occurrence of a Change of Control, all or a portion of such participant's options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of such participant's awards shall lapse, and/or that any performance-based criteria (including performance goals) shall be deemed to be wholly or partially satisfied.
Stock Options
The 2025 Stock Plan provides that the option price pursuant to which Common Stock may be purchased will be determined by the Compensation Committee but will not be less than the fair market value of the Common Stock on the date the option is granted. The Compensation Committee will determine the term of each option, but no option will be exercisable more than 10 years after the date of grant. Payment of the purchase price will be (1) in cash, (2) in shares of Common Stock held for at least six months, (3) partly in cash and partly in such shares, (4) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate option price for the shares being purchased, (5) through having shares withheld by the Company from any shares that would have otherwise been received by the participant, or (6) through such other means as will be prescribed in the award agreement. If a participant's service terminates by reason of death or Disability (as defined in the 2025 Stock Plan), to the extent the participant was entitled to exercise the option on the date of death or Disability, the option may be exercised within one year after the date of death or Disability (or such other period specified in the applicable award agreement). If a participant's service with the Company terminates for any reason (other than death or Disability), each option then held by the participant may be exercised within ninety days (or such other period specified in the applicable award agreement) after the date of such termination, but only to the extent such option was exercisable at the time of termination of service. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested options held by a participant if the participant is terminated by the Company without “cause” (as determined by the Compensation Committee).
Stock Appreciation Rights
The Compensation Committee has the authority under the 2025 Stock Plan to grant SARs independent of stock options. Each SAR granted independently of an option entitles a participant to exercise the SAR in whole or in part and, upon such exercise, to receive from the Company an amount equal to (1) the excess of (i) the fair market value on the exercise date of one share of Common Stock over (ii) the exercise price per share, times (2) the number of shares covered by the portion of the SAR so exercised.
Other Stock-Based Awards
The Compensation Committee also has the authority under the 2025 Stock Plan to grant awards of unrestricted shares of Common Stock, restricted stock, restricted stock units and other awards that are valued in whole or in part by reference to, or are otherwise based upon, the fair market value of the Common Stock. The terms and conditions of these other stock-based awards will be determined by the Compensation Committee and may include the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives, including performance goals specified under the terms of the 2025 Stock Plan.
Performance goals that may be used as performance conditions may be based on one or more criterion (or any combination of the criteria) as the Compensation Committee shall determine from time to time, including, but not limited to the following:
▪earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);
▪net income;

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▪operating income;
▪earnings from continuing operations;
▪earnings per share (whether basic or fully diluted);
▪book value per share;
▪expense management;
▪return on investment before or after the cost of capital;
▪improvements in capital structure;
▪growth measures (including, but not limited to, sales, net income, cash flow and earnings per share);
▪maintenance or improvement of profit margins;
▪stock price;
▪market share;
▪revenues or sales;
▪costs;
▪cash flow;
▪cash flow productivity;
▪free cash flow;
▪working capital;
▪changes in net assets (whether or not multiplied by a cost of capital percentage);
▪return measures (including return on assets, capital, invested capital, equity, sales or revenue);
▪debt reduction;
▪reductions in the Company's overhead ratio;
▪expenses to sales ratio;
▪total shareholder return;
▪environmental objectives, including reducing carbon footprint through energy efficiency measures, conserving water resources, minimizing waste generation and responsible waste management, sourcing sustainable materials, and investing in renewable energy sources;
▪social objectives, including promoting workforce inclusion, ensuring fair labor practices and employee wellbeing, engaging with local communities on social issues supporting education and skills development initiatives, and addressing human rights concerns within the supply chain; and
▪governance objectives, including implementing strong corporate ethics and compliance programs, transparent financial reporting and disclosure of sustainability data, board diversity and independent oversight, stakeholder engagement and communication on sustainability strategies, and regularly reviewing and updating sustainability policies and practices.
The foregoing criteria may relate to the Company, one or more of its affiliates, subsidiaries or one or more of its divisions, geography, business units, segments, products, product lines, partnerships, joint ventures, minority investments (except with respect to total shareholder return and earnings per share criteria), or any combination thereof, or may be determined or applied on an absolute or relative basis, a consolidated basis, an adjusted basis, or as compared to the performance of a published or special index, including, but not limited to, the Standard & Poor's 500 Stock Index, the Nasdaq Market Index, the Russell 2000 Index or a group of comparable companies, or any combination thereof.
Restricted Stock and Restricted Stock Units
The 2025 Stock Plan provides for certain terms and conditions pursuant to which restricted stock and restricted stock units may be granted under the 2025 Stock Plan. Each grant of restricted stock and restricted stock units must be evidenced by an award agreement in a form approved by the Compensation Committee. The vesting of a restricted stock award or restricted stock unit granted under the 2025 Stock Plan may, but shall not be required to, be conditioned upon the completion of a specified period of service, upon attainment of specified performance conditions, including performance goals, and/or upon such other criteria as the Compensation Committee may determine in its sole discretion. If a participant's service is terminated for any reason, the participant will only be entitled to the restricted stock or restricted stock

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units vested at the time of such termination of service unless the participant is party to an employment agreement or other agreement or participant in a plan or policy that provides otherwise. The participant's unvested restricted stock and restricted stock units will be repurchased or forfeited at the time of the participant's termination. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting of unvested restricted stock or restricted stock units held by a participant if the participant is terminated by the Company without “cause” (as determined by the Compensation Committee). Except as provided in the applicable award agreement, no shares of restricted stock may be assigned, transferred or otherwise encumbered or disposed of by the participant until such shares have vested in accordance with the terms of such award agreement. If and to the extent that the applicable award agreement so provides, a participant will have the right to vote and, to the extent vested, receive dividends on the shares of restricted stock granted to him or her under the 2025 Stock Plan. Unless otherwise provided in the applicable award agreement, any shares received as a dividend on such restricted stock or in connection with a stock split or subdivision of the shares of restricted stock will be subject to the same restrictions as the restricted stock.
Amendments to the 2025 Stock Plan
The 2025 Stock Plan may be amended by the Board of Directors or the Compensation Committee, except that no amendment may be made which, without the approval of the shareholders of the Company, would (except as in accordance with the provisions under the caption “Adjustments Upon Certain Events” above) increase the total number of shares reserved or change the maximum number of shares for which awards may be granted to any participant, or that otherwise would require shareholder approval under rules of any stock exchange or market or quotation system on which the shares are traded, or other applicable law. No amendment, modification, termination or discontinuance of the 2025 Stock Plan will affect awards previously granted, unless the amendment, modification, termination or discontinuance (1) is required by applicable law, (2) is required or desirable to facilitate compliance with applicable laws, as determined in the discretion of the Compensation Committee, (3) would not impair any of the rights or obligations under any award previously granted to the participant, in any material respect, or (4) is agreed upon by the participant and the Company in writing signed by both parties.
Subject to the foregoing, with respect to participants who reside or work outside of the U.S., the Compensation Committee may amend the terms and conditions of the 2025 Stock Plan or awards granted thereunder, establish sub-plans and modify other terms, procedures, and rules, and take any action, before or after an award is granted in order to comply with the requirements of local law.
Transferability
Awards under the 2025 Stock Plan are not assignable or transferable otherwise than by will or by the laws of descent or distribution, except that the Compensation Committee may authorize awards (other than ISOs) to be granted on terms which permit irrevocable transfer for no consideration by the participant to (1) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, parent-in-law, child-in-law or sibling-in-law, including adoptive relationships, of the participant, (2) any trust in which these persons have more than 50 percent of the beneficial interest, (3) any foundation in which these persons or the participant control the management of assets and (4) any other entity in which these persons or the participant own more than 50 percent of the voting interests. In addition, the Compensation Committee may waive the non-transferability provisions of the 2025 Stock Plan (except with respect to ISOs) to the extent that such provisions are not required under any law, rule or regulation applicable to the Company.
Fractional Share Interests
Awards over fractional share interests may be granted and fractional share interests may be credited to a participant’s stock account through an arrangement facilitated by the Company’s designated stock plan broker. Notwithstanding the foregoing, no fraction shares will be issued by the Company and in no event will certificates representing fractional share be delivered to a participant under any circumstances.

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Federal Income Tax Consequences
The following is a discussion of certain U.S. corporate and personal federal income tax consequences relevant to the Company and its participants in the 2025 Stock Plan. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the 2025 Stock Plan and does not address state, local or foreign tax consequences and federal employment or payroll taxes.
A participant who is granted an NSO will not recognize income at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant, subject to the limitations described below. The participant will be entitled to a cost basis for the shares for income tax purposes equal to the amount paid for the shares plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of such shares, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such shares.
A participant who is granted an ISO satisfying the requirements of the Code will not recognize income at the time the option is granted or exercised. The excess of the fair market value of the shares on the date of exercise over the option exercise price is, however, included as an adjustment in determining the participant's alternative minimum tax for the year in which the exercise occurs. If the participant does not dispose of shares received upon exercise of the option for more than one year after exercise and two years after grant of the option (the “Holding Period”), upon the disposition of such shares the participant will recognize long-term capital gain or loss based on the difference between the option exercise price and the amount realized upon the disposition of such shares. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the option. If the participant disposes of the shares received upon exercise of the ISO without satisfying the Holding Period requirement, the participant must generally recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise of the option over the exercise price or (2) the amount realized upon the disposition of such shares over the exercise price. Any further appreciation is taxed as short-term or long-term capital gain, depending on the participant's holding period. In such event, the Company would be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant, subject to the limitations described below.
Upon exercise of a SAR, a participant will recognize taxable income in the amount of the aggregate cash or shares received. A participant who is granted unrestricted shares will recognize ordinary income in the year of grant equal to the fair market value of the shares received. In either such case, the Company will be entitled to an income tax deduction in the amount of such ordinary income taxable to the participant, subject to the limitations described below.
Generally, a participant will not recognize any income at the time an award of restricted stock or restricted stock units is granted nor will the Company be entitled to a deduction at that time. In the year in which restrictions on shares of restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of vesting over the amount, if any, the participant paid for the shares. A participant may, however, elect under Section 83(b) of the Code within thirty days after receiving an award of restricted stock to recognize ordinary income in the year of receipt, instead of the year of vesting, equal to the excess of the fair market value of the shares on the date of receipt over the amount, if any, the participant paid for the shares. Similarly, upon the vesting of restricted stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares upon vesting, provided the shares are issued on that date. With respect to grants of awards of both restricted stock and restricted stock units, the Company will be entitled to a tax deduction at the same time and in the same amount that the ordinary income is taxable to the participant, subject to the limitations described below.
In order for the amounts described above to be tax deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. Additionally, the Company's ability (or the ability of one of the Company's subsidiaries, as applicable) to obtain a deduction for amounts paid under the 2025 Stock Plan could be limited by Section 162(m), which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. Therefore, the Company's ability to obtain a deduction for an award paid under the 2025 Stock Plan will be subject to the deductibility limitations of Section 162(m).

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Under current Company policies or agreements, certain executives may be required to hold a certain number of shares for a certain period of time (e.g. six months past termination of employment) including, but not limited to, shares the executive receives under the 2025 Stock Plan. Although such policies may restrict the executive's ability to sell his or her shares, it will not change the income inclusion event with respect to any shares issued under the 2025 Stock Plan.
The Compensation Committee will require payment of any amount it may determine to be necessary to withhold for federal, state, local, or other taxes as a result of the grant, vesting or the exercise of an award.
Section 280G of the Code
Under certain circumstances, the accelerated vesting or exercise of awards in connection with a Change of Control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the grantee may be subject to a 20 percent excise tax, and the Company may be denied a tax deduction.
Sections 409A and 457A of the Code
The Company generally intends that, to the extent applicable, awards granted under the 2025 Stock Plan will comply with, or be exempt from, the provisions of Sections 409A and 457A of the Code. Incentive stock options and restricted stock generally are not subject to Section 409A of the Code. NSOs and SARs are granted so as to be exempt from Section 409A of the Code. Other awards (such as RSUs) have been designed to be exempt from Sections 409A and 457A because the awards are settled immediately following the vesting date, or to automatically comply with Sections 409A of the Code. However, grantees of performance-based awards may be permitted to elect to defer the payment of certain performance-based awards. This deferral election and the subsequent payment of the awards are also intended to comply with Sections 409A of the Code.
Tax Summary
The foregoing discussion is intended only as a summary of certain federal income tax consequences and does not purport to be a complete discussion of all the tax consequences of participation in the 2025 Stock Plan. Accordingly, holders of awards granted under the 2025 Stock Plan should consult their own tax advisers for specific advice with respect to all federal, state or local tax effects before exercising any options or SARs, and before disposing of any shares acquired pursuant to an award. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular award holder's specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax status (e.g. as an ISO) of any award.
The 2025 Stock Plan is not subject to any provision of Employee Retirement Income Security Act (“ERISA”), nor is it a qualified employee benefit plan under Section 401(a) of the Code.
Compensation Recoupment and Insider Trading Policies
Any participant receiving any award granted pursuant to the 2025 Stock Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with (1) Section 304 of the Sarbanes Oxley Act of 2002, (2) Rule 10D-1 of the Exchange Act and any rules and/or regulations issued pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and (3) any clawback policy in effect, adopted or implemented by the Company from time to time with respect to or pursuant to Sarbanes Oxley Act of 2002, the Exchange Act, Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and/or regulations issued pursuant to or promulgated thereunder and any rules, standards or regulations of any stock exchange or market or quotation system on which the Common Stock is traded or applicable to the Company. Any participant receiving any award granted pursuant to the 2025 Stock Plan shall also be subject to the Insider Trading Policy of the Company.
Under the compensation recoupment policy adopted by the Board of Directors, the Company is required to seek recovery of erroneously awarded incentive-based compensation received by our executive officers, including NEOs, during any three-fiscal-year period prior to the date the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. The recoupment policy complies with the SEC rules and the Nasdaq Listing Standards.

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AUDIT COMMITTEE MATTERS

Proposal 4: Appointment of Auditor and Independent Registered Public Accounting Firm for the 2026 Fiscal Year and Authorization of the Audit Committee of the Board of Directors to Set the Auditor’s Remuneration
Under Bermuda law, our shareholders have the responsibility to appoint the auditor and independent registered public accounting firm of the Company to hold office until the close of the next annual general meeting and are able to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
The Audit Committee has nominated Grant Thornton LLP as the Company’s auditor and independent registered public accounting firm for fiscal year 2026. A representative of Grant Thornton LLP, the Company’s auditor and independent registered public accounting firm for fiscal year 2025, is expected to be virtually present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so. The Grant Thornton LLP representative is also expected to be available to respond to appropriate questions from shareholders.

✓	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Composition
The Audit Committee of the Board of Directors of the Company (the “Audit Committee”) is composed of three Directors: Thurman K. Case, Krista L. Berry, and Beryl B. Raff. Each member of the Audit Committee meets the independence and financial experience requirements under both SEC and NASDAQ rules. In addition, the Board has determined that Thurman K. Case qualifies as an “audit committee financial expert” as defined by SEC rules.
Responsibilities
The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate.
The Audit Committee is responsible for oversight, on behalf of the Board of Directors, of:
▪The Company’s auditing, accounting and financial reporting processes, and the integrity of its financial statements;
▪The audits of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s auditor and independent registered public accounting firm;
▪The Company’s compliance with legal and regulatory requirements;
▪The staffing and ongoing operation of the Company’s internal audit function; and
▪Risks related to data protection and cybersecurity.

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The Company’s management is responsible for: (a) maintaining the Company’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated annual financial statements.
The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, its discussions with the auditors and the Audit Committee members’ relevant experience in business, financial and accounting matters. Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor.
Audit and Other Fees Paid to our Independent Registered Public Accounting Firm
The following table presents fees for professional audit services provided by Grant Thornton LLP for the audits of the Company’s annual consolidated and stand-alone financial statements for fiscal years ended 2025 and 2024, and fees for other services provided by Grant Thornton LLP.

Type of Fee	2025	2024
Audit Fees	$1,512,700	$1,383,800
Audit-Related Fees	42,000	31,000
Tax Fees	7,600	11,500
All Other Fees	—	—
Total	$1,562,300	$1,426,300
Audit Fees: Consist of fees for professional services rendered for the audit of the Company’s consolidated and stand-alone financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and attest services, except those not required by statute or regulation.
Audit-Related Fees: Consist of fees for professional services rendered by our independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements, due diligence, accounting consultations concerning financial accounting and reporting standards, and other similar services which have not been reported as audit fees.
Tax Fees: Consist of tax compliance/preparation fees for professional services rendered by our independent registered public accounting firm to certain subsidiaries of the Company.
All Other Fees: Consist of fees for other permissible work performed by Grant Thornton LLP that does not meet the above category descriptions and are for audits conducted under agreed upon procedures.
The Audit Committee pre-approved all of the services described above that were provided in fiscal years 2025 and 2024 in accordance with the Audit Committee policy noted below and pre-approval requirements of the Sarbanes-Oxley Act. There were no services for which the de minimis exception, as defined in Section 202 of the Sarbanes-Oxley Act, was applicable.

2025 Proxy Statement	87

AUDIT COMMITTEE MATTERS
Pre-Approval Policies and Procedures
In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s auditor and independent registered public accounting firm. Pre-approved services include audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the Chairman then communicates such pre-approvals to the full Audit Committee for ratification. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. The Company obtains these services from other service providers as needed.
Audit Committee Report
The Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2025.
2.The Audit Committee has discussed with the auditor and independent registered public accounting firm matters required to be discussed in applicable Public Company Accounting Oversight Board (“the PCAOB”) rules and by the applicable requirements of the SEC. This review included a discussion with management of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.
3.The Audit Committee has received from the auditor and independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has held discussions regarding independence with its auditor and independent registered public accounting firm.
Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2025 for filing with the SEC.
Members of the Audit Committee:
Thurman K. Case (Chairman)
Krista L. Berry
Beryl B. Raff
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

88	Helen of Troy

OWNERSHIP OF OUR STOCK
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of May 15, 2025 (except as noted below), the beneficial ownership of the Common Stock of the Directors, all of whom are nominees for Director, and the named executive officers of the Company; the Directors, all of whom are nominees for Director, and executive officers of the Company as a group; and each person known to the Company to be the beneficial owner of more than five percent of the Common Stock:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent*
Noel M. Geoffroy(1)	13,980	**
Brian L. Grass	32,562	**
Tracy L. Scheuerman	—	**
Tessa N. Judge	10,521	**
Vincent D. Carson	15,237	**
Darren G. Woody	9,543	**
Timothy F. Meeker	8,833	**
Beryl B. Raff	8,253	**
Thurman K. Case	6,118	**
Krista L. Berry	5,940	**
Elena B. Otero	3,158	**
Tabata L. Gomez	3,158	**
All current Directors, nominees for Director and executive officers as a group (11 persons)(2)	103,323	**
FMR LLC(3) 245 Summer Street Boston, Massachusetts 02210	2,587,361	11.28%
BlackRock, Inc.(4) 50 Hudson Yards New York, New York 10001	3,507,321	15.29%
The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,640,823	11.51%
JPMorgan Chase & Co.(6) 383 Madison Avenue New York, New York 10179	1,178,180	5.13%
*    Percent ownership is calculated using a base denominator of 22,944,220 shares of Common Stock outstanding on May 15, 2025.
**    Ownership of less than one percent of the outstanding Common Stock.
(1)Ms. Geoffroy’s holdings are reflected as of May 2, 2025, the last day she served as CEO of the Company and are based on the last Form 4 she filed with the SEC on March 7, 2025 in such role after giving effect to the pro-rata portion of her stock awards that vested upon her departure and forfeiture of stock awards.
(2)Excludes Ms. Geoffroy who ceased being an executive officer and Director upon her departure on May 2, 2025.
(3)Based on the Schedule 13G/A, Amendment No. 32, filed on May 12, 2025. According to the filing, FMR LLC currently has sole dispositive power for 2,587,361 shares, shared dispositive power for zero shares, sole voting power for 2,585,168 shares, and shared voting power for zero shares.
(4)Based on the Schedule 13G/A, Amendment No. 16, filed on November 8, 2024. According to the filing, BlackRock, Inc. has sole dispositive power for 3,507,321 shares, shared dispositive power for zero shares, sole voting power for 3,461,251 shares, and shared voting power for zero shares.

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OWNERSHIP OF OUR STOCK
(5)Based on the Schedule 13G/A, Amendment No. 16, filed on November 12, 2024. According to the filing, The Vanguard Group, Inc. has sole dispositive power for 2,581,189 shares, shared dispositive power for 59,634 shares, sole voting power for zero shares, and shared voting power for 34,266 shares.
(6)Based on the Schedule 13G/A, Amendment No. 2, filed on January 5, 2023. According to the filing, JPMorgan Chase & Co has sole dispositive power for 1,169,725 shares, shared dispositive power for zero shares, sole voting power for 1,090,331 shares, and shared voting power for zero shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on review of the copies of such reports filed with the SEC and written representations that no other reports were required, during fiscal year 2025, all Section 16(a) filing requirements applicable to the Directors, executive officers and greater than 10 percent shareholders were satisfied, except for (1) two Form 4s that were filed late by Ms. Geoffroy to report exempt transactions occurring on March 6, 2024 and May 13, 2024, and (2) one Form 5 that was filed late by Mr. Woody to report indirect ownership of ten shares acquired by his spouse through the laws of descent and distribution on July 22, 2024.

90	Helen of Troy

ADDITIONAL INFORMATION
Certain Relationships - Related Person Transactions
Procedures for the Approval of Related Person Transactions
The Audit Committee’s Charter provides that it has the authority to establish, and communicate to the full Board of Directors and management, policies that restrict the Company and its affiliates from entering into related person transactions without the Audit Committee’s prior review and approval. In accordance with these policies, the Audit Committee on a timely basis reviews and, if appropriate, approves all material related person transactions.
At any time in which an executive officer, Director or nominee for Director becomes aware of any contemplated or existing transaction that, in that person’s judgment may be a material related person transaction, the executive officer, Director or nominee for Director is expected to notify the Chairman of the Audit Committee of the transaction. Generally, the Chairman of the Audit Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a material related person transaction requiring approval by the Audit Committee. If the transaction is considered to be a material related person transaction, then the Audit Committee will review the transaction at its next scheduled meeting or at a special meeting of the committee.
Related Person Transactions
The Audit Committee was not requested to, and did not approve, any transactions required to be reported under SEC rules in fiscal year 2025. There have been no reportable related-person transactions under the relevant SEC rules or our standards and policies other than Ms. Scheuerman, our new interim CFO, served as a consultant to the Company providing financial support services from her retirement in 2024 until her appointment as interim CFO on May 2, 2025. She earned $276,600 for these consulting services. Ms. Scheuerman’s consulting services were not required to be approved by the Audit Committee because those services were provided before she was appointed as an executive officer.
Shareholder Proposals
We currently expect that our 2026 annual general meeting of shareholders will be held on or about Wednesday, August 19, 2026. Shareholders intending to present proposals at the 2026 annual general meeting of shareholders and desiring to have those proposals included in the Company’s Proxy Statement and form of proxy relating to that meeting must submit such proposals in compliance with the requirements of Rule 14a-8 of the Exchange Act, and any such proposals must be received at the executive offices of the Company, Attn: Secretary, no later than March 11, 2026.
Under the Company’s bye-laws, if a shareholder does not want to submit a proposal for inclusion in our Proxy Statement but wants to introduce it at our 2026 annual meeting, or intends to nominate a person for election to the Board directly (rather than by recommending such person as a candidate to our Nominating Committee as described under “Identifying Nominees for Election to the Board”), the shareholder must submit the proposal or nomination in writing to the executive offices of the Company, Attn: Secretary, between May 21, 2026 and June 20, 2026. Additionally, notice of a solicitation of proxies for the 2026 annual general meeting of shareholders in support of director nominees other than nominees recommended by our Nominating Committee must be received by our Secretary at the executive offices of the Company on or before June 20, 2026 pursuant to, and in accordance with, the requirements of Rule 14a-19 of the Exchange Act. The nomination or proposal and supporting materials must comply with the notice and other requirements set forth in our bye-laws. To be in proper form, the notice of a Director nomination should be accompanied by supporting materials required by our bye-laws, including, among other things, written consent of the proposed candidate to serve as a Director if nominated and elected, information about the proposed nominee for Director, information about the shareholder submitting the nomination, and information about any other shareholders or beneficial owners known t

2025 Proxy Statement	91

ADDITIONAL INFORMATION
o support the nomination. Additionally, to be in proper form, any Director nomination pursuant to Rule 14a-19 must also meet the notice requirements of such rule. Any candidate nominated by shareholders must meet the general requirements outlined in the Company’s bye-laws and Corporate Governance Guidelines.
Unless submitted in accordance with the requirements noted above, neither the Board of Directors nor the Nominating Committee is required to include any shareholder nominee or proposal as a proposal in the Proxy Statement and proxy card distributed to shareholders. Unless the shareholder notifies the Company of such intent between those dates, any proxy solicited by the Company for that annual general meeting will confer on the holder of the proxy discretionary authority to vote on the proposal so long as the proposal is properly presented at the meeting.
In addition, Section 79 of the Companies Act 1981 of Bermuda provides that (i) any number of shareholders representing not less than 5 percent of the total voting power of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders, may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of a requisition and compliance with Section 79, we will, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of the proposed resolution. To be timely, the requisition requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by requisition deposited at our registered office not less than one week prior to the annual general meeting of shareholders.
Other Matters
Except as described in this Proxy Statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If other matters that require the vote of the shareholders, including a question of adjourning the Annual Meeting, properly come before the Annual Meeting or any adjournment thereof, the holders of the proxies are authorized to vote on these matters in accordance with management’s discretion. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the Annual Meeting or any adjournment thereof.
Householding Materials
To reduce the expenses of delivering duplicate proxy materials, we participate in the practice of “householding” proxy statements and annual reports. This means that we deliver one Notice of Internet Availability of Proxy Materials and, if applicable, annual report and Proxy Statement, to multiple shareholders sharing the same mailing address unless otherwise requested. The Company will promptly deliver a separate copy of these documents to any shareholder upon request by contacting Helen of Troy Investor Relations, Attention: Anne Rakunas (915) 225-4841, or via e-mail at Arakunas@helenoftroy.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 201 E. Main Street, Suite 300, El Paso, Texas, 79901. Some banks, brokers, and other nominee record holders may also be participating in the practice of “householding” proxy statements and annual reports. Any shareholder who wants to receive separate copies of the annual report and Proxy Statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker, or other nominee record holder, or contact the Company at the above address and phone number.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
Pursuant to SEC rules, we may furnish proxy materials, including this Proxy Statement and the Company’s 2025 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials, which was mailed to most of our shareholders, will explain how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you would like to receive a paper or electronic copy of

92	Helen of Troy

ADDITIONAL INFORMATION
our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Shareholders who requested to receive copies of the proxy materials by mail or electronically did not receive the Notice of Internet Availability of Proxy Materials and are receiving the proxy materials in the format requested. You may submit your proxy via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail.
This Proxy Statement and the Company’s 2025 Annual Report to Shareholders are available electronically on our hosted website at WWW.PROXYVOTE.COM.
To access and review the materials made available electronically:
1.Go to WWW.PROXYVOTE.COM and input the 16-digit control number from the Notice of Internet Availability of Proxy Materials or proxy card.
2.Click the “2025 Proxy Statement” or “2025 Annual Report.”
3.Have your proxy card or voting instructions available.
This is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage you to review all of the important information contained in the proxy materials before voting. The Notice of Internet Availability and the proxy materials are first being made available to our shareholders on or about July 9, 2025.
How to Obtain our Annual Report, Proxy Statement and Other Information about the Company
From time to time, we receive calls from shareholders asking how they can obtain more information regarding the Company. The following options are available:
1.Our Investor Relations site, which can be accessed from our main Internet website located at WWW.HELENOFTROY.COM, contains Company press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings. This Proxy Statement and our 2025 Annual Report to Shareholders are both available at this site.
2.You may also request a free copy of our Annual Report or this Proxy Statement by contacting Helen of Troy Investor Relations, Attention: Anne Rakunas (915) 225-4841, or via e-mail at Arakunas@helenoftroy.com, or send written correspondence to Helen of Troy Limited, Attention: Investor Relations, 201 E. Main Street, Suite 300, El Paso, Texas, 79901.
YOUR VOTE IS IMPORTANT

2025 Proxy Statement	93

ANNEX-A - NON-GAAP FINANCIAL MEASURES
Reconciliation of GAAP Diluted Earnings Per Share (“EPS”) to Adjusted Diluted EPS (Non-GAAP)
(Unaudited) (Shares in thousands)

	Fiscal Years Ended Last Day of February,
	2025	2024	2023	2022	2021	2020
Diluted EPS as reported (GAAP)	$5.37	$7.03	$5.95	$9.17	$10.08	$6.02
Barbados tax reform	0.26	—	—	—	—	—
Bed, Bath & Beyond bankruptcy, net of tax	—	0.17	—	—	—	—
Gain on sale of distribution and office facilities, net of tax	—	(1.06)	—	—	—	—
EPA compliance costs, net of tax	—	—	0.96	1.31	—	—
Gain from insurance recoveries, net of tax	—	—	(0.40)	—	—	—
Tax reform	—	—	—	—	(0.37)	—
Asset impairment charges, net of tax	2.06	—	—	—	0.30	1.44
Intangible asset reorganization	(2.80)	—	—	—	—	—
Restructuring charges, net of tax	0.58	0.77	1.12	0.02	0.01	0.12
Acquisition-related expenses, net of tax	0.13	—	0.12	0.10	—	0.10
Subtotal	5.60	6.92	7.75	10.58	10.02	7.68
Amortization of intangible assets, net of tax	0.70	0.66	0.67	0.48	0.67	0.79
Non-cash share-based compensation, net of tax	0.87	1.33	1.03	1.30	0.97	0.83
Adjusted diluted EPS (non-GAAP)	$7.17	$8.91	$9.45	$12.36	$11.65	$9.30

Weighted average shares of common stock used in computing diluted EPS	23,065	23,970	24,090	24,410	25,196	25,322

94	Helen of Troy

ANNEX-A - NON-GAAP FINANCIAL MEASURES
Reconciliation of GAAP Operating Income and Margin to Adjusted Operating Income and Margin (Non-GAAP)
(Unaudited) (in thousands)

	Fiscal Years Ended Last Day of February,
	2025		2024		2023		2022		2021		2020
Operating income as reported (GAAP)	$142,748	7.5%	$260,589	13.0%	$211,791	10.2%	$272,550	12.3%	$281,488	13.4%	$178,251	10.4%
Bed, Bath & Beyond bankruptcy	—	—%	4,213	0.2%	—	—%	—	—%	—	—%	—	—%
Gain on sale of distribution and office facilities	—	—%	(34,190)	(1.7)%	—	—%	—	—%	—	—%	—	—%
EPA compliance costs	—	—%	—	—%	23,573	1.1%	32,354	1.5%	—	—%	—	—%
Gain from insurance recoveries	—	—%	—	—%	(9,676)	(0.5)%	—	—%	—	—%	—	—%
Asset impairment charges	51,455	2.7%	—	—%	—	—%	—	—%	8,452	0.4%	41,000	2.4%
Restructuring charges	14,822	0.8%	18,712	0.9%	27,362	1.3%	380	—%	350	—%	3,313	0.2%
Acquisition-related expenses	3,035	0.2%	—	—%	2,784	0.1%	2,424	0.1%	—	—%	2,546	0.1%
Subtotal	212,060	11.1%	249,324	12.4%	255,834	12.3%	307,708	13.8%	290,290	13.8%	225,110	13.2%
Amortization of intangible assets	18,875	1.0%	18,326	0.9%	18,322	0.9%	12,764	0.6%	17,643	0.8%	21,271	1.2%
Non-cash share-based compensation	21,376	1.1%	33,872	1.7%	26,753	1.3%	34,618	1.6%	26,418	1.3%	22,929	1.3%
Adjusted operating income (non-GAAP)	$252,311	13.2%	$301,522	15.0%	$300,909	14.5%	$355,090	16.0%	$334,351	15.9%	$269,310	15.8%

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ANNEX-A - NON-GAAP FINANCIAL MEASURES
Reconciliation of GAAP Net Income to EBITDA and Adjusted EBITDA (Non-GAAP)
(Unaudited) (in thousands)

	Fiscal Years Ended Last Day of February,
	2025	2024	2023	2022	2021	2020
Net income, as reported (GAAP)	$123,751	$168,594	$143,273	$223,764	$253,946	$152,333
Interest expense	51,922	53,065	40,751	12,844	12,617	12,705
Income tax (benefit) expense	(32,087)	40,448	28,016	36,202	15,484	13,607
Depreciation and amortization	55,048	51,499	44,683	35,829	37,718	37,409
EBITDA (non-GAAP)	198,634	313,606	256,723	308,639	319,765	216,054
Add: Bed, Bath & Beyond bankruptcy	—	4,213	—	—	—	—
Gain on sale of distribution and office facilities	—	(34,190)	—	—	—	—
Acquisition-related expenses	3,035	—	2,784	2,424	—	2,546
EPA compliance costs	—	—	23,573	32,354	—	—
Gain on insurance recoveries	—	—	(9,676)	—	—	—
Restructuring charges	14,822	18,712	27,362	380	350	3,313
Asset impairment charges	51,455	—	—	—	8,452	41,000
Non-cash share-based compensation	21,376	33,872	26,753	34,618	26,418	22,929
Adjusted EBITDA (non-GAAP)	$289,322	$336,213	$327,519	$378,415	$354,985	$285,842
Adjusted operating income, adjusted diluted EPS and adjusted EBITDA may be considered non-GAAP financial measures as set forth in SEC rules. The adjusted operating income, adjusted diluted EPS and adjusted EBITDA tables above report operating income, diluted EPS and non-GAAP EBITDA without the impact of the Barbados tax reform, Bed, Bath & Beyond bankruptcy, gain on sale of distribution and office facilities, EPA compliance costs, gain from insurance recoveries, tax reform, asset impairment charges, intangible asset reorganization, restructuring charges, acquisition-related charges, amortization of intangible assets, and non-cash share-based compensation for the periods presented, as applicable. Fiscal year 2020 includes approximately five weeks of operating results from Drybar Products LLC, acquired on January 23, 2020 and a full year of operating results in each subsequent fiscal year. Fiscal year 2022 includes approximately nine weeks of operating results from Osprey, acquired on December 29, 2021 and a full year of operating results in each subsequent fiscal year. Fiscal year 2023 includes approximately forty-five weeks of operating results from Curlsmith, acquired on April 22, 2022 and a full year of operating results in each subsequent fiscal year. Fiscal year 2025 includes approximately eleven weeks of operating results from Olive & June, acquired on December 16, 2024. The tables reconcile adjusted operating income, adjusted diluted EPS and adjusted EBITDA to their corresponding GAAP-based financial measures, operating income, diluted EPS and net income, presented in our consolidated statements of income in our Annual Report on Form 10-K for the fiscal year ended February 28, 2025. We believe that adjusted operating income, adjusted diluted EPS and adjusted EBITDA provide useful information to management and investors regarding financial and business trends relating to our financial condition and results of operations. We believe that these non-GAAP financial measures, in combination with our financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of such charges and benefits on net income, EPS and operating income. We also believe that these non-GAAP measures reflect the operating performance of our business and facilitate a more direct comparison of our performance to our competitors. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of our activities. Our adjusted operating income, adjusted diluted EPS and adjusted EBITDA are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

96	Helen of Troy

ANNEX-B - HELEN OF TROY LIMITED 2025 STOCK INCENTIVE PLAN
1.    Purpose of the Plan
The purpose of the Plan is to (i) aid the Company in attracting, securing and retaining directors of outstanding ability, (ii) aid the Company and its Subsidiaries and Affiliates in attracting, securing and retaining employees of outstanding ability, (iii) attract consultants to provide services to the Company and its Subsidiaries and Affiliates, as needed, and (iv) motivate such persons to exert their best efforts on behalf of the Company and its Subsidiaries and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest, which such persons will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
2.    Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    Affiliate: Any entity (i) that is an affiliate within the meaning given to such term in Rule 12b-2 promulgated under the Exchange Act, or (ii) that had been a business, division or subsidiary of the Company, the equity of which has been distributed to the Company’s shareholders. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.
(b)    Applicable Law: The legal requirements relating to the administration of equity-based and cash-based awards, as applicable, and the related issuance of Shares under the laws of Bermuda, U.S. state corporate laws, U.S. federal and state and non-U.S. securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)    Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan, whether granted singly or in combination or in tandem.
(d)    Award Agreement: Any written or electronic agreement, contract, or other instrument or document evidencing an Award granted by the Committee hereunder, which does not require the signature of the Company or the Participant.
(e)    Beneficial Owner or Beneficially Owned: As such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).
(f)    Board: The Board of Directors of the Company.
(g)    Change of Control: The occurrence of any of the following events:
(i)    any Person becomes the Beneficial Owner, directly or indirectly, of more than forty percent (40%) of the combined voting power of the then issued and outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (B) any acquisition by an entity pursuant to a reorganization, merger, amalgamation or consolidation, unless such reorganization, merger, amalgamation or consolidation constitutes a Change of Control under clause (ii) of this Section 2(g);
(ii)    the consummation of a reorganization, merger, amalgamation or consolidation, unless following such reorganization, merger, amalgamation or consolidation sixty percent (60%) or more of the combined voting power of the then issued and outstanding voting securities of the entity resulting from such reorganization, merger, amalgamation or consolidation entitled to vote generally in the election of directors is then Beneficially Owned, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation;

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(iii)    the (A) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or (B) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, unless the successor entity existing immediately after such sale or disposition is then Beneficially Owned, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition;
(iv)    during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(g)(i), (ii) or (iii) of the Plan, (B) a director whose initial assumption of office occurs as a result of either an actual or threatened election contest subject to Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (C) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the Outstanding Company Voting Securities) whose election by the Board or nomination for election by the Company’s shareholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or
Notwithstanding anything in the Plan to the contrary, if it would otherwise cause any amount constituting “non-qualified deferred compensation” under Section 409A of the Code (“Deferred Compensation”) to fail to meet the requirements of Section 409A of the Code, no transaction shall be treated as a Change in Control under this definition with respect to Deferred Compensation, unless the transaction is also a “change in control event” within the meaning of Treasury Regulation §1.409A-3(j)(5).
(h)    Claim: Any claim, liability or obligation of any nature, arising out of or relating to the Plan or an alleged breach of the Plan or an Award Agreement.
(i)    Code: The U.S. Internal Revenue Code of 1986, or any successor thereto.
(j)    Committee: The Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder, or if no such committee shall be designated or in office, the Board.
(k)    Company: Helen of Troy Limited, a Bermuda company.
(l)    Confidential Information: All knowledge and information pertaining to the business of the Company and its Affiliates and Subsidiaries obtained by a Participant from any source whatever as a result of his or her Services to the Company and/or its Affiliates or Subsidiaries and which is not a matter of public knowledge, including any confidential records, documents, contracts, customer lists, writings, data or other information, whether or not the same is in written or other recorded form. Without limiting the generality of the foregoing, Confidential Information shall be deemed to include any information or knowledge which may now or hereafter be deemed a trade secret of the Company and/or its Affiliates or Subsidiaries or information which relates to the Company’s and/or its Affiliates’ or Subsidiaries’ personnel; present operations or future planning with respect to suppliers or customers, the contents of any Company, Affiliate or Subsidiary manual, practice or procedure, operating, revenue, expense or other statistics; private or public debt or equity financing or concerning any banking, accounting or financial matters; current or future advertising or promotion plans or programs; applications to or matters pending or under the jurisdiction of any regulatory agency or court, including those that are only threatened; any system, program, procedure or administrative operations, including those pertaining to any matter relative to computer operations of any type; information of the type mentioned above or of any other type regarding Affiliates of the Company; present or future plans for the extension of the present business or the commencement of new business by the Company and/or its Affiliates or Subsidiaries.
(m)    Consultant: Any consultant, agent, independent contractor, leased employee or advisor if: (i) the consultant, agent, independent contractor, leased employee or advisor renders bona-fide services to the Company or any Affiliate or Subsidiary; (ii) the services rendered by the consultant, agent, independent contractor, leased employee or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the

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Company’s securities; and (iii) the consultant, agent, independent contractor, leased employee or advisor is a natural person.
(n)    Disability: Unless otherwise provided in an Award Agreement, that the Participant would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or the Affiliate to which the Participant provides Service regardless of whether the Participant is covered by such policy. If the Company or the Affiliate to which the Participant provides Service does not have a long-term disability policy, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days or one-hundred eighty (180) non-consecutive days in any twelve month period. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its sole discretion. Notwithstanding the foregoing, (a) for purposes of ISOs granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code, and (b) with respect to an Award that is subject to Section 409A of the Code where the payment or settlement of the Award is made upon or by reference to the date of the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A of the Code.
(o)    Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 28 of the Plan.
(p)    Exchange Act: The Securities Exchange Act of 1934, or any successor thereto.
(q)    Fair Market Value: As of any date that requires the determination of the Fair Market Value of Shares under the Plan, the value of a Share on such date of determination, calculated as follows:
(i)    If the Shares are then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on such date on such Nasdaq market system or principal stock exchange on which the Share is then listed or admitted to trading, or, if no closing sale price is quoted on such day, then the Fair Market Value shall be the closing sale price of the Share on such Nasdaq market system or such exchange on the immediately preceding day on which a closing sale price is reported;
(ii)    If the Shares are not then listed or admitted to trading on a Nasdaq market system or a stock exchange which reports closing sale prices, the Fair Market Value shall be the average of the closing bid and asked prices of the Share in the over-the-counter market on such date; or
(iii)    If neither clause (i) nor (ii) is applicable as of such date, then the Fair Market Value shall be determined by the Board in good faith and in using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested parties.
(r)    Fractional Share Interest: A notional or similar interest in a Share issuable pursuant to an Award, the credit of which interest shall be facilitated by the Company’s designated broker, providing for such rights with respect to a Share as shall be specified by the Committee at the time of grant or otherwise of an Award under which Fractional Share Interests may be issued, whether or not the Award also provides for the issuance of whole Shares, including circumstances where the issuance of Fractional Share Interests results from the withholding of less than a whole Share to satisfy Tax-Related Items pursuant to Section 4(e) hereof or payment of the exercise price of an Option pursuant to Section 7(c) hereof.
(s)    ISO: An Option that is also an incentive stock option granted pursuant to Section 7(d) of the Plan.
(t)    LSAR: A limited stock appreciation right granted pursuant to Section 8(d) of the Plan.
(u)    Non-Employee Director: A member of the Board who is not an employee of the Company or any of its Subsidiaries.
(v)    Other Stock-Based Awards: Awards granted pursuant to Section 9 of the Plan.
(w)    Option: A stock option granted pursuant to Section 7 of the Plan.
(x)    Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) of the Plan.

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(y)    Participant: An individual who is selected by the Committee to participate in the Plan pursuant to Section 5 of the Plan.
(z)    Performance Goals. Performance conditions in the form of performance goals that shall be based upon one or more (or any combination) criteria as the Committee shall determine from time to time, which may be Company-wide, on an individual basis, a consolidated basis or otherwise, including the following: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings from continuing operations; (v) earnings per Share (whether basic or fully diluted); (vi book value per Share; (viii) expense management; (ix) return on investment before or after the cost of capital; (x) improvements in capital structure; (xi) growth measures (including sales, net income, cash flow or earnings per share); (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenues or sales; (xvi) costs; (xvii) cash flow; (xviii) cash flow productivity; (xix) free cash flow; (xx) working capital; (xxi) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (xxii) return measures (including return on assets, capital, invested capital, equity, sales or revenue); (xxiii) debt reduction; (xxiv) reductions in the Company’s overhead ratio; (xxv) expenses to sales ratio; (xxvi) total shareholder return; (xxvii) environmental objectives, including, reducing carbon footprint through energy efficiency measures, conserving water resources, minimizing waste generation and responsible waste management, sourcing sustainable materials, and investing in renewable energy sources; (xxviii) social objectives, including promoting workforce inclusion, ensuring fair labor practices and employee wellbeing, engaging with local communities on social issues supporting education and skills development initiatives, addressing human rights concerns within the supply chain; and (xxix) governance objectives, including implementing strong corporate ethics and compliance programs, transparent financial reporting and disclosure of sustainability data board diversity and independent oversight, stakeholder engagement and communication on sustainability strategies, regularly reviewing and updating sustainability policies and practices. The foregoing criteria may relate to the Company, one or more of its Affiliates, Subsidiaries or one or more of its divisions, geography, business units, segments, products, product lines, partnerships, joint ventures, minority investments (except with respect to total shareholder return and earnings per share criteria), or any combination thereof, or may be determined or applied on an absolute or relative basis, a consolidated basis, an adjusted basis, or as compared to the performance of a published or special index, including the Standard & Poor’s 500 Stock Index, the Nasdaq Market index, the Russell 2000 index or a group of comparable companies, or any combination thereof. Performance Goals need not, however, be based upon any increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses.
(aa)    Person: As such term is used for purposes of Section 13(d)(3) or 14(d)(2) of the Exchange Act (or any successor section thereto).
(bb)    Plan: The Helen of Troy Limited 2025 Stock Incentive Plan, as amended, modified, or restated from time to time.
(cc)    Prior Plan: The Helen of Troy Limited 2018 Stock Incentive Plan, as amended, modified, or restated from time to time.
(dd)    Restricted Stock: Restricted stock granted pursuant to Section 9 of the Plan.
(ee)    Restricted Stock Unit: A restricted stock unit representing a right to acquire a fixed number of Shares at a future date, granted pursuant to Section 9 of the Plan.
(ff)    Securities Act: The Securities Act of 1933, or any successor thereto.
(gg)    Service: Services rendered to the Company or any of its Affiliates or Subsidiaries as an employee, Consultant or director.
(hh)    Shares: Common shares, par value $0.10 per share, of the Company, as adjusted pursuant to Section 10 of the Plan.
(ii)    Stock Appreciation Right: A stock appreciation right granted pursuant to Section 8 of the Plan.
(jj)    Subsidiary: A corporation, partnership, limited liability company or other entity as to which more than fifty percent (50%) of the beneficial ownership shall now or hereafter be owned or controlled, directly by a person, any Subsidiary of such person, or any Subsidiary of such Subsidiary.
(kk)    Tax-Related Items: Any U.S. federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside the U.S. (including income tax, social insurance and similar contributions, payroll

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tax, fringe benefits tax, payment on account, employment taxes, stamp tax and any other taxes related to participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to applicable laws or the applicable Award Agreement).
(ll)    Termination of Service: A Participant’s termination of all Service, subject to the sole discretion of Committee. A Termination of Service of an employee of the Company or any Subsidiary or Affiliate shall not be deemed to have occurred in the case of sick leave, military leave or any other leave of absence, in each case approved by the Committee or in the case of transfers between locations of the Company or its Affiliates or Subsidiaries. For purposes of determining whether an Option is entitled to ISO status, an employee’s Termination of Service shall be treated as occurring ninety (90) days after such employee goes on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract. In the case of Participant who is a U.S. taxpayer and a “specified employee” (as defined under Section 409A of the Code), an Award which is considered non-qualified deferred compensation (as defined under Section 409A of the Code) which is otherwise distributable upon a Termination of Service (which is also a Separation from Service as such term is defined under Section 409A of the Code) may not be made before the first day of the seventh month after the date of the Separation from Service (or, if earlier, the date of death of the Participant).
3.    Shares Subject to the Plan
(a)    Number of Shares Reserved. Subject to adjustment in accordance with the provisions of Section 10 hereof, the maximum aggregate number of Shares with respect to which Awards may be granted under the Plan shall be the sum of (i) 1,055,000, whether pursuant to ISOs or otherwise, plus (ii) any Shares which as of immediately prior to the Effective Date are reserved and available for issuance under the Prior Plan and which following the Effective Date are not issued pursuant to the Prior Plan (including, in the interest of clarity, (1) Shares available for new grants under the Prior Plan that are not subject to outstanding awards thereunder as of the Effective Date, (2) Shares subject to awards granted under the Prior Plan that are outstanding as of immediately prior to the Effective Date that are forfeited, expire or are otherwise canceled or settled in cash after the Effective Date, and (3) Shares withheld from awards granted under the Prior Plan to satisfy tax withholding items, to the extent permitted under the Prior Plan). The maximum aggregate number of Shares that may be issued pursuant to the exercise of ISOs granted under Section 7(d) hereof shall not exceed 1,055,000 Shares (subject to adjustment in accordance with the provisions of Section 10 hereof). The Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares, including Shares acquired by purchase in the open market or in private transactions.
(b)    Share Replenishment. To the extent that an Award granted under the Plan is cancelled, expired, forfeited, surrendered, exchanged, settled by delivery of fewer Shares than the number underlying the Award, settled in cash or otherwise terminated without delivery of the Shares to the Participant (including Shares subject to an Award that are withheld or surrendered in satisfaction of the Tax-Related Items with respect to Other Stock-Based Awards granted in the form of “full value” Awards (e.g., awards not requiring an exercise or purchase price or having an exercise or purchase price that is equal to less than the Fair Market Value on the grant date), the Shares retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, (ii) be available for future Awards under the Plan and (iii) not be counted against the number of Shares reserved and available under the Plan; provided, that notwithstanding the foregoing, Shares that are (A) withheld from an Option or Stock Appreciation Right or separately surrendered by the Participant in payment of the Option Price or exercise or purchase price or Tax-Related Items with respect to such Award, (B) not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right or (C) repurchased on the open market using proceeds from the exercise of a Option shall be deemed to constitute delivered shares and shall not be available for future Awards under the Plan and shall continue to be counted as outstanding for purposes of determining whether any of the Award limits specified in Sections 3(d) or 3(e) have been attained.
(c)    Shares Not Counted Against Share Pool Reserve. To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards pursuant to Section 10(e) hereof of any entity acquired in any form of combination by the Company or an Affiliate shall not be counted against the number of Shares reserved and available under the Plan. Additionally, to the extent permitted by Applicable Law, in the event that a company acquired by (or combined with) the Company or an Affiliate has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the shareholders of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Awards under the Plan in lieu of awards under the applicable pre-existing

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plan of the other company and shall not reduce the number of Shares reserved and available under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or any Affiliate in existence prior to such acquisition or combination.
(d)    Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares to an individual as compensation for services as a Non-Employee Director, together with cash compensation earned by the Non-Employee Director during any fiscal year, shall not exceed $750,000 in any fiscal year.
4.    Administration
(a)    General. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. If necessary to satisfy the requirements of Rule 16b-3 promulgated under the Exchange Act, the Committee shall consist solely of at least two individuals who are each “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto), and satisfy all applicable independence requirements set forth in any applicable stock exchange or market or quotation system in which the Shares are then traded, listed or quoted. Except as required by Rule 16b under the Exchange Act, any action permitted to be taken by the Committee may be taken by the Board, in its discretion; provided however that, to the extent required by any stock exchange or market or quotation system on which the Shares are traded, listed or quoted, any Award approved by the Board shall also have been approved by a majority of the Company’s independent directors (within the meaning of such exchange or market or quotation system).
(b)    Scope of Authority. The Committee is authorized to interpret the Plan and Award Agreements, to establish, amend and rescind any rules and regulations relating to the Plan (including any sub-plans for Awards made to Participants who are not residents of the United States), to make any other determinations that it deems necessary or desirable for the administration of the Plan, and to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(i)    to select Participants to whom Awards may be granted;
(ii)    to determine the type or types of Awards to be granted to each Participant;
(iii)    to determine (A) the type and number of Awards to be granted, (B) the number of Shares to which an Award may relate, (C) the terms and conditions of any Award granted under the Plan (including any exercise price, grant price, or purchase price, and any bases for adjusting such exercise, grant or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, extension of the period of time during which Participant may exercise Options previously granted or to permit the continued vesting of Awards (subject to Section 11(b)) following a Participant’s Termination of Service, and waivers of performance conditions (including Performance Goals) relating to an Award, based in each case on such considerations as the Committee shall determine), (D) any Performance Goals and any performance period for an Award, and (E) all other matters to be determined in connection with an Award;
(iv)    to determine whether and to what extent, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to ascertain the amount of the applicable Award;
(v)    to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;
(vi)    to take any action consistent with the terms of the Plan, either before or after an Award has been granted, as the Committee deems necessary or advisable to comply with or facilitate compliance with any applicable laws, including Applicable Laws and any other government laws or regulatory requirements of a non-U.S. jurisdiction, or taking advantage of tax-favorable treatment for Awards granted to Participants outside the U.S., modifying or amending the terms and conditions governing any Awards, establishing any local country plans as sub-plans to the Plan, adopting any addenda to Award Agreements, conforming with or taking advantage of

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governmental requirements, statutes or regulations or adopting the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements;
(vii)    to prescribe the form of each Award Agreement, which need not be identical for each Participant;
(viii)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder, in each case, in the manner and to the extent the Committee deems necessary or desirable;
(ix)    to approve any repurchase of Shares pursuant to Section 42A or 42B of the Companies Act 1981 of Bermuda where a Participant wishes to effect payment of (A) an exercise of an Award or (B) payment of any Tax Related Items pursuant to Section 4(e) below by delivery of Shares;
(x)    to make all other decisions, determinations and certifications and take any other actions as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan;
(xi)    amend or modify the terms of an Award consistent with the terms and conditions of the Plan, including Section 15; and
(xii)    to prescribe the form of each Award Agreement, which need not be identical for each Participant and may vary for Participants within and outside of the U.S.
(c)    Delegation. To the extent permitted by Applicable Law and without limiting any delegation of authority under Section 16 or otherwise under the Plan, the Committee, from time to time, may delegate to a committee or one or more members of the Board or to one or more officers of the Company the authority to grant Awards to Participants other than (i) employees who are subject to Section 16 of the Exchange Act, or (ii) officers of the Company (or directors) to whom authority to grant or amend Awards has been delegated hereunder. Provided it meets the limitations of this Section 4(c), any delegation hereunder shall include the right to modify Awards as necessary to accommodate changes in applicable law (including Applicable Laws) or regulations, including in jurisdictions outside the U.S., or any stock exchange rules. Furthermore, any delegation hereunder shall be subject to the restrictions and limitations that the Board (or, as applicable, the Committee) specifies at the time of such delegation, and the Board (or, as applicable, the Committee) may rescind at any time the authority so delegated and/or appoint a new delegatee. At all times, the delegatee appointed under this Section 4(c) shall serve in such capacity at the pleasure of the Board (or, as applicable, the Committee). The Committee may also delegate to a committee consisting of employees of the Company the authority to authorize transfers, establish terms and conditions upon which transfers may be made and establish classes of options eligible to transfer options, as well as to make other determinations with respect to option transfers.
(d)    Binding Determination. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including Participants and their beneficiaries or successors). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
(e)    Tax Withholding. The Participant shall be responsible for payment of any Tax-Related Items or similar charges required by Applicable Law to be paid or withheld from an Award or an amount paid in satisfaction of an Award, or otherwise applicable to the Participant. Without limiting the foregoing, the Committee shall require payment and the Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company or the applicable Subsidiary or Affiliate (including by withholding from the proceeds of the sale of Shares acquired pursuant to an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization), to satisfy Tax-Related Items withholding requirements with respect to any taxable event arising as a result of the Plan or as a result of the grant, vesting or the exercise of an Award or other event that results in taxable income in respect of an Award. With the approval of the Committee, the Participant may elect or may be required by the Company to pay a portion or all of the withholding of such Tax Related Items by (i) delivery of Shares or (ii) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant (or allowing the return of Shares), to satisfy such Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-

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Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case, Participants may receive or seek a refund of any over-withheld amount from local tax authorities. The Award Agreement may also specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.
(f)    Repricing. Notwithstanding the foregoing, a Repricing (as defined below) is prohibited without prior shareholder approval. Subject to compliance with the provisions of the immediately preceding sentence regarding a Repricing, the Committee may, at any time or from time to time: (i) authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards or (ii) buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree. For purposes of the Plan, “Repricing” means any of the following or any other action that has the same purpose and effect: (A) lowering the exercise price of an outstanding Option or SAR granted under the Plan after it is granted or (B) canceling an outstanding Award granted under the Plan at a time when its exercise or purchase price exceeds the then Fair Market Value of the stock underlying such outstanding Award, in exchange for another Award or a cash payment, unless the cancellation and exchange occurs in connection with a merger, amalgamation, consolidation, sale of substantially all the Company’s assets, acquisition, spin-off or other similar corporate transaction.
(g)    Other Term and Conditions. Shares issued pursuant to an Award shall, subject to the terms hereof, be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, share repurchase, option cancellation, Participant services or other consideration, as the Committee shall determine, provided that in no event shall the consideration per share be less than the par value thereof.
5.    Eligibility
Employees of the Company, its Subsidiaries and Affiliates, who are from time to time responsible for, or contribute to, the management, growth and protection of the business of the Company and its Affiliates or Subsidiaries, Consultants to the Company, its Subsidiaries and Affiliates and directors of the Company, its Subsidiaries and Affiliates are eligible to be granted Awards under the Plan. Participants shall be selected from time to time by the Committee, in its sole discretion, from among those eligible, and the Committee shall determine, in its sole discretion, the number of Shares to be covered by the Awards granted to each Participant. Notwithstanding any provisions of the Plan to the contrary, an Award may be granted to an employee, Consultant or director in connection with his or her hiring or retention prior to the date the employee, Consultant or director first performs Services for the Company, Affiliate or a Subsidiary; provided, however, that any such Award shall not become effective prior to the date the employee, Consultant or director first performs such Services.
6.    Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date, provided, however, that no ISO shall be granted under the Plan after the date that is ten years from the earlier of the date that the Plan is adopted by the Board or approved by the Company’s shareholders.
7.    Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non-qualified, incentive or other stock options for federal income tax purposes, as evidenced by the related Award Agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(a)    Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted.
(b)    Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions, including Service and/or performance conditions (including Performance Goals) as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.
(c)    Exercise of Options. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 7 of the Plan, the exercise date shall be the date the Company receives a written notice of exercise in accordance with the terms of the Award Agreement and full payment for the Shares

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with respect to which the Option is exercised, together with (i) any other agreements required by the terms of the Plan and/or Award Agreement or as required by the Committee, and (ii) payment by the Participant of all Tax Related Items incurred in connection with such Option exercise (or arrangements for the collection or payment of such tax satisfactory to the Committee are made). The Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (A) in cash, (B) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such Shares have been held by the Participant for no less than six months, (C) partly in cash and partly in such Shares, (D) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased, (E) through having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant or (F) through such other means as shall be prescribed in the Award Agreement.
(d)    ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Notwithstanding Section 5 of the Plan, an ISO may be granted only to an individual who is employed by the Company or any “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company at the time the Option is granted. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). If the aggregate Fair Market Value of the Shares (determined as of the respective date or dates of grant) for which ISOs are granted under the Plan (or any other stock incentive plan of the Company or subsidiary corporation or parent corporation thereof) are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the portion of the Option not exceeding $100,000, to the extent of whole Shares, will be treated as an ISO and the remaining portion of the Option will be treated as a non-statutory stock option. Unless otherwise permitted under Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who at the time of such grant, owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation or parent corporation thereof, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition.
(e)    Exercisability Upon Termination of Service by Death or Disability. Upon a Termination of Service by reason of death or Disability, the Option may be exercised within one year (or such other period specified in the Award Agreement) following the date of death or Termination of Service due to Disability (subject to any earlier termination of the Option as provided by its terms), by the Participant in the case of Disability, or in the case of death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case only to the extent the Participant was entitled to exercise the Option on the date of his or her Termination of Service by death or Disability. To the extent that he or she was not entitled to exercise such Option at the date of his or her Termination of Service by death or Disability, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate. Notwithstanding anything to the contrary herein, the Committee may, at any time and from time to time, (i) in its sole discretion, impose such conditions upon the exercisability of such Options as it may deem fit, and (ii) prior to the termination of an Option, with the consent of the Participant, extend the period of time during which the Participant may exercise his or her Option following the date of Termination of Service due to death or Disability; provided, however, that the maximum period of time during which an Option shall be exercisable following the date of Termination of Service due to death or Disability shall not exceed the original term of such Option as set forth in the Award Agreement and that notwithstanding any extension of time during which an Option may be exercised, such Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Participant was entitled to exercise the Option on the date of Termination of Service due to death or Disability.
(f)    Effect of Other Termination of Service. Upon a Termination of Service for any reason (other than death or Disability), an unexercised Option may thereafter be exercised during the period ending 90 days (or such other period specified in the Award Agreement) after the date of such Termination of Service, but only to the extent to which such Option was vested and exercisable at the time of such Termination of Service. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Service, accelerate the vesting

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of unvested Options held by a Participant if such Participant’s Termination of Service is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company or extend the period of time during which the Participant may exercise his or her Option following the date of Termination of Service; provided, however, that the maximum period of time during which an Option shall be exercisable following the date of Termination of Service shall not exceed the original term of such Option as set forth in the Award Agreement and that notwithstanding any extension of time during which an Option may be exercised, such Option, unless otherwise determined by the Committee, shall only be exercisable to the extent the Participant was entitled to exercise the Option on the date of Termination of Service.
8.    Terms and Conditions of Stock Appreciation Rights
(a)    Grants. The Committee also may grant a Stock Appreciation Right, independent of an Option, with respect to Shares that are traded or listed on an established stock exchange or market or quotation system.
(b)    Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted and (ii) an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges or market or quotation systems (including under Applicable Law). Each Stock Appreciation Right granted independent of an Option shall entitle a Participant to exercise the Stock Appreciation Right in whole or in part and, upon such exercise, to receive from the Company an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the portion of the Stock Appreciation Right so exercised. A Stock Appreciation Right shall be exercisable at such time and upon such terms and conditions, including Service and/or performance conditions (including Performance Goals) as may be determined by the Committee, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted. The date a notice of exercise is received by the Company shall be the exercise date. Payment shall be made in cash, Shares or a combination of cash and Shares, as determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised.
(c)    Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.
(d)    Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events. Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash as soon as practicable after the occurrence of the specified contingent event and may provide that any related Awards are not exercisable while such LSARs are exercisable. Unless the context otherwise requires, whenever the term “Stock Appreciation Right” is used in the Plan, such term shall include LSARs.
9.    Other Stock-Based Awards
(a)    Generally. The Committee, in its sole discretion, may grant Awards of unrestricted Shares, Restricted Stock, Restricted Stock Units and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (collectively, “Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives, including to Performance Goals. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine (i) to whom and when Other Stock-Based Awards will be made, (ii) the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, (iii) whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and (iv) all other terms and conditions of such Awards (including the vesting provisions thereof, subject to Section 11(b)).
(b)    Terms and Conditions of Restricted Stock and Restricted Stock Units.
(i)    Grant. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement in form approved by the Committee. Subject to Section 11(b), the vesting of a Restricted Stock Award or Restricted Stock Unit granted under the Plan may, but shall not be required to, be conditioned upon the completion of a specified period of Service, upon attainment

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of specified performance conditions, including Performance Goals, and/or upon such other criteria as the Committee may determine in its sole discretion.
(ii)    Receipt of Restricted Stock. As soon as practicable after an Award of Restricted Stock has been made to a Participant, there shall be registered in the name of such Participant or of a nominee the number of Shares of Restricted Stock so awarded. Except as provided in the applicable Award Agreement, no Shares of Restricted Stock may be assigned, transferred or otherwise encumbered or disposed of by the Participant until such Shares have vested in accordance with the terms of such Award Agreement. If and to the extent that the applicable Award Agreement so provides, a Participant shall have the right to vote and, to the extent vested, receive dividends on the Shares of Restricted Stock granted to him or her under the Plan. Unless otherwise provided in the applicable Award Agreement, any Shares received as a dividend or bonus issue on such Restricted Stock or in connection with a stock split or subdivision of the Shares of Restricted Stock shall be subject to the same restrictions as the Restricted Stock.
(iii)    Purchase Price. At the time of the grant of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award. The purchase price of Shares acquired pursuant to the Award shall be paid either: (A) in cash at the time of purchase; (B) at the sole discretion of the Committee, by Service rendered or to be rendered to the Company or an Affiliate; or (C) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with Applicable Laws.
(iv)    Form and Time of Payments Pursuant to Restricted Stock Units. The Committee shall specify the settlement date applicable to each grant of Restricted Stock Units, which date shall not be earlier than the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, or such settlement date may be deferred to any later date, subject to compliance with Section 409A of the Code, as applicable. On the settlement date, the Company shall, subject to Section 11(d) hereof and satisfaction of applicable Tax-Related Items, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of the Shares that otherwise would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable Tax-Related Items. Until a Restricted Stock Unit is settled, the number of Restricted Stock Units shall be subject to adjustment pursuant to Section 10 hereof.
(v)    Effect of Termination of Service. Upon a Termination of Service for any reason, the Participant shall only be entitled to the Restricted Stock or Restricted Stock Units vested at the time of such Termination of Service, and the Participant’s unvested Restricted Stock Restricted Stock Units shall be forfeited or, to the extent provided in the Award Agreement, repurchased by the Company. Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Participant or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Restricted Stock or Restricted Stock Units held by the Participant if such Participant’s Termination of Service is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company or, if a Restricted Stock Award or Restricted Stock Unit granted under the Plan is conditioned upon a specified period of Service, permit the continued vesting of the Restricted Stock or Restricted Stock Units during a period of time following the date of Termination of Service to satisfy such condition; provided, however, that the maximum period of time during which the Restricted Stock or Restricted Stock Units continue to vest following the date of Termination of Service shall not exceed the original term of such Restricted Stock or Restricted Stock Units as set forth in the Award Agreement; provided further, that any continuation of vesting of Awards as contemplated herein shall be implemented in compliance with Section 409A of the Code and in a manner that is exempt from Section 457 of the Code.
10.    Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)    Adjustments upon Changes in Capitalization. Subject to any required action by the shareholders of the Company under Applicable Laws and the Company’s constitutional documents (including its bye-laws and memorandum of association), the number and type of Shares covered by each outstanding Award, and the number and type of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon

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cancellation, expiration or forfeiture of an Award, as well as the exercise or purchase price, and the number of Shares that may be issued pursuant to the exercise of ISOs, shall be proportionately adjusted for any increase or decrease in the number of issued Shares, any change to the price of the Shares or any other change affecting the Shares resulting from a stock split, subdivision, consolidation, spin-off, rights offering, large nonrecurring cash dividend, reverse stock split or combination or the payment of a bonus issue or stock dividend (but only on the Company’s common shares) or redesignation or reclassification of the Company’s common shares, any other similar corporate event or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (other than increases pursuant to the issuance of Other Stock-Based Awards under Section 9 of the Plan). Such adjustments and any other adjustments the Committee determines to be equitable shall be made by the Committee in its sole discretion, which adjustment shall be final, binding and conclusive. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code or that would cause an ISO to become disqualified. Except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to the Plan or an Award.
(b)    Adjustments upon Reorganization.
(i)     In the event of a Reorganization, then the Committee may, in its sole discretion, provide (A) that Awards will be settled in cash rather than Shares, (B) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (C) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (D) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction, over the exercise or base price of the Award, (E) that performance targets and performance periods for Awards based on performance conditions, including Performance Goals, will be modified, (F) that, upon written notice to a Participant, all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, or (G) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
(ii)    The term “Reorganization” as used in this Section 10(b) shall mean any corporate event or transaction involving the Company (including any reorganization, recapitalization, combination or exchange of shares, statutory merger, statutory amalgamation, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization or any transaction described in Section 10(a).
(iii)    Any adjustments made pursuant to this Section 10(b) shall be subject to the provisions of Section 15(b) and, to the extent constituting a Change of Control, Section 10(c).
(c)    Change of Control. The provisions of this Section 10(c) shall apply in the event there occurs a Change of Control.
(i)    Awards Assumed or Substituted by Surviving Entity. Subject to Section 27 and unless otherwise provided in an Award Agreement, with respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change of Control, if within one year after the effective date of the Change of Control (or such other period set forth in the Award Agreement or other agreement, including prior thereto if applicable), a Participant’s Service is involuntarily terminated other than for cause or by that Participant for good reason under the circumstances specified in the Award Agreement or other agreement, then (A) all of that Participant’s outstanding Options or SARs shall immediately vest and become fully exercisable and may thereafter be exercised for one year (or the period of time set forth in the Award Agreement or other agreement), but in no event later than the expiration date of the Option or SAR, as applicable, (B) all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse and become fully vested, and (C) the payout level under all of that Participant’s Awards that vest in whole or in part based on performance conditions (including Performance

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Goals) that were outstanding immediately before the effective time of the Change of Control shall be determined and deemed to have been earned as of the date of termination based upon achievement of relevant Performance Goals or conditions or based on performance at the “target” level (either in full or pro rata based upon the length of time (in days) within the performance period that has elapsed prior to the date of Termination of Service), and any limitations or other restrictions shall lapse and there shall be a payout to such Participant within 60 days following the date of Termination of Service (unless a later date is required under Section 409A of the Code).
(ii)     Awards not Assumed or Substituted by Surviving Entity. Subject to Section 27 and unless otherwise provided in an Award Agreement, upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee as provided in Section 10(c)(i): (A) outstanding Options or SARs shall immediately vest and become fully exercisable and may thereafter be exercised for the period of time set forth in the Award Agreement or other agreement, but in no event later than the expiration date of the Option or SAR, as applicable, (B) time-based vesting restrictions on outstanding Awards shall lapse and become fully vested, and (C) the payout level attainable under outstanding Awards that vest in whole or in part based on performance conditions (including Performance Goals) shall be determined and deemed to have been fully earned as of the effective date of the Change of Control based upon achievement of relevant performance goals or conditions or based on performance at the “target” level (either in full or pro rata based upon the length of time (in days) within the performance period that has elapsed prior to the Change of Control), and any limitations or other restrictions shall lapse and there shall be a payout to Participants within sixty (60) days following the Change of Control (unless a later date is required by Section 409A of the Code). Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement.
(iii)    For the purposes of this Section 10(c), an Option, SAR, Restricted Stock, Restricted Stock Unit Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change of Control the Award confers the right to purchase or receive, for each Share subject to the Option, SAR, Restricted Stock, Restricted Stock Unit Award or Other Stock-Based Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting the Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the issued and outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company or the parent of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, SAR, Restricted Stock, Restricted Stock Unit Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or the parent of the successor company with a fair market value substantially equal to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of whether fair market value is substantially equal shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
(d)     Acceleration for Other Reasons. Regardless of whether an event has occurred as described in Section 10(c) above, the Committee may in its sole discretion at any time determine that, upon the termination of Service of a Participant for any reason, or the occurrence of a Change of Control, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria (including Performance Goals) with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards made to a Participant in exercising its discretion pursuant to this Section 10(d).
(e)     Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees or members of the board or equivalent governing body of another entity who become employees or directors of the Company or an Affiliate as a result of a merger, amalgamation or consolidation of the other entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of such entity. The Committee may direct that the substitute awards be made on such terms and conditions as the Committee considers appropriate in the circumstances.

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11.    Provisions Applicable to Awards
(a)    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
(b)    Minimum Vesting Requirements. Notwithstanding any other provision of the Plan, except in connection with Awards granted in connection with assumption or substitution of awards as part of a transaction as contemplated under Section 3(c) or Section 10(e) or Awards that may be settled only in cash, no portion of an Award granted on or after the Effective Date may vest before the first anniversary of the date of grant, subject to accelerated vesting as contemplated under Section 4(b)(iii) and Section 10; provided, however, that the Company may grant Awards with respect to up to five percent (5%) of the number of Shares reserved under Section 3 as of the Effective Date without regard to the minimum vesting period set forth in this Section 11(b); provided further that, for purposes of Awards granted to Non-Employee Directors, such Awards shall be deemed to have vested after the first anniversary of the date of grant if the Awards are granted to Non-Employee Directors in connection with their election or reelection to the Board at an annual general meeting of shareholders and the Awards vest on the next annual general meeting of shareholders, so long as the period between such annual general meetings is not less than 50 weeks.
(c)    No Dividend / Dividend Equivalents on Unvested Awards. In no event may any dividends (or dividend equivalents, to the extent an Award entitles the Participant to receive dividend equivalents in respect of the underlying Shares subject to the Award) be distributed or paid to the Participant in respect of any Award before the Award has become vested.
(d)    Share Certificates; Book Entry Procedures.
(i)    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise or vesting, as applicable, of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Law. All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Applicable Law. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such Applicable Law. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.
(ii)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any Applicable Law, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
(e)    Paperless Administration. Participants hereby agree to the Company’s use (for itself or through the services of a third-party) of an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website, intranet or interactive voice response, and that the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
(f)    Nontransferability of Awards. An Award shall not be assigned, transferred or otherwise encumbered or disposed of by the Participant (including to a third-party financial institution or for consideration), other than as provided in this Section 11(f) or by will or by the laws of descent and distribution, and except as provided in this Section 11(f), during the lifetime of a Participant an Award shall be exercisable only by the Participant. An Award exercisable after the death of a Participant or a transferee pursuant to the following sentence may be exercised by the legatees, personal representatives or distributees of the Participant or such transferee. The Committee may, in its discretion, authorize all or a portion of Awards previously granted or to be granted to a Participant, other than ISOs, to be on terms which permit irrevocable transfer for no consideration by such Participant to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Participant, any trust in which these persons have more than 50% of the beneficial interest, any

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foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests (collectively, “Eligible Transferees”), provided that (i) the Award Agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 11(f) and (ii) subsequent transfers of transferred Awards shall be prohibited except those in accordance with the first sentence of this Section 11(f). The Committee may, in its discretion, amend the definition of Eligible Transferees to conform to the coverage rules of Form S-8 under the Securities Act (or any comparable or successor registration statement) from time to time in effect. Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of Termination of Service of Sections 7(e) and 7(f) hereof shall continue to be applied with respect to the original Participant, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified, in Sections 7(e) and 7(f). Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, shall have the authority to waive this Section 11(f) or any part hereof (except with respect to ISOs) to the extent that this Section 11(f) or any part hereof is not required under the rules promulgated under any law, rule or regulation applicable to the Company.
(g)    Adjustments to Performance Goal Attainment. As determined by the Committee, in its sole discretion, the Performance Goals may be calculated without regard to extraordinary items or accounting changes and (without limiting the adjustments to any of the following) the Committee may specify the manner of adjustment of any Performance Goal to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or other circumstances or to exclude the effects of (i) extraordinary, unusual, or non-recurring items, (ii) changes in applicable laws, regulations or accounting principles, (iii) items relating to foreign exchange or currency transactions and/or fluctuations, including currency fluctuations, (iv) discontinued operations, (v) non-cash items, such as amortization, depreciation, reserves, or asset impairments, (vi) any recapitalization, restructuring, reorganization, amalgamation, merger, acquisition, divestiture, consolidation, spin-off, split-up, subdivision, combination, liquidation, dissolution, sale of assets, joint venture, partnering or other similar corporate transaction, including expenses incurred in connection therewith, (vii) litigation, arbitration and settlement charges, (viii) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative, and (ix) items attributable to any other change affecting the Shares resulting from a stock split, subdivision, consolidation, spin-off, rights offering, large nonrecurring cash dividend, reverse stock split or combination or the payment of a bonus issue or stock dividend or reclassification stock dividend, stock split, combination or exchange of stock. The Committee may make such adjustments to the determination of attainment of one or more of the Performance Goal as the Committee in its sole discretion deems appropriate.
12.    Confidentiality and Non-Competition
By accepting an Award under the Plan and as a condition to the exercise or settlement of Options, Stock Appreciation Rights or Restricted Stock Units and the enjoyment of any of the benefits of the Plan and the applicable Award Agreement, each Participant agrees as follows:
(a)    Confidentiality. During the period that each Participant provides Services for the Company or any Subsidiary or Affiliate and thereafter, for a period of eighteen (18) months (the “Restricted Period”), such Participant shall treat and safeguard as confidential and secret all Confidential Information received by such Participant at any time. Without the prior written consent of the Company, except as required by law, such Participant will not disclose or reveal any Confidential Information to any third party whatsoever or use the same in any manner except in connection with the businesses of the Company and its Affiliates or Subsidiaries. In the event that a Participant is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to his opinion, judgment or recommendations concerning the Company or its Affiliates or Subsidiaries as developed from the Confidential Information, each Participant will provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions contained herein. If, failing the entry of a protective order or the receipt of a waiver hereunder, such Participant is, in the reasonable opinion of his or her counsel, compelled to disclose Confidential Information, such Participant shall disclose only that portion and will exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. For the avoidance of doubt, nothing herein is intended to impede, prohibit or restrict a Participant (or an attorney acting on a Participant’s behalf) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, Commodity Futures Trading Commission, Financial Industry Regulatory Authority (FINRA), or any other state or federal regulatory authority or self-regulatory organization regarding the Plan, an Award Agreement or its underlying facts or

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circumstances, or about a possible violation of securities laws (or recovering any remuneration for doing so), the Commodities Exchange Act, or employment laws, or exercising rights under the federal Defend Trade Secrets Act which provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (A) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Section 12(a) does not, however, authorize a Participant to disclose information such Participant obtains through a communication that is subject to the attorney-client privilege or the work product doctrine.
(b)    Non-Competition.
(i)    During the Restricted Period, each Participant shall not, without prior written consent of the Committee, do, directly or indirectly, any of the following:
(A) be engaged by or employed with, in a position involving functionally or substantially the same duties such Participant performed for the Company or any of its Affiliates or Subsidiaries at the time of Participant’s separation from employment from the Company, or own, manage or control, any other corporation, partnership, proprietorship, firm, association or other business entity, which competes with the business of the Company or any of its Affiliates or Subsidiaries (as such business is conducted during the term such Participant provides Services to the Company or Affiliates or its Subsidiaries) anywhere in the geographic regions or countries in which such Participant provides Services to or supports the Company or any of its Affiliates or Subsidiaries; provided, however, that the ownership of a maximum of one percent of the outstanding stock of any publicly traded corporation shall not violate this covenant. To the extent such Participant’s job duties, at the time of such Participant’s separation from employment with the Company, was substantially focused on a particular brand or product line of the Company or its Affiliates or Subsidiaries, the restrictions in this Section 12(b)(i)(A) shall apply only to a business that competes with the business of the Company or its Affiliates or Subsidiaries in the particular brand or product line in which such Participant provides Services to or is supported by such Participant at the time of such Participant’s separation from employment. Such Participant recognizes and acknowledges that the business of the Company and its Affiliates and Subsidiaries is worldwide in scope and that such Participant’s job duties may involve global and/or national operations, marketing, or other functions of the Company or its Affiliates or Subsidiaries. For this reason, such Participant agrees and acknowledges that the geographic restrictions in this Section 12(b)(i)(A) are reasonable and necessary to protect the legitimate business interests of the Company or its Affiliates and Subsidiaries. The Company and such Participant agree that the restrictions set forth in this Section 12(b)(i)(A) do not apply as to such Participant’s employment in California, or any other State or jurisdiction in which such restrictions are prohibited by law at the time of such Participant’s separation from employment;
(B)    solicit, or attempt to solicit, on behalf of any corporation, partnership, proprietorship, firm, association or other business entity which competes with the business of the Company or any of its Affiliates or Subsidiaries , any customer, supplier, licensee, or business relation of the Company or its Affiliates or Subsidiaries, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company or its Affiliates or Subsidiaries; or
(C) employ, solicit for employment or assist in employing or soliciting for employment any present, former or future employee, officer or agent of the Company or any of its Affiliates or Subsidiaries.
(ii)    In the event any court of competent jurisdictions should determine that the foregoing covenant of non-competition is not enforceable because of the extent of the geographical area or the duration thereof, then the Company and the affected Participant hereby petition such court to modify the foregoing covenant to the extent, but only to the extent, necessary to create a covenant which is enforceable in the opinion of such court, with the intention of the parties that the Company shall be afforded the maximum enforceable covenant of non-competition which may be available under the circumstances and applicable law.
(c)     Failure to Comply. Each Participant acknowledges that remedies at law for any breach by him of this Section 12 may be inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, subject to the terms of Section 12(a),

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each Participant acknowledges that upon his or her violation of any provision of this Section 12, the Company will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach. Each Participant further agrees, subject to the proviso at the end of this sentence, that if he or she violates any provisions of this Section 12, such Participant shall immediately forfeit any rights and benefits under the Plan and shall return to the Company any unexercised Options and forfeit the rights under any other Awards and shall return any Shares held by such Participant received upon exercise of any Option or the vesting of Shares underlying an Award granted hereunder, together with any proceeds from sales of any Shares received upon exercise of such Options or the vesting of Shares underlying an Award; provided, however, that upon violation of subsection (b) of this Section 12, the forfeiture, repurchase and return provisions contained in this sentence shall apply only to (i) the Award if the Shares have not yet become exercisable or vested or that become vested during the two-year period immediately prior to such Participant’s Termination of Service, and in any such case the gross proceeds from sales of the Award or underlying Shares, and (ii) without duplication of the amounts described in clause (i) above, any gross proceeds of sales from the sale of the Award or underlying Shares, during the two year period immediately prior to such Participant’s Termination of Service. Nothing in this Section 12 will be deemed to limit, in any way, the remedies at law or in equity of the Company, for a breach by a Participant of any of the provisions of this Section 12.
(d)    Notice. Each Participant agrees to provide written notice of the provisions of this Section 12 to any future employer of such Participant, and the Company expressly reserves the right to provide such notice to such Participant’s future employer(s).
13.    “Lockup” Agreement
The Committee may in its discretion specify upon granting an Award that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Participant shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Participant will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Shares issued pursuant to the exercise and settlement of such Award, without the prior written consent of the Company or such underwriters, as the case may be.
14.    Limitation of Liability
Each member of the Board, including the members of the Committee, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, auditor, legal counsel, consultants, agents or other professional retained by the Company, the Board or the Committee to assist in the administration of the Plan. No member of the Board, including the members of the Committee, nor any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination, or interpretation taken or made in good faith and in absence of fraud and dishonesty with respect to the Plan, and all members of the Board, including the members of the Committee, and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation. Except to the extent required by any unwaiveable requirement under applicable law (including Applicable Law), no member of the Board or the Committee (and no Subsidiary or Affiliate of the Company) shall have any duties or liabilities, including any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of the Plan, any Award Agreement or any Claim arising hereunder. To the fullest extent permitted under applicable law (including Applicable Law), each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary or Affiliate of the Company arising out of the Plan.
15.    Amendments or Termination
(a)    The Board or the Committee may terminate or discontinue the Plan at any time. The Board or the Committee may amend, modify or alter the Plan at any time, but no amendment, modification or alteration shall be made which, without the approval of the shareholders of the Company, would (except as is provided in Section 10 of the Plan), increase the total number of Shares reserved for the purposes of the Plan, change the maximum number of Shares for which Awards may be granted to any Participant or modify the Plan in any other way to the extent shareholder approval is required under Applicable Law. Notwithstanding anything to the contrary herein, neither the Committee nor the Board may amend, alter

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or discontinue the provisions relating to Section 10(b) of the Plan after the occurrence of a Change of Control.
(b)    Except as provided in Section 10 of the Plan or expressly provided under the Plan, any amendment, modification, termination or discontinuance of the Plan shall not affect Awards previously granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, modified, terminated or discontinued, unless such amendment, modification, termination or discontinuance (i) is required by applicable law, (ii) is required or desirable to facilitate compliance with applicable law (including Applicable Law), as determined in the sole discretion of the Committee, (iii) would not impair, in any material respect, any of the rights or obligations under any Award theretofore granted to such Participant under the Plan, or (iv) is mutually agreed upon by the Participant and the Company, which agreement shall be in writing and signed by the Participant and the Company. In the event of any amendment or modification to the Plan, the holder of any Award outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto.
16.    Non-U.S. Participants
Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Subsidiaries and Affiliates operate or in which Participants work or reside, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Participants outside the United States will be eligible to participate in the Plan; (b) modify the terms and conditions of any Award granted to Participants outside the United States; (c) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries, Affiliates or Participants in particular locations; provided that no such sub-plans and/or modifications shall require shareholder approval; and (d) take any action, before or after an Award is granted, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on death, disability, retirement or other termination of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax or social insurance contribution liability to the Participant, the withholding procedures and handling of any share certificates or other indicia of ownership. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
17.    No Right to Continued Employment or Service
Neither the existence, the establishment or the provisions of the Plan nor the granting of an Award under the Plan nor the provision for, vesting or payment of any Award hereunder nor any action of the Company (including, for purposes of this Section 17, any predecessor or Subsidiary or any Affiliate) shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or be held or construed to confer upon any person any legal right to receive, or any interest in, an Award or any other benefit under the Plan, or any legal right to establish or continue the employment or Service of a Participant or lessen or affect the Company’s, Subsidiary’s or Affiliate’s right to terminate the employment or service of such Participant. The Company expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise, except to the extent otherwise expressly provided in any written employment or similar agreement between the Company and the Participant.
18.    Not Compensation for Benefit Plans
No Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.
19.    Unfunded Status of Awards
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor. Accordingly, with respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan shall give any such Participant any rights

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that are greater than those of a general unsecured creditor of the Company and the Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property. Notwithstanding the foregoing provisions of this Section 19, the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.
20.    Nonexclusivity of the Plan
Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as it may deem desirable, including the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
21.    Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
22.    No Rights to Awards, No Shareholder Rights
No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. Unless otherwise expressly provided herein, no Award shall confer on any Participant any rights to dividends or other rights of a shareholder with respect to Shares subject to an Award unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award and, if applicable, the satisfaction of any other conditions imposed by the Committee pursuant to the Plan.
23.    Fractional Shares
(a)    Notwithstanding the provisions of Section 23(b) hereof in connection with Fractional Share Interest transactions facilitated by the Company’s designated Plan broker, no fractional Shares shall be issued by the Company and in no event shall certificates representing fractional Shares be delivered to a Participant under any circumstances. Where the Committee has determined that Fractional Share Interests (as authorized under Section 23(b)) will not be credited to a Participant’s stock account, the Committee shall determine, in its discretion, whether cash, other Awards, scrip certificates (which shall be in a form and have such terms and conditions as the Committee in its discretion shall prescribe) or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
(b)    Awards over Fractional Share Interests may be granted and Fractional Share Interests may be credited to a Participant’s stock account through an arrangement facilitated by the Company’s designated Plan broker if and to the extent determined by the Committee. To the extent the Committee has determined that Fractional Share Interests may be granted and/or credited to a Participant’s stock account pursuant to this Section 23(b), the terms of the Award providing for the issuance of Fractional Share Interests shall be consistent with the general provisions applicable to an Award as set forth herein, and the Award Agreement evidencing such Award shall specify the rights the Participant shall have as a stockholder with respect to Shares underlying the Fractional Share Interests subject to the Award. Without limiting the foregoing and notwithstanding anything to the contrary herein (including Sections 4(e) and 7(c)), the Committee may authorize the withholding of less than a whole Share or of a Fractional Share Interest or the sale of less than a whole Share or of a Fractional Share Interest subject to the Award to satisfy (i) any withholding obligations for Tax-Related Items pursuant to Section 4(e) and/or (ii) the payment of the exercise price of an Option pursuant to Section 7(c) hereof, some of which of the foregoing transactions may result in the crediting of Fractional Share Interests to a Participant’s stock account.
24.    Compliance with Legal and Trading Requirements
The Plan, the granting, exercising and settlement of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and non-U.S. laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Committee shall have the right to require any Participant to comply with timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, in the discretion of the Committee. All certificates for Shares delivered under the Plan pursuant

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to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under Applicable Law, including the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange or market or quotation system upon which the Shares are then listed, traded or quoted, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of Applicable Law, including the U.S. federal securities laws and any other laws to which such offer, if made, would be subject. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market or quotation system listing or registration or qualification of such Shares or other required action under any Applicable Law (including any state, federal or non-U.S. law, rule or regulation as the Company may consider appropriate, the Securities Act and the Exchange Act), and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with Applicable Law. Without limiting the foregoing, the Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Awards granted or the Shares to be purchased or transferred are being acquired for investment and not with a view to their distribution. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or non-U.S. law.
25.    Severability
If any provision of the Plan (including Section 12 of the Plan) is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable law or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan (including the remainder of Section 12 of the Plan, as applicable) shall remain in full force and effect. In addition to the foregoing, any restriction set forth in Section 12 of the Plan is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area or otherwise conflicts with applicable law, it will be interpreted to extend only over the maximum period of time, range of activities or geographic area, or otherwise, as to which it may be enforceable.
26.    Choice of Law
The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles. A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary or Affiliate of the Company or any shareholder or existing or former director, officer or employee of the Company or any Subsidiary or Affiliate of the Company. The individuals and entities described above in this Section 26 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 26.
27.    Conflict
To the extent the provisions of the Plan conflicts with the terms and conditions of any written agreement between the Company and a Participant (including the vesting or settlement of any Awards upon Termination of Service, whether by Change of Control, Disability or any analogous term or otherwise), the terms and conditions of such agreement shall be deemed to control.
28.    Effectiveness of the Plan; Term
Subject to the approval of the shareholders of the Company, the Plan shall be effective on August 20, 2025 (the “Effective Date”). The Plan shall continue in effect until August 19, 2035 unless sooner terminated under Section 15 of the Plan.
29.    Section 409A and 457A of the Code; Tax Favorable Treatment
(a)    Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, to the extent that the Committee determines that any Award granted to a U.S. taxpayer under the Plan is subject to Section 409A or 457A of the Code, it is the intent of the parties to the applicable Award Agreement that such Award Agreement incorporate the terms and conditions necessary to avoid adverse tax consequences under Section 409A or Section 457A, as applicable, of the Code and that such Award

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Agreement and the terms of the Plan as applicable to such Award be interpreted and construed in compliance with Section 409A and 457A of the Code and the Treasury regulations and other interpretive guidance issued thereunder.
(b)    Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Committee determines that the Award may be subject to Section 409A or 457A of the Code and related U.S. Department of Treasury guidance (including such guidance as may be issued after the Effective Date), the Committee may, but shall not be required to, adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Committee determines are necessary or appropriate to (i) exempt the Award from Section 409A or 457A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A or 457A of the Code if compliance is not practical. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith.
(c)    Although the Company may endeavor to (i) qualify an Award for favorable or specific tax treatment under the laws of the U.S. (e.g., Incentive Stock Options under Section 422 of the Code) or jurisdictions outside of the U.S. or (ii) avoid adverse tax treatment (e.g., under Section 409A or 457A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including this Section 29 hereof. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan. Nothing in the Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate or Subsidiary based on matters covered by Section 409A or 457A of the Code, including the tax treatment of any Awards, and neither the Company nor any Affiliate or Subsidiary will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code or exempt from Section 457A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
30.    Notices
All notices or other communications by a Participant to the Committee, the Board or the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof. Notwithstanding anything to the contrary contained in the Plan, notices and other elections under the Plan may be delivered or made electronically, in the discretion of the Committee. In addition, in the discretion of the Committee, Shares otherwise deliverable under the Plan may be delivered or otherwise evidenced through book entry or other electronic format without the need to deliver an actual Share certificate; provided, however, an actual Share certificate shall be delivered if requested by the Participant.
31.    Applicable Policies
    Notwithstanding any other provision of the Plan, an Award Agreement or any other agreement between a Participant, on the one hand, and the Company or its Affiliates, on the other hand, to the contrary, acceptance by any Participant of any Award granted pursuant to the Plan constitutes such Participant’s acknowledgement and agreement that (a) all Awards made pursuant to the Plan (including any Shares issued thereunder, and/or any amount received with respect to any sale of any such Shares) shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with (i) Section 304 of the Sarbanes Oxley Act of 2002, (ii) Rule 10D-1 of the Exchange Act and any rules and/or regulations issued pursuant to the Dodd-Frank Act of 2010, and (iii) any clawback policy in effect, adopted or implemented by the Company from time to time with respect to or pursuant to Sarbanes Oxley Act of 2002, the Exchange Act, Dodd-Frank Act of 2010, any rules and/or regulations issued pursuant to or promulgated thereunder and any rules, standards or regulations of any stock exchange or market or quotation system on which the Shares are traded or applicable to the Company (as such policy may be amended from time to time, the “Clawback Policy”) and (b) all Awards made pursuant to the Plan shall be subject to the Insider Trading Policy of the Company. Acceptance by any Participant of any Award granted pursuant to the Plan constitutes such Participant’s acknowledgement and agreement that to the Company’s and its Affiliates application, implementation and enforcement of (A) the Clawback Policy or any similar policy established by the Company or its Affiliates that may apply to such Participant and (B) any

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provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company and its Affiliates may take such actions as are necessary to effectuate the Clawback Policy, any similar policy (as applicable to such Participant) or applicable law without further consent or action being required by such Participant.
32.    Construction
Unless the context of the Plan otherwise requires (a) words using the singular or plural number also include the plural or singular number, respectively; (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to the entire Plan; (c) the term “Section” refer to the specified Section of the Plan; (d) the word “including” shall mean “including, without limitation” and (e) the word “or” shall be disjunctive but not exclusive. Words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The headings in the Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof. Any reference in the Plan to a provision of law which is later revised, modified, finalized or redesignated, shall automatically be considered a reference to such revised, modified, finalized or redesignated provision of law.

118	Helen of Troy

HELEN OF TROY LIMITED
201 E. MAIN STREET, SUITE 300
EL PASO, TX 79901

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HELEN OF TROY LIMITED

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Timothy F. Meeker	☐	☐	☐
1b. Krista L. Berry	☐	☐	☐
1c. Vincent D. Carson	☐	☐	☐
1d. Thurman K. Case	☐	☐	☐
1e. Tabata L. Gomez	☐	☐	☐
1f. Elena B. Otero	☐	☐	☐
1g. Beryl B. Raff	☐	☐	☐
1h. Darren G. Woody	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To provide advisory approval of the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. To approve the Helen of Troy Limited 2025 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
4. To appoint Grant Thornton LLP as the Company's auditor and independent registered public accounting firm to serve for the 2026 fiscal year and to authorize the Audit Committee of the Board of Directors to set the auditor's remuneration.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2025 Proxy Statement	119

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V56661-P18513

HELEN OF TROY LIMITED
Annual General Meeting of Shareholders
August 20, 2025 11:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby authorizes each of Brian L. Grass and Tessa N. Judge as Proxy with power of substitution, to represent the undersigned at the Annual General Meeting of Shareholders of Helen of Troy Limited (the "Company") to be held virtually at: www.virtualshareholdermeeting.com/HELE2025 on Wednesday, August 20, 2025, at 11:00 A.M., Central Time, and any adjournment thereof, and to vote all the common shares of the Company that the undersigned is entitled to vote on the following matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED NOMINEES IN PROPOSAL 1, AND A VOTE "FOR" PROPOSALS 2, 3 AND 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE LISTED NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Continued and to be signed on reverse side

120	Helen of Troy